  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 14, 2000.


                                                      REGISTRATION NO. 333-90857
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          INTERSIL HOLDING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                3674                               59-3590018
  (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                 (IRS EMPLOYER
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)               IDENTIFICATION NO.)

                            ------------------------


                            7585 IRVINE CENTER DRIVE
                                   SUITE 100
                            IRVINE, CALIFORNIA 92618
                                 (949) 341-7062

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------


                             STEPHEN M. MORAN, ESQ.

                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            7585 IRVINE CENTER DRIVE
                                   SUITE 100
                            IRVINE, CALIFORNIA 92618
                                 (949) 341-7040

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                With a Copy to:

                          CHRISTOPHER G. KARRAS, ESQ.

                                    DECHERT
                            4000 BELL ATLANTIC TOWER
                                1717 ARCH STREET
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 994-4000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    [LOGO]

                                200,000 WARRANTS
              3,703,707 UNDERLYING SHARES OF CLASS A COMMON STOCK

                                       OF

                          INTERSIL HOLDING CORPORATION

                            ------------------------

     We are registering the resale of the warrants and the issuance of underlying shares of Class A Common Stock of Intersil Holding Corporation upon exercise of the warrants by subsequent purchasers of the warrants. The exercise price for the warrants is $0.0015 per share of Class A Common Stock.


     The exercise price and number of shares of Class A Common Stock issuable upon exercise of the warrants are both subject to adjustment. The warrants will expire on August 15, 2009.



     The warrants are not listed or quoted on any national securities exchange or The Nasdaq Stock Market. Our common stock is listed on The Nasdaq Stock Market's National Market under the symbol "ISIL." On September 13, 2000, the reported last sale price of our common stock on The Nasdaq Stock Market's National Market was $49.81 per share.


                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED BY HOLDERS OF THE WARRANTS AND THE CLASS A COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS.

                            ------------------------

     Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


               The date of this prospectus is September 14, 2000.

                               ------------------

                               TABLE OF CONTENTS


                                        Page
                                        ----
INDUSTRY DATA.........................    i
SUMMARY...............................    1
RISK FACTORS..........................    7
FORWARD-LOOKING STATEMENTS............   15
USE OF PROCEEDS.......................   15
DIVIDEND POLICY.......................   15
CAPITALIZATION........................   16
UNAUDITED PRO FORMA COMBINED CONDENSED
  STATEMENT OF OPERATIONS.............   17
SELECTED HISTORICAL FINANCIAL DATA AND
  OTHER DATA..........................   20
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   21
INDUSTRY OVERVIEW.....................   29
BUSINESS..............................   32
THE TRANSACTIONS......................   41
MANAGEMENT............................   44
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS........................   50

                                        Page
                                        ----
OWNERSHIP OF CAPITAL STOCK............   52
DESCRIPTION OF CAPITAL STOCK..........   54
DESCRIPTION OF CERTAIN INDEBTEDNESS...   57
DESCRIPTION OF THE WARRANTS...........   59
UNITED STATES FEDERAL
  INCOME TAX CONSIDERATIONS...........   63
PLAN OF DISTRIBUTION..................   67
SELLING SECURITY HOLDERS..............   68
LEGAL MATTERS.........................   69
EXPERTS...............................   69
WHERE YOU CAN FIND MORE
  INFORMATION.........................   69
INDEX TO FINANCIAL STATEMENTS.........  F-1


                               -----------------------

     You should rely only on the information contained in this document or to which we have referred you in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document.

                                 INDUSTRY DATA


     In this prospectus, we rely on and refer to information regarding the semiconductor market and its segments and competitors from Dataquest, International Data Corporation, Cahners In-Stat Group, Semiconductor Industry Association, Worldwide Semiconductor Trade Statistics, Venture Development Corporation, Johari Associates, market research reports, analyst reports and other publicly available sources. The listed market research firms are not aware of and have not consented to being named in this prospectus. Although we believe that this information is reliable, we have not independently verified the accuracy and completeness of the information.

                                    SUMMARY


     This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes, before making an investment decision.


                                  THE OFFERING


     On August 13, 1999, we issued and sold 200,000 units, each unit consisting of $1,000 principal amount of 13.25% Senior Subordinated Notes of Intersil and a warrant to purchase 18.5185 shares of Class A Common Stock of Intersil Holding. In connection with that sale, we entered into a Warrant Agreement with the United States Trust Company of New York, as Warrant Agent. Pursuant to the Warrant Agreement, we agreed, among other things, to register the resale of the warrants under the Securities Act and the issuance of the Class A Common Stock upon exercise of the warrants.



                                    INTERSIL

     We are a systems oriented designer and manufacturer of analog and digital integrated circuits and discrete semiconductors for the communications and power management end-user markets.



     o Wireless--We are the industry leader in providing wireless local area networking semiconductor sets, which we refer to as our PRISM(R) chip set, based upon data published by Dataquest and Cahners In-Stat Group. The PRISM(R) chip set is our fastest growing product, which has applications in the wireless networking of voice, video and data for business and home and in transmitting data to and from broadband home data gateways to multiple end-user applications. The PRISM(R) chip set is also used to provide wireless connectivity to wired ethernet networks.



     o Analog & Mixed-Signal--Our analog and mixed-signal semiconductors are used in wireless and wired data and voice communications products. Our products include integrated circuits which perform multiple power management tasks, industry standard signal processing products that manage power in desktop and laptop computers and Internet servers, and a portfolio of standard analog products such as analog-to-digital and digital-to-analog converters.

     o Discrete Power--Our discrete semiconductors perform single power management functions such as switching electricity on or off or conditioning power used in communications, computing and automotive applications.



Business Strategy

     We provide systems level solutions for the growing integrated communications semiconductor market. Integrated communications semiconductors enable the convergence of voice, data and video. Within integrated communications, we are focused on several key markets including high data rate wireless connectivity, power management and wireless and wired communications infrastructure. We use our expertise in digital and analog semiconductors and radio and software design to deliver chip sets, components, software and licensable application designs for communications equipment customers. For fiscal year 2000, we allocated about 92% of our research and development investment to the development of products for the integrated communications market.



Sales and Manufacturing

     We currently sell to many industry leaders in our targeted markets including Alcatel, Asustek, Cisco, Compaq, Dell, Ericsson, Hewlett-Packard, Nokia, Siemens, Sony and 3Com. We have been doing business with many of these industry leaders for more than ten years. No single customer represents more than 5% of our total revenues. Our products are sold worldwide with about 49.2%, 22.0% and 28.8% of our revenues for fiscal year 2000 being derived from North America, Europe and Asia/Pacific, respectively. We own wafer fabrication facilities, which we refer to as fabs, that manufacture analog and discrete semiconductors in Florida, Ohio and Pennsylvania. We contract with key suppliers that use sub-micron complementary metal oxide semiconductors, or CMOS, and silicon germanium semiconductor wafer fabrication processes to produce components of our PRISM(R) chip sets.

Recent Developments

     On September 1, 2000, we entered into a binding letter of intent to acquire the capital stock and related securities of SiCOM, Inc. in exchange for about
3.7 million shares of our Class A Common Stock. Based in Scottsdale, Arizona, SiCOM is a fabless communications integrated circuit developer for fixed broadband wireless infrastructure and access solutions. We believe SiCOM modems will enable customers to maximize network capacity while minimizing total system cost. The shareholders of SiCOM will enter into a lock-up agreement which will provide that the shares of our Class A Common Stock held by them may not be disposed of for a period of 180 days after the close of the transaction. To secure us against undisclosed liabilities and breaches of terms of the transaction agreement, ten percent of the shares of Class A Common Stock will be held in escrow for one year after the closing of the purchase. Subject to successful completion of our due diligence, the escrow will be our exclusive remedy for any undisclosed liabilities or breaches of the agreement. Our obligations to consummate the transaction will be subject to reasonably satisfactory completion of our due diligence review of SiCOM, including verification of its significant relationships and technology, compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the satisfaction of other customary conditions. If we do not consummate the purchase through no fault of SiCOM, we will pay to SiCOM cash in an amount equal to 3% of the purchase price. SiCOM's revenue for calendar year 2000 will be less than one percent of our revenue and we do not expect this acquisiton to have a material effect on a pro forma basis on our historical results of operations, exclusive of amortization of goodwill.




     On August 28, 2000 we filed a registration statement on Form S-1 with the Securities and Exchange Commission in connection with a public offering of up to 11,500,000 shares of our Class A Common Stock by us and certain members of our management and other shareholders. On September 5, 2000 and September 14, 2000 we filed amendments to the registration statement. We expect that the registration statement will be declared effective by the Securities and Exchange Commission on September 14, 2000. We intend to use the net proceeds received by us in that offering for general corporate purposes, including expenditures for research and development of new products and sales and marketing efforts. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses or to retire portions of our outstanding debt.



     In May 2000, we acquired No Wires Needed B.V., or NWN, in an all-stock transaction. Based in Bilthoven, The Netherlands, NWN provides high performance wireless-to-broadband access point reference designs. NWN combines the PRISM(R) chip set with its own high data rate digital controller integrated circuit to allow end users to wirelessly connect multiple computers and hand-held or Internet appliances to a wired broadband network. NWN also provides wireless encryption software which enhances the security of a wireless local area network. We believe NWN's high data rate digital controller integrated circuit will enhance the performance of future generations of our PRISM(R) chip set.



     In June 2000, we sold our assembly and test facilities in Malaysia to ChipPAC, Inc. and entered into a multi-year supply agreement with ChipPAC under which the Malaysian facility became our preferred provider of semiconductor assembly and test services.



     Our principal executive office is located at 7585 Irvine Center Drive, Suite 100, Irvine, California 92618, and our telephone number is (949) 341-7062.

                                THE TRANSACTIONS


     Pursuant to the Master Transaction Agreement dated June 2, 1999, among Intersil, us and Harris Corporation, we acquired the semiconductor business of Harris on August 13, 1999. See "The Transactions."

                                  THE OFFERING


WARRANTS:

Issuer............................   Intersil Holding Corporation.

Warrants Offered..................   200,000 warrants which, when exercised, will entitle the
                                     holders to acquire an aggregate of 3,703,707 shares of
                                     Class A Common Stock.

Exercise Price....................   $0.0015 per share of Class A Common Stock.

Exercise..........................   The warrants were exercisable beginning on August 14,
                                     2000 and expire on August 15, 2009.

Expiration........................   August 15, 2009.

Voting Rights.....................   Warrant holders have no voting rights.

Anti-Dilution.....................   The exercise price and number of shares of Class A
                                     Common Stock issued upon exercise of the warrants are
                                     both subject to adjustment in certain cases. See
                                     "Description of the Warrants--Adjustments."

Warrant Shares....................   The warrants entitle the holders to acquire shares of
                                     Class A Common Stock of Intersil Holding. The shares of
                                     Class A Common Stock for which the warrants are
                                     exercisable or which are issued upon exercise of the
                                     warrants are collectively referred to as "Warrant
                                     Shares."


                                  RISK FACTORS

     Investing in the warrants or Warrant Shares involves substantial risks. See the "Risk Factors" section of this prospectus for a description of some of the risks you should carefully consider before investing in the warrants or Warrant Shares.

                  SUMMARY HISTORICAL, PRO FORMA AND OTHER DATA

     We were formed on August 13, 1999 through a series of transactions in which we and our wholly-owned subsidiary, Intersil, acquired the semiconductor business of Harris Corporation, or Harris. Our financial statements include the results of operations of our predecessor. Our acquisition of the semiconductor business of Harris was accounted for using the purchase method of accounting. As a result, our results of operations for periods subsequent to the acquisition are not comparable to the results of operations for periods prior to the acquisition.



     The following summary historical financial data for the fiscal years ended July 3, 1998 and July 2, 1999 for Intersil Holding were derived from our predecessor's audited consolidated financial statements included elsewhere in this prospectus, except for revenue categorized by product line (Analog & Mixed-Signal, Discrete Power and Wireless), which were derived from our predecessor's books and records. The summary historical combined financial data for the fiscal year ended June 30, 2000 (six weeks ended August 13, 1999 (Predecessor) and 46 weeks ended June 30, 2000 (Successor)) have been derived from our predecessor's audited consolidated financial statements and from our audited consolidated financial statements included elsewhere in this prospectus. The summary pro forma financial information for the combined fiscal year ended June 30, 2000 (six weeks ended August 13, 1999 (Predecessor) and 46 weeks ended June 30, 2000 (Successor)) were derived from our pro forma unaudited consolidated financial statements included elsewhere in this prospectus. The pro forma adjustments give effect to the acquisition of the semiconductor business of Harris and to our subsequent initial public offering as if they had occurred on July 3, 1999.



     During the predecessor period covered by our consolidated financial statements, our activities were conducted as part of Harris' overall operations. Accordingly, our consolidated financial statements contain various allocations for costs and expenses attributable to services provided by Harris. Therefore, the Consolidated Statement of Operations may not be indicative of the results of operations that would have resulted if we had operated on a stand-alone basis.



     Since the information in the tables below is a summary, you should read the following tables in conjunction with other information contained under the captions "Unaudited Pro Forma Combined Condensed Financial Statements," "Capitalization," "Selected Historical Financial Data and Other Data," "Forward-Looking Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with our financial statements and related notes and other financial information contained elsewhere in this prospectus.

                                                         PREDECESSOR                            SUCCESSOR
                                                 ---------------------------         -------------------------------
                                                      FISCAL YEAR ENDED              FISCAL YEAR ENDED JUNE 30, 2000
                                                 ---------------------------         -------------------------------
                                                 JULY 3, 1998   JULY 2, 1999           COMBINED       PRO FORMA(1)
                                                 ------------   ------------         ------------   ----------------
                                                               (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Analog & Mixed-Signa.........................     $390.4         $352.8               $396.8           $396.8
  Discrete Power...............................      176.4          161.6                205.9            205.9
  Wireless.....................................       10.0           18.3                 51.5             51.5
                                                    ------         ------               ------           ------
Total revenue..................................     $576.8         $532.7               $654.2           $654.2
                                                    ======         ======               ======           ======

Gross margin...................................     $207.5         $182.9               $262.0           $263.7
Research and development.......................       75.1           67.0                 78.0             78.0
Selling, general and administrative............       98.2           84.0                108.1            108.4
Harris corporate expense allocation............       10.0            9.3                  1.2               --
Intangible amortization........................        2.3            2.4                 11.0             12.2
In-process research and development............         --             --                 20.2             20.2
Other..........................................         --             --                  1.2              1.2
                                                    ------         ------               ------           ------
Operating income...............................       21.9           20.2                 42.3             43.7
Loss on sale of Malaysian operation............         --             --                 24.8             24.8
Interest, net..................................       (0.9)          (1.2)                38.1             13.3
                                                    ------         ------               ------           ------
Income (loss) before income taxes and
  extraordinary item...........................       22.8           21.4                (20.6)             5.6
Income taxes (benefit).........................        9.9           (6.0)                (0.4)             2.2
                                                    ------         ------               ------           ------
Net income (loss) before extraordinary item....       12.9           27.4                (20.2)             3.4
Extraordinary item--loss on extinguishment of
  debt, net of tax effect......................         --             --                (25.5)              --
                                                    ------         ------               ------           ------
Net income (loss)..............................       12.9           27.4                (45.7)             3.4
Preferred dividends............................         --             --                  5.4               --
                                                    ------         ------               ------           ------
Net income (loss) to common shareholders.......     $ 12.9         $ 27.4               $(51.1)          $  3.4
                                                    ======         ======               ======           ======
BASIC AND DILUTED NET INCOME (LOSS) PER COMMON
  SHARE(2):
  Income (loss) before extraordinary item...................................            $(0.34)          $ 0.03
  Extraordinary item........................................................             (0.33)              --
                                                                                        ------           ------
  Net income (loss).........................................................            $(0.67)          $ 0.03
                                                                                        ======           ======

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING(2):
  Basic.....................................................................              76.7             98.5
  Diluted...................................................................              76.7            101.8

SUPPLEMENTAL DATA:
Depreciation...................................     $ 65.0         $ 78.2               $ 59.3           $ 57.6
Capital expenditures...........................       90.2           38.6                 40.7             40.7

                                                                          AS OF
                                                                      JUNE 30, 2000
                                                               ---------------------------
                                                                                   AS
                                                                  ACTUAL       ADJUSTED(2)
                                                               -------------   -----------
                                                                      (IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................      $211.9         $211.9
Total assets................................................       933.9          933.9
Long-term debt, including current portion...................       116.6          116.6
Total shareholders' equity..................................       679.0          679.0


------------------


(1) The pro forma information presented is a summary only and should be read in conjunction with "Unaudited Pro Forma Combined Condensed Financial Statements" included elsewhere in the prospectus. The pro forma adjustments give effect to the acquisition of the semiconductor business of Harris and to our subsequent initial public offering as if they had occurred on July 3, 1999.



(2) Gives effect to the issuance of 3,703,707 shares at a price per share of $0.0015 pursuant to the exercise of the warrants.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not now known to us or that we currently deem immaterial may also impair our business operations.

ABSENCE OF PUBLIC MARKET FOR THE WARRANTS--NO ASSURANCE CAN BE GIVEN AS TO THE LIQUIDITY OF ANY TRADING MARKET FOR THE WARRANTS.

     The warrants are eligible for trading in the PORTAL Market, a screen-based market operated by the National Association of Securities Dealers. The PORTAL market is limited to qualified institutional investors as defined by Rule 144A of the Securities Act of 1933.


     There can be no assurance regarding the future development of a market for the warrants, the ability of the holders of the warrants to sell these securities, or the price at which these holders may be able to sell these securities. If such a market were to develop, the warrants could trade at prices that may be higher or lower than the price paid by selling holders. Future trading prices of the warrants will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. The initial purchasers have advised Intersil Holding that they intend to make a market in the warrants, subject to the limits imposed by the Securities Act and the Exchange Act and subject to any limits imposed during the pendency of any registration statement or shelf registration statement filed under the Securities Act; however, the initial purchasers are not obligated to do so, and may discontinue this market-making at any time without notice. Therefore, no assurance can be given as to the liquidity of any trading market for the warrants or that an active market for the warrants will develop.


FLUCTUATION OF OPERATING RESULTS--OUR FUTURE OPERATING RESULTS ARE LIKELY TO FLUCTUATE AND THEREFORE MAY FAIL TO MEET EXPECTATIONS WHICH COULD CAUSE THE PRICE OF THE WARRANTS OR WARRANT SHARES TO DECLINE.

     Our operating results have varied widely in the past and are likely to do so in the future. In addition, our operating results may not follow any past trends. Our future operating results will depend on many factors and may fail to meet our expectations for a number of reasons, including those set forth in these risk factors. Any failure to meet expectations could cause the price of the warrants or Warrant Shares to significantly fluctuate or decline.

     Factors that could cause our operating results to fluctuate that relate to our internal operations include:

     o the need for continual, rapid new product introductions;

     o changes in our product mix;

     o our inability to adjust our fixed costs in the face of any declines in sales; and

     o the availability of production capacity and fluctuations in the manufacturing yields at our facilities.

     Factors that could cause our operating results to fluctuate that depend on our suppliers and customers include:

     o the timing of significant product orders, order cancellations and reschedulings;

     o the availability of production capacity and fluctuations in the manufacturing yields at third parties' facilities that manufacture our devices; and

     o the cost of raw materials and manufacturing services from our suppliers.


     Factors that could cause our operating results to fluctuate that relate to our industry include:


     o the cyclical nature of the semiconductor industry;


     o the new and evolving nature of the wireless local area network market and the possibility that wireless local area network technology may not be adopted on a widespread basis or may be replaced by a competing technology; and

     o intense competitive pricing pressures.

CYCLICAL INDUSTRY--DOWNTURNS IN THE BUSINESS CYCLE COULD REDUCE THE REVENUES AND PROFITABILITY OF OUR BUSINESS.

     The semiconductor industry is highly cyclical. In 1998, the semiconductor industry experienced a downturn. Our markets may experience other, possibly more severe and prolonged, downturns in the future. We may also experience significant changes in our operating profit margins as a result of variations in sales, changes in product mix, price competition for orders and costs associated with the introduction of new products.


     The markets for our products depend on continued demand for integrated communications, industrial, automotive and consumer electronics products. There can be no assurance that these end-user markets will not experience changes in demand that will adversely affect our business, financial conditions or results of operations.


NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE--OUR INABILITY TO INTRODUCE NEW PRODUCTS COULD RESULT IN DECREASED REVENUES AND LOSS OF MARKET SHARE TO COMPETITORS; NEW TECHNOLOGIES COULD ALSO REDUCE THE DEMAND FOR OUR PRODUCTS.


     Rapidly changing technology and industry standards, along with frequent new product introductions, characterize the semiconductor industry. Our success in our markets depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. There can be no assurance that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner or that products or technologies developed by others will not render our products or technologies obsolete or noncompetitive. A fundamental shift in technology in our product markets could have a material adverse effect on us.



DEPENDENCE ON SOURCES OF SUPPLY--PRODUCTION TIME AND THE COST OF OUR PRODUCTS COULD INCREASE IF WE WERE TO LOSE ONE OF OUR LIMITED NUMBER OF SUPPLIERS OR IF ONE OF THOSE SUPPLIERS INCREASED THE PRICES OF RAW MATERIALS.



     Our operating results could be adversely affected if we were unable to obtain adequate supplies of raw materials in a timely manner or if the costs of raw materials increased significantly. Our manufacturing operations depend upon obtaining adequate supplies of raw materials on a timely basis. We purchase raw materials, such as silicon wafers, from a limited number of suppliers on a just-in-time basis. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors.



DEPENDENCE ON OUTSIDE FOUNDRIES--BECAUSE WE DEPEND ON THIRD PARTY FOUNDRIES TO MANUFACTURE, ASSEMBLE AND TEST SOME OF OUR PRODUCTS, WE MAY EXPERIENCE DELAYS BEYOND OUR CONTROL IN DELIVERING THOSE PRODUCTS TO OUR CUSTOMERS.



     We use outside wafer fabrication foundries for the manufacture of device types where we do not have the necessary technologies resident in house. We also use advanced manufacturing processes of outside foundries for certain components of our PRISM(R) products. We intend to continue to rely on third party foundries and other specialist suppliers for some of our manufacturing requirements and most of our assembly and testing requirements. However, these third party foundries are not obligated to supply products to us for any specific period, in any specific quantity or at any specific price, except with respect to a five-year supply agreement with ChipPAC for test and assembly services and as may be provided in a particular purchase order that has been accepted by one of them. As a result, we cannot directly control semiconductor delivery schedules, which could lead to product shortages, quality assurance problems and increases in the cost of our products. We may experience delays in the future and we cannot be sure that we will be able to obtain semiconductors within the time frames and in the volumes required by us at an affordable cost or at all. Any disruption in the availability of semiconductors or any problems associated with the delivery, quality or cost of the fabrication, assembly and testing of our products could significantly hinder our ability to deliver our products to our customers and may result in a decrease in sales of our products. If the third party foundries we currently use are unable to provide our products, we may be required to seek new foundries, and we cannot be certain that their services will be available at favorable terms or that sufficient capacity will be available.



     In addition, the manufacture of our products is a highly complex and precise process, requiring production in a highly controlled environment. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by a third party foundry could adversely affect the foundry's ability to achieve acceptable manufacturing yields and product reliability. If the third party foundries we currently use do not achieve adequate yields or product reliability, our customer relationships could suffer. This could ultimately lead to a loss of sales of our products and have a negative effect on our business, financial condition or results of operations.



DEPENDENCE ON CHIPPAC--BECAUSE WE DEPEND ON CHIPPAC TO PROVIDE US WITH ASSEMBLY AND TEST SERVICES, WE MAY BE ADVERSELY AFFECTED IF CHIPPAC FAILS TO PERFORM ADEQUATELY.

     We depend on ChipPAC for the assembly and testing of most of our semiconductors. In connection with the sale of our assembly and test facilities in Malaysia to ChipPAC, we entered into a five-year supply agreement with ChipPAC under which the Malaysian facility became our preferred provider of semiconductor assembly and test services. Any disruption in the availability of semiconductors associated with the assembly and testing of our products by ChipPAC could significantly hinder our ability to deliver our products to our customers and may result in a decrease in sales of our products. In addition, our business, financial condition or results of operations could be adversely affected if ChipPAC is unable to obtain adequate supplies of raw materials in a timely manner or if ChipPAC's costs of raw materials increase significantly. See "Certain Relationships and Related Transactions."



MANUFACTURING RISKS--DELAYS IN PRODUCTION AT NEW FACILITIES, IN IMPLEMENTING NEW PRODUCTION TECHNIQUES OR IN CURING PROBLEMS ASSOCIATED WITH TECHNICAL EQUIPMENT MALFUNCTIONS MAY LOWER YIELDS AND REDUCE OUR REVENUES.



     Our manufacturing processes are highly complex, require advanced and costly equipment and are continuously being modified in an effort to improve yields and product performance. Impurities or other difficulties in the manufacturing process can lower yields. Our manufacturing efficiency will be an important factor in our future profitability and we cannot assure you that we will be able to maintain our manufacturing efficiency or increase manufacturing efficiency to the same extent as our competitors.



     In addition, as is common in the semiconductor industry, we have from time to time experienced difficulty in beginning production at new facilities or in effecting transitions to new manufacturing processes. As a consequence, we have suffered delays in product deliveries and reduced yields. We may experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, construction delays, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Our operating results could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if revenues do not increase proportionately.



CONTROLLING SHAREHOLDERS--A LIMITED NUMBER OF PERSONS INDIRECTLY CONTROL US AND MAY EXERCISE THEIR CONTROL IN A MANNER ADVERSE TO YOUR INTERESTS.

     As of June 30, 2000, Sterling Holding Company, LLC, or Sterling, and some of our key employees owned about 40% of the outstanding Class A Common Stock, our only class of voting stock, and about 91% of the outstanding Class B Common Stock, which is convertible into shares of Class A Common Stock on a one-for-one basis. By virtue of this stock ownership, they have the power to direct our affairs and will be able to determine the outcome of all matters required to be submitted to shareholders for approval, including the election of a majority of our directors, any merger, consolidation or sale of all or substantially all of our assets, and the amendment of our Restated Certificate of Incorporation. Sterling also has a significant equity investment in Fairchild Semiconductor, one of our competitors. An affiliate of Sterling is a principal shareholder of ChipPAC. Because a limited number of persons control us, transactions could be difficult or impossible to complete without the support of those persons. It is possible that these persons will exercise control over us in a manner adverse to your interests. See "Ownership of Capital Stock."



COMPETITION--OUR BUSINESS IS VERY COMPETITIVE, AND INCREASED COMPETITION COULD REDUCE GROSS MARGINS AND THE VALUE OF AN INVESTMENT IN OUR COMPANY.

     The semiconductor industry, and the semiconductor product markets specifically, are highly competitive. Competition is based on price, product performance, quality, reliability and customer service. The gross margins realizable in our markets can differ across regions, depending on the economic strength of end-product markets in those regions. Even in strong markets, price pressures may emerge as competitors attempt to gain more market share by lowering prices. Competition in the various markets in which we participate comes from companies of various sizes, many of which are larger and have greater financial and other resources than we have and thus can better withstand adverse economic or market conditions. Competitors include manufacturers of standard semiconductors, application-specific integrated circuits and fully customized integrated circuits, as well as customers who develop their own integrated circuit products. In addition, companies not currently in direct competition with us may introduce competing products in the future.



RESTRICTIONS AND COVENANTS IN OUR DEBT INSTRUMENTS--RESTRICTIONS IMPOSED BY OUR SENIOR CREDIT FACILITIES AND THE INDENTURE GOVERNING THE 13.25% SENIOR SUBORDINATED NOTES DUE 2009 LIMIT OUR ABILITY TO ENGAGE IN OR ENTER INTO BUSINESS, OPERATING AND FINANCING ARRANGEMENTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO TAKE ADVANTAGE OF POTENTIALLY PROFITABLE BUSINESS OPPORTUNITIES.

     The operating and financial restrictions and covenants in our debt instruments, including the senior credit facilities and the indenture governing the 13.25% Senior Subordinated Notes due 2009, or the Notes, may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest.



     Intersil's senior credit facilities require it to maintain certain financial ratios which become more restrictive over time. Intersil's ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or Intersil's inability to comply with the required financial ratios could result in a default under Intersil's senior credit facilities. In the event of any of these defaults, the lenders under Intersil's senior credit facilities could elect to declare all borrowings outstanding, together with accrued interest and other fees, to be due and payable, to require us to apply all of Intersil's available cash to repay these borrowings or to prevent Intersil from making debt service payments on the Notes, any of which would be an event of default under the Notes. The indenture governing the Notes restricts, among other things, the incurrence of additional debt, the payment of dividends on the Class A Common Stock and other capital stock of Intersil, investments, sales of assets and certain consolidations, mergers and transfers of assets. See "Description of Certain Indebtedness."



HOLDING COMPANY STRUCTURE--AS A HOLDING COMPANY, WE ARE TOTALLY DEPENDENT ON DIVIDENDS FROM OUR OPERATING SUBSIDIARIES TO MEET OUR DEBT OBLIGATIONS OR, SHOULD WE SO CHOOSE, PAY DIVIDENDS. TO THE EXTENT WE DO NOT RECEIVE DIVIDENDS FROM INTERSIL, WE COULD HAVE DIFFICULTY SATISFYING OUR OBLIGATIONS.

     We are a holding company whose only material asset is the capital stock of Intersil. We conduct no business (other than in connection with our ownership of the capital stock of Intersil and certain other administrative obligations), and depend on distributions from Intersil to meet our obligations. Because of Intersil's ability to incur substantial indebtedness and our dependence upon the operating performance of Intersil to generate distributions to us, there can be no assurance that any of these distributions will be adequate to fund our obligations when due. In addition, the senior credit facilities, the Notes and applicable Federal and state law impose restrictions on the payment of dividends and the making of loans by Intersil to us. As a result of the foregoing restrictions, we may be required to:



o refinance our indebtedness;

o seek additional debt or equity financing;

     o cause Intersil to refinance all or a portion of its indebtedness with indebtedness containing covenants allowing us to gain access to Intersil's cash flow or assets;



     o cause Intersil to obtain modifications of the covenants restricting our access to cash flow or assets of Intersil contained in Intersil's financing documents, including, without limitation, the senior credit facilities and the indenture governing the Notes;



     o merge Intersil with us, which merger would be subject to compliance with applicable debt covenants and the consents of certain lenders; or




     o pursue a combination of the foregoing actions.



     The measures we may undertake to gain access to sufficient cash flow to meet our future debt service requirements will depend on general economic and financial market conditions, as well as our financial condition and the financial condition of Intersil and other relevant factors existing at the time. No assurance can be given that any of the foregoing measures can be accomplished, and the failure to do so could have a material adverse effect on the value of the Class A Common Stock.



CURRENCY EXCHANGE RATE FLUCTUATIONS--FLUCTUATIONS IN THE EXCHANGE RATE OF THE U.S. DOLLAR AND FOREIGN CURRENCIES COULD INCREASE OPERATING EXPENSES AND NEGATIVELY AFFECT OUR FINANCIAL PERFORMANCE AND RESULTS OF OPERATIONS.



     While we and our subsidiaries transact business primarily in U.S. dollars and most of our revenues are denominated in U.S. dollars, a portion of our costs and revenues is denominated in other currencies, such as the Euro and the Japanese Yen. As a result, changes in the exchange rates of these currencies or any other applicable currencies to the U.S. dollar will affect our costs of goods sold and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. From time to time, we have engaged in, and may continue to engage in, exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. However, any hedging technique that we may implement may not be effective or may result in foreign exchange hedging losses. In the past, we have incurred foreign exchange hedging losses, including $13.3 million during fiscal year 1998 and $11.4 million during fiscal year 1999. In fiscal year 2000, foreign exchange hedging resulted in a gain of $3.9 million.



RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS--OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISKS NOT FACED BY DOMESTIC COMPETITORS WHICH INCLUDE UNFAVORABLE POLITICAL, REGULATORY, LABOR AND TAX CONDITIONS IN OTHER COUNTRIES.



     We cannot be certain to what extent our future operations and earnings may be adversely affected by the risks related to, or any other problems arising from, operating in international markets. We generate approximately one-half of our revenue from outside the United States. Risks inherent in doing business on an international level include:




     o economic and political instability;

     o trade restrictions;

     o foreign currency fluctuations; and

     o unexpected changes in the laws and policies of the United States and of the countries in which we manufacture and sell our products.



DEPENDENCE ON INTELLECTUAL PROPERTY--WE USE A SIGNIFICANT AMOUNT OF INTELLECTUAL PROPERTY IN OUR BUSINESS. IF WE ARE UNABLE TO PROTECT THIS INTELLECTUAL PROPERTY, WE COULD LOSE OUR RIGHT TO EXCLUSIVE USE OF KEY TECHNOLOGY, RESULTING IN DECREASED REVENUES.



     Our future success and competitive position depend in part upon our ability to obtain and maintain proprietary technology used in our principal products. We rely on intellectual property rights, including, but not limited to, rights existing under patent, trade secret, trademark, maskwork and copyright law, to protect this technology. Some of our technology is not covered by any patent or patent application, and there are risks that:



     o some of the approximately 1,250 patents that we own and other patents that we license from Harris may be invalidated, circumvented, challenged or licensed to others;

     o the license rights granted by Harris, or the patents that we own, will not provide competitive advantages to us; or

     o some of our pending or future patent applications will not be issued within the scope of the claims sought by us, if at all.



Further, others may develop technologies that are similar or superior to our technology, duplicate our technology or design around our patents. In addition, effective patent, trademark, copyright, maskwork and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.



     We also seek to protect our proprietary technology, including technology that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our collaborators, advisors, employees and consultants. There can be no assurance that these agreements will not be breached or that we will have adequate remedies for any breach.



     Some of our current licenses to use others' technology are scheduled to expire periodically over the next several years, unless extended. In particular, we have access to a portfolio of patents under cross-license agreements that begin to expire in December of the year 2000. We will need to negotiate renewals of these agreements or obtain the technology from alternative sources. There is no guarantee that we will be able to obtain renewals on substantially similar terms as those that currently exist.



DEPENDENCE ON INTELLECTUAL PROPERTY ACQUIRED FROM HARRIS--WE HAVE ACQUIRED SUBSTANTIALLY ALL OF OUR INTELLECTUAL PROPERTY FROM HARRIS. TO THE EXTENT OUR USE OF THIS INTELLECTUAL PROPERTY INFRINGES THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WE MAY BE REQUIRED TO CEASE OUR USE OR SALE OF AFFECTED PRODUCTS.



     Under our intellectual property agreement with Harris, Harris has limited, royalty-free, worldwide, nonexclusive license rights (without right to sublicense) to some of our technology. Under our patent assignment and services agreements with Harris, Harris will retain the ownership and rights to certain patents until August 13, 2002 after which time the patents will be assigned to us, provided the patents are not the subject of litigation at that time, and with the provision that any binding obligations on third parties to make royalty or other payments respecting the patents will be retained by Harris. Furthermore, the license agreements under which third parties are licensed to use our intellectual property (or intellectual property that is assigned to us) and under which Harris is cross-licensed to the third party's intellectual property, may not be assignable to us. For this situation, Harris agreed to partially indemnify us for limited periods in limited situations against claims that our activities infringe upon the intellectual property rights of others. The extent and duration of this indemnification may be insufficient to shield us from the need to make monetary payments to third parties or to facilitate the continued manufacture, use or sale of some affected products.



INTELLECTUAL PROPERTY UPON WHICH WE RELY MAY INFRINGE ON OTHER PARTIES' INTELLECTUAL PROPERTY RIGHTS--WE MAY HAVE TO PAY OTHERS FOR INFRINGING THEIR INTELLECTUAL PROPERTY RIGHTS OR DEFEND OURSELVES IN A LITIGATION, RESULTING IN SIGNIFICANT EXPENSE TO US.



     Vigorous protection and pursuit of intellectual property rights or positions characterize the semiconductor industry. This vigor and pursuit have resulted in significant and often protracted and expensive litigation. We may from time to time be notified of claims that we may be infringing third party patents or other intellectual property rights. A countersuit has been brought against Harris by Ericsson, one of its competitors and one of our customers, alleging infringement by Harris of four of Ericsson's patents relating to telephone subscriber line interface circuits. We have been joined as a defendent in this action. Because this litigation was filed prior to our acquisition of the semiconductor business of Harris, we believe our liability from this litigation, if any, is covered by Harris' agreement to provide us with limited indemnities. We do not believe that this litigation will have a material adverse effect on our business, financial condition or results of operations. It is still possible, however, that this litigation will be resolved in a manner that is materially adverse to us.



     If necessary or desirable, we may, from time to time, seek licenses to patents or other intellectual property rights. However, we cannot be certain that we will obtain these licenses or that the terms of any offered licenses will be acceptable to us, and the acquisition of any license could require expenditure of substantial time and other resources. Furthermore, some licenses or other rights to intellectual property of third parties that we use, such as software, may not be freely assignable by Harris to us. Our failure to obtain a license from a third party for technology we use could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or our use of processes requiring the technology. Litigation could result in significant expense to us, adversely affecting sales of the challenged product or technology and diverting the efforts of our technical and management personnel, whether or not the litigation is determined in our favor. In the event of an adverse outcome in any litigation, we may be required to:



     o pay substantial damages and incur significant attorneys' fees;

     o cease the manufacture, use, sale or importation of infringing products;

     o expend significant resources to develop or acquire non-infringing technology;

     o discontinue the use of some processes; or

     o obtain licenses to intellectual property covering the infringing technology.



ADDITIONAL BORROWINGS AVAILABLE--WE AND OUR SUBSIDIARIES WILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT, WHICH COULD FURTHER EXACERBATE THE RISKS DESCRIBED BELOW.


     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the Notes contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. As of June 30, 2000, Intersil's senior credit facilities provided for additional borrowings of up to $70.0 million, all of which would be permitted under the indenture governing the Notes. To the extent new debt is added to our and our subsidiaries' currently anticipated debt levels, it could:


     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     o increase our vulnerability to adverse general economic or industry conditions;

     o limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

     o prevent us from raising the funds necessary to repurchase all the Notes tendered to us upon the occurrence of certain changes of control in our ownership, which would constitute a default under the indenture governing the Notes; and

     o place us at a competitive disadvantage compared to our competitors that have less debt.


     See "Capitalization," "Selected Historical Financial Data and Other Data" and "Description of Certain Indebtedness."



RISKS RELATING TO FUTURE ACQUISITIONS--WE MAY NOT BE ABLE TO CONSUMMATE FUTURE ACQUISITIONS, AND THOSE ACQUISITIONS WHICH WE DO COMPLETE MAY BE DIFFICULT TO INTEGRATE AND RESULT IN INCREASED DEBT AND LIABILITIES.



     We plan to pursue acquisitions of related businesses in the near future, including the acquisition of SiCOM discussed elsewhere in this prospectus. We might not be able to consummate acquisitions, or, if we complete any acquisition, we may not realize any of the benefits anticipated from these acquisitions. Financing for acquisitions may not be available and, depending on the terms of these acquisitions, financing could be restricted by the terms of our senior credit facilities and the indenture governing the Notes. The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Possible future acquisitions could result in the incurrence of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our business, financial condition or results of operations.



     We have entered into a letter of intent to acquire SiCOM. Because of the preliminary nature of this agreement, we cannot assure you that this transaction will be completed or will be completed on the terms described in this prospectus. We may be unable or choose not to enter into a definitive agreement regarding this acquisition or, if such a definitive agreement is reached, may not be able to satisfy the various conditions that such an agreement will likely contain.



ENVIRONMENTAL LIABILITIES AND OTHER GOVERNMENTAL REGULATIONS--REGULATORY MATTERS COULD FORCE US TO EXPEND SIGNIFICANT CAPITAL AND INCUR SUBSTANTIAL COSTS.



     We are subject to various environmental laws relating to the management, disposal and remediation of hazardous materials and the discharge of pollutants into the environment. We are also subject to laws relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous substances. Harris agreed to indemnify us for substantially all environmental liabilities in excess of financial reserve amounts related to events or activities occurring before our acquisition of the semiconductor business. The nature of our ongoing operations exposes us to the risk of liabilities with respect to environmental matters, including those relating to the on- and off-site disposal and release of hazardous materials, and there can be no assurance that material costs will not be incurred in connection with such liabilities.



     Based on our experience, we believe that the future cost of compliance with existing environmental and health and safety laws (and liability for known environmental conditions even without the Harris indemnity) will not have a material adverse effect on our business, financial condition or results of operations. However, we cannot predict:




     o what environmental or health and safety legislation or regulations will be enacted in the future;

     o how existing or future laws or regulations will be enforced, administered or interpreted; or

     o the amount of future expenditures which may be required to comply with these environmental or health and safety laws or to respond to future cleanup matters or other environmental claims.




     See "Business--Environmental Matters."



RISKS RELATING TO FUTURE SALES OF OUR SHARES--ALL OF OUR OUTSTANDING SHARES OF COMMON STOCK MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE, AND FUTURE SALES OF THOSE SHARES COULD DEPRESS THE MARKET PRICE OF OUR CLASS A COMMON STOCK.



     Our directors, executive officers and various shareholders, have entered into lock-up agreements which generally provide that these holders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 90 days after consummation of the contemplated secondary offering of our Class A Common Stock without the prior written consent of Credit Suisse First Boston Corporation. In addition, certain shareholders who received our common stock in the acquisition of NWN have entered into lock-up agreements which restrict the disposition of 131,844 and 79,106 shares of common stock prior to August 23, 2001 and August 23, 2002, respectively.



     Beginning August 14, 2000, some of our existing shareholders have the right to cause us to register the sale of their shares under the Securities Act and some other current shareholders may have the right to cause us to register their shares for resale if we choose to file a registration statement. Registration of the sale of these shares of our common stock would permit their sale into the market without regard to the legal restrictions on transfer mentioned above. If our existing shareholders sell a large number of shares, the market price of the Class A Common Stock could decline, as these sales may be viewed by the public as an indication of an upcoming or recently occurring shortfall in our financial performance. Moreover, the perception in the public market that these shareholders might sell shares of Class A Common Stock could depress the market price of the Class A Common Stock.



     We filed a registration statement with the Securities and Exchange Commission on April 18, 2000 under which we registered 4,000,000 shares of our Class A Common Stock for issuance in connection with future acquisitions. As of June 30, 2000, we had issued 3,026,559 shares of Class A Common Stock under this registration statement in connection with our acquisition of NWN and also issued immediately exercisable options to acquire 323,493 shares of our common stock. The issuance of shares upon exercise of these options is registered under a registration statement. Any shares issued pursuant to this registration statement will be freely tradeable without restriction under the Securities Act and will result in dilution to our existing shareholders.

                           FORWARD-LOOKING STATEMENTS


     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.


     These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other sections of this prospectus.

     These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. These factors include, but are not limited to, the following: changes in general economic and business conditions; changes in current pricing levels; changes in political, social and economic conditions and local regulations; changes in technology and the development of new technology; foreign currency fluctuations; reductions in sales to any significant customers; changes in sales mix; industry capacity; competition; disruptions of established supply channels; manufacturing capacity constraints; and the availability, terms and deployment of capital. Our risks are more specifically described in the "Risk Factors" section of this prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

     We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

                                USE OF PROCEEDS


     Intersil used the gross proceeds from the sale of the 200,000 units, each consisting of $1,000 principal amount of 13.25% Senior Subordinated Notes of Intersil and one warrant, together with the $220.0 million from borrowing by Intersil under the senior credit facilities, and a $120.0 million cash equity contribution by us to Intersil as follows: (i) approximately $520.0 million to pay for the purchase price of the semiconductor business and (ii) $20.0 million to pay fees and expenses relating to the acquisition, the financing in connection with the acquisition and the application of the proceeds of the financing. See "The Transactions"


     Upon any exercise of the warrants, we will receive the exercise price of $.0015 per warrant share.



                                DIVIDEND POLICY

     We have never paid a cash dividend and do not anticipate declaring or paying any cash dividends on shares of our common stock in the foreseeable future. In addition, any determination to declare and pay dividends will be made by our board of directors in light of our earnings, financial position, capital requirements, contractual limitations contained in our debt instruments and such other factors as the board of directors deems relevant. See "Description of Certain Indebtedness" and "Description of Capital Stock."

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000 on an actual basis. This table should be read in conjunction with "Unaudited Pro Forma Combined Condensed Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements included elsewhere in this prospectus.



                                                                                         AS OF
                                                                                     JUNE 30, 2000
                                                                            -------------------------------
                                                                               ACTUAL        AS ADJUSTED(2)
                                                                            -------------    --------------
                                                                                     (IN MILLIONS)
Cash and cash equivalents................................................      $ 211.9           $211.9
                                                                               =======           ======
Long-term debt, including current portion:
  Senior Credit Facilities:
     Revolving Credit Facility(1)........................................      $    --           $   --
  13.25% Senior Subordinated Notes due 2009..............................        112.4            112.4
     Other...............................................................          4.2              4.2
                                                                               -------           ------
          Total long-term debt...........................................        116.6            116.6
Shareholders' equity:
  Common stock...........................................................          0.9              1.0
  Additional paid-in capital.............................................        719.1            719.1
  Retained deficit.......................................................        (42.7)           (42.7)
  Accumulated other comprehensive income.................................          1.7              1.7
                                                                               -------           ------
          Total shareholders' equity.....................................        679.0            679.0
                                                                               -------           ------
               Total capitalization......................................      $ 795.6           $795.6
                                                                               =======           ======


------------------


(1) The Revolving Credit Facility provides for maximum borrowings of up to $70.0 million.



(2) Gives effect to the issuance of 3,703,707 shares at a price per share of $0.0015 pursuant to the exercise of the warrants.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

     The following Unaudited Pro Forma Combined Condensed Statement of Operations (six weeks ended August 13, 1999 (Predecessor) and 46 weeks ended June 30, 2000 (Successor)) are based on or derived from historical Consolidated Financial Statements included elsewhere in this prospectus. The acquisition of the semiconductor business of Harris was consummated on August 13, 1999.



     The Unaudited Pro Forma Combined Condensed Statement of Operations gives effect to the transactions as if they had occurred on July 3, 1999. The transactions and the related adjustments are described in the accompanying notes. The pro forma statement of operations does not purport to represent what our results of operations would actually have been had the transactions in fact occurred on July 3, 1999 nor do they purport to project the results of operations for any future period or at any future date.



     The acquisition of the semiconductor business has been accounted for using the purchase method of accounting. After the acquisition of the semiconductor business, the total purchase price of the acquisition was allocated to the tangible and intangible assets and liabilities of the semiconductor business based upon their respective fair values. In the opinion of our management, all adjustments that are necessary to present fairly the pro forma data have been made.



     The Unaudited Pro Forma Combined Condensed Statement of Operations should be read in conjunction with the Consolidated Financial Statements and notes thereto as of June 30, 2000 and July 2, 1999 and for the fiscal year ended July 2, 1999, the six weeks ended August 13, 1999, and the 46 weeks ended June 30, 2000 included elsewhere in this prospectus. See "Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."




         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS


                                                                          FISCAL YEAR ENDED JUNE 30, 2000
                                                       ----------------------------------------------------------------------
                                                       46 WEEKS ENDED      SIX WEEKS ENDED
                                                       JUNE 30, 2000       AUGUST 13, 1999         HARRIS          INITIAL
                                                       --------------    -------------------    SEMICONDUCTOR       PUBLIC
                                                         HISTORICAL          HISTORICAL          ACQUISITION       OFFERING
                                                        (SUCCESSOR)         (PREDECESSOR)        ADJUSTMENTS     ADJUSTMENTS
                                                       --------------    -------------------    -------------    ------------
                                                                      (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Sales:
    Product sales...................................       $596.8               $57.4               $  --           $   --
Costs and Expenses:
    Cost of product sales...........................        352.5                39.7                (1.7)(a)           --
    Research and development........................         69.5                 8.5                  --               --
    Selling, general and administrative.............         97.2                10.9                 0.3(b)            --
    Harris corporate expense allocation.............           --                 1.2                (1.2)(b)           --
    Intangible amortization.........................         10.7                 0.3                 1.2(c)            --
    In-process research and development.............         20.2                  --                  --               --
    Other...........................................          1.2                  --                  --               --
                                                           ------               -----               -----           ------
Operating income (loss).............................         45.5                (3.2)                1.4               --
    Loss on sale of Malaysian operation.............         24.8                  --                  --               --
    Interest, net...................................         38.2                (0.1)                7.6(d)         (32.4)(g)
                                                           ------               -----               -----           ------
Income (loss) before income taxes and extraordinary
  item..............................................        (17.5)               (3.1)               (6.2)            32.4
Income taxes (benefit)..............................         (0.3)               (0.1)               (2.4)(e)          5.0(h)
                                                           ------               -----               -----           ------
Net income (loss) before extraordinary item.........        (17.2)               (3.0)               (3.8)            27.4
Extraordinary item--loss on extinguishment of debt,
  net of tax effect.................................        (25.5)                 --                  --             25.5(i)
                                                           ------               -----               -----           ------
Net income (loss)...................................        (42.7)               (3.0)               (3.8)            52.9
Preferred dividends.................................          5.4                  --                 1.2(f)          (6.6)(j)
                                                           ------               -----               -----           ------
Net income (loss) to common shareholders............       $(48.1)              $(3.0)              $(5.0)          $ 59.5
                                                           ======               =====               =====           ======
Net loss per common share (k):
  Basic......................................................................................................................
  Diluted....................................................................................................................


                                                        FISCAL
                                                         YEAR
                                                        ENDED
                                                       JUNE 30,
                                                         2000
                                                      ---------
                                                      PRO FORMA
                                                      ---------
Sales:
    Product sales...................................   $ 654.2
Costs and Expenses:
    Cost of product sales...........................     390.5
    Research and development........................      78.0
    Selling, general and administrative.............     108.4
    Harris corporate expense allocation.............        --
    Intangible amortization.........................      12.2
    In-process research and development.............      20.2
    Other...........................................       1.2
                                                       -------
Operating income (loss).............................      43.7
    Loss on sale of Malaysian operation.............      24.8
    Interest, net...................................      13.3
                                                       -------
Income (loss) before income taxes and extraordinary
  item..............................................       5.6
Income taxes (benefit)..............................       2.2
                                                       -------
Net income (loss) before extraordinary item.........       3.4
Extraordinary item--loss on extinguishment of debt,
  net of tax effect.................................        --
                                                       -------
Net income (loss)...................................       3.4
Preferred dividends.................................        --
                                                       -------
Net income (loss) to common shareholders............   $   3.4
                                                       =======
Net loss per common share (k):
  Basic.............................................   $  0.04
  Diluted...........................................      0.03


 See accompanying Notes to Unaudited Pro Forma Combined Condensed Statement of
                                  Operations.

    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS



     The unaudited pro forma combined consolidated statement of operations gives effect to the following adjustments:



(a) The total purchase price of $614.3 million was allocated to the assets and liabilities of the semiconductor business based upon their approximate fair value. The fair value of the net assets acquired exceeded the purchase price resulting in negative goodwill. This negative goodwill was allocated to property and equipment and identified intangible assets based on their relative fair value as follows:



                                                                                          ALLOCATION
                                                                        FAIR VALUE OF     OF EXCESS      ADJUSTED
                                                                       ASSETS ACQUIRED    FAIR VALUE    FAIR VALUE
                                                                       ---------------    ----------    ----------
                                                                                      (IN MILLIONS)
       Net current assets...........................................       $ 160.6         $     --       $160.6
       Other amounts................................................          17.2               --         17.2
       Property and equipment.......................................         481.0           (153.2)       327.8
       Developed technology.........................................          80.0            (23.9)        56.1
       Customer base................................................          33.0            (10.0)        23.0
       In-process research and development..........................          29.0             (8.8)        20.2
       Assembled workforce..........................................          13.5             (4.1)         9.4
                                                                           -------         --------       ------
                                                                             814.3         $ (200.0)      $614.3
                                                                                           ========       ======
       Purchase price...............................................         614.3
                                                                           -------
       Excess fair value............................................       $ 200.0
                                                                           =======



    As a result of the allocation of negative goodwill to property and equipment, the net book carrying value at August 13, 1999 of $403.7 million was reduced by $75.9 million to the fair value of $327.8 million. Therefore, for pro forma purposes, depreciation expense was reduced by $1.7 million for the six weeks ended August 13, 1999.



(b) Historically, Harris allocated corporate headquarters expenses to the semiconductor business based on the semiconductor business' net sales as a percentage of Harris' net sales. This pro forma adjustment represents the elimination of this allocation and our estimate of the cost of replacing these services as a stand-alone company, calculated as follows:



                                                                                              SIX WEEKS ENDED
                                                                                              AUGUST 13, 1999
                                                                                              ---------------
                                                                                               (IN MILLIONS)
    Harris corporate expenses allocation...................................................        $1.20
                                                                                                   -----
    Company's estimated expenses:
      Finance, legal and professional......................................................         0.20
      Human resources/benefits.............................................................         0.05
      Other................................................................................         0.05
                                                                                                   -----
         Total estimated expenses..........................................................         0.30
                                                                                                   -----
    Net reduction..........................................................................        $0.90
                                                                                                   =====



(c) Represents the adjustment to reflect additional amortization expense for the identified intangible assets. The appraisal of the acquired business, after adjustment for negative goodwill, included $108.7 million of identified intangible assets consisting of $56.1 million of developed technology, $23.0 million of customer base, $9.4 million of assembled workforce and $20.2 million of purchased in-process research and development. The purchased in-process research and development related to various products under development that had not yet reached technological feasibility and had no future alternative uses. Pursuant to Regulation S-X, the in-process research and development has been written off against retained earnings and has not been reflected in the pro forma consolidated statement of operations. The remaining identified intangibles are being amortized over the following lives:



                                                                                   SIX WEEKS ENDED
IDENTIFIED INTANGIBLE                                    AMOUNT          LIFE      AUGUST 13, 1999
---------------------                                 -------------    --------    ---------------
                                                      (IN MILLIONS)                 (IN MILLIONS)
Developed technology...............................       $56.1        11 years         $ 0.6
Customer base......................................        23.0         7 years           0.4
Assembled workforce................................         9.4         5 years           0.2
                                                                                        -----
                                                                                        $ 1.2
                                                                                        =====

(d) Represents interest expense associated with the indebtedness incurred in connection with the acquisition of the semiconductor business, calculated as follows:



                                                                                              SIX WEEKS ENDED
                                                                                              AUGUST 13, 1999
                                                                                              ---------------
                                                                                               (IN MILLIONS)
    Interest on Notes (13.25% on $200.0 million)...........................................        $ 3.1
    Estimated interest on Senior Term
      Facility (10.71% on $205.0 million)..................................................          2.5
    Estimated interest on Revolving Credit Facility
      (9.96% on $15.0 million).............................................................          0.2
                                                                                                   -----
         Total cash interest expense.......................................................          5.8
    Interest on Subordinated Holding PIK Note
      (13.50% on $30.0 million)............................................................          0.5
    Interest on Seller Holding PIK Note
      (11.13% on $90.0 million)............................................................          1.1
    Deferred financing fees................................................................          0.2
                                                                                                   -----
         Total interest expense............................................................        $ 7.6
                                                                                                   =====



    Financing fees consist of $6.0 million on the Notes (amortized over ten years) and $6.2 million on the Senior Term Facility and Revolving Credit Facility (amortized over six years).



(e) Represents the adjustment of the pro forma income tax provision related to the pro forma pretax adjustments computed on a stand-alone basis at an effective tax rate of 39%.



(f) Represents the adjustment for the accretion of the 12% cumulative dividends on the 83,434 shares of the mandatorily redeemable 12% Series A Cumulative Compounding Preferred Stock, with a stated value of $1,000 per share. These shares of mandatorily redeemable 12% Series A Cumulative Compounding Preferred Stock were converted into shares of our Class A Common Stock upon the occurrence of our initial public offering.



(g) Represents the elimination of interest expense associated with debt which was repaid (the Tranche B Senior Term Facility, the 11.13% Seller Holding PIK Note, $70.0 million of the Senior Subordinated Notes, and the 13.50% Subordinated PIK Note) with the proceeds of the initial public offering.



(h) Represents the pro forma adjustment necessary to reflect the income tax required to result in a pro forma income tax provision based on an effective tax rate of 39%.



(i) Represents the elimination of the extraordinary charges associated with the early repayment of debt from the proceeds of the initial public offering. The extraordinary charges consisted of the write-off of deferred financing fees and prepayment penalties.



(j) Gives effect to the conversion of all of the outstanding shares of the 12% Series A Cumulative Compounding Preferred Stock into common stock at $1,000 per share plus accumulated and unpaid dividends, based on the per share amount received in the initial public offering.




(k) The following table sets forth the weighted average common shares outstanding as follows:



                                                                                            FISCAL YEAR ENDED
                                                                                              JUNE 30, 2000
                                                                                           --------------------
                                                                                           (IN MILLIONS, EXCEPT
                                                                                            PER SHARE AMOUNT)
       Basic:
          Shares outstanding at June 30, 2000...........................................            94.8
                                                                                                  ------
       Diluted:
          Warrants......................................................................             5.9
          Common stock options and other................................................             1.1
                                                                                                  ------
          Total diluted.................................................................             7.0
                                                                                                  ------
       Total............................................................................           101.8
                                                                                                  ======

               SELECTED HISTORICAL FINANCIAL DATA AND OTHER DATA



     The following table sets forth selected historical financial data and supplemental data for Intersil Holding and its predecessor. The historical financial data as of and for the fiscal years 1998 and 1999 and the six weeks ended August 13, 1999 are derived from our predecessor's audited Consolidated Financial Statements included elsewhere in this prospectus, except for revenue categorized by product line, which is derived from our predecessor's books and records. The historical financial data as of and for the fiscal years 1996 and 1997, which are not included elsewhere in this prospectus, are derived from our predecessor's unaudited and audited Consolidated Financial Statements, respectively. The historical financial data as of and for the 46 weeks ended June 30, 2000 are derived from our audited Consolidated Financial Statements included elsewhere in this prospectus. This information should be read in conjunction with the Consolidated Financial Statements included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."





                                                               PREDECESSOR                PREDECESSOR   |   SUCCESSOR
                                                    ---------------------------------   --------------- | -------------
                                                                                                        |   46 WEEKS
                                                              FISCAL YEARS              SIX WEEKS ENDED |     ENDED
                                                    ---------------------------------   --------------- | -------------
                                                     1996     1997     1998     1999    AUGUST 13, 1999 | JUNE 30, 2000
                                                    ------   ------   ------   ------   --------------- | -------------
                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)   |
STATEMENT OF OPERATIONS DATA:                                                                           |
Revenue:                                                                                                |
     Analog & Mixed-Signal.......................   $393.6   $384.4   $390.4   $352.8       $ 36.3      |    $360.5
     Discrete Power..............................    176.6    154.5    176.4    161.6         18.0      |     187.9
     Wireless....................................       --      6.4     10.0     18.3          3.1      |      48.4
                                                    ------   ------   ------   ------       --          |    ------
Total revenue....................................   $570.2   $545.3   $576.8   $532.7       $ 57.4      |    $596.8
                                                    ======   ======   ======   ======       ==          |    ======
Gross margin.....................................   $227.1   $199.3   $207.5   $182.9       $ 17.7      |    $244.3
Research and development.........................     69.4     75.2     75.1     67.0          8.5      |      69.5
Selling, general and administrative..............    103.6     99.3     98.2     84.0         10.9      |      97.2
Harris corporate expense allocation..............     10.3     10.0     10.0      9.3          1.2      |        --
Intangible amortization..........................      2.3      2.3      2.3      2.4          0.3      |      10.7
In-process research and development..............       --       --       --       --           --      |      20.2
Other............................................       --       --       --       --           --      |       1.2
                                                    ------   ------   ------   ------       --          |    ------
Operating income (loss)..........................     41.5     12.5     21.9     20.2         (3.2)     |      45.5
Loss on sale of Malaysian operation..............       --       --       --       --           --      |      24.8
Interest, net....................................     (1.0)    (0.6)    (0.9)    (1.2)        (0.1)     |      38.2
                                                    ------   ------   ------   ------       --          |    ------
Income (loss) before income taxes and                                                                   |
  extraordinary item.............................     42.5     13.1     22.8     21.4         (3.1)     |     (17.5)
Income taxes (benefit)...........................      2.6      1.9      9.9     (6.0)        (0.1)     |      (0.3)
                                                    ------   ------   ------   ------       --          |    ------
Income (loss) before extraordinary item..........     39.9     11.2     12.9     27.4         (3.0)     |     (17.2)
Extraordinary item--loss on extinguishment of                                                           |
  debt, net of tax effect........................       --       --       --       --           --      |     (25.5)
                                                    ------   ------   ------   ------       --          |    ------
Net income (loss)................................     39.9     11.2     12.9     27.4         (3.0)     |     (42.7)
Preferred dividends..............................       --       --       --       --           --      |       5.4
                                                    ------   ------   ------   ------       --          |    ------
Net income (loss) to common shareholders.........   $ 39.9   $ 11.2   $ 12.9   $ 27.4       $ (3.0)     |    $(48.1)
                                                    ======   ======   ======   ======       ==          |    ======
BASIC AND DILUTED LOSS PER SHARE:                                                                       |
  Loss before extraordinary item....................................................................... |    $(0.30)
  Extraordinary item................................................................................... |     (0.33)
                                                                                                        |    ------
  Net loss............................................................................................. |    $(0.63)
                                                                                                        |    ======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:                                                             |
Basic and diluted...................................................................................... |      76.7
BALANCE SHEET DATA (END OF PERIOD):                                                                     |
Cash and cash equivalents........................   $   --   $   --   $   --   $   --       $  1.4      |    $211.9
Total assets.....................................    647.0    773.3    810.3    761.2        736.1      |     933.9
Long-term debt, including current portion........       --      1.4      4.1      4.6          4.5      |     116.6
Total shareholders' equity/business equity.......    520.9    646.2    699.1    658.9        657.3      |     679.0

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


     The following discussion should be read in conjunction with, and is qualified in its entirety by reference to the Consolidated Financial Statements, including the notes thereto appearing elsewhere in this prospectus. Except for historical information, the discussions in this section of the prospectus contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed below.


OVERVIEW


     We are a systems oriented designer and manufacturer of analog and digital integrated circuits and discrete semiconductors for the communications and power management end-user markets. We provide systems level solutions for the growing integrated communications semiconductor market. Integrated communications semiconductors enable the convergence of voice, data and video. Within integrated communications, we are focused on several key markets including high data rate wireless connectivity, power management and wireless and wired communications infrastructure. We use our expertise in digital and analog semiconductors and radio and software design to deliver chip sets, components, software and licensable application designs for communications equipment customers. We sell over 4,500 products to more than 28,000 customers worldwide.


BASIS OF PRESENTATION


     We were formed on August 13, 1999 through a series of transactions, in which we and our wholly-owned subsidiary, Intersil, acquired the semiconductor business of Harris. Intersil and its wholly-owned domestic and foreign subsidiaries include the operations of the predecessor.Our fiscal year 2000 began on July 3, 1999 and ended on June 30, 2000.



     The total purchase price of the semiconductor business acquisition was $614.3 million, which included transaction costs of approximately $7.8 million and deferred financing costs of $12.2 million. The consideration paid by Intersil Holding was $504.3 million in cash of which $420.0 million was financed through borrowings from the senior credit facilities, the 13.25% Senior Subordinated Notes due 2009 and 13.50% Subordinated Holding "Pay-In-Kind" (PIK) Note and the issuance of a $90.0 million 11.13% PIK Note to Harris.



     The acquisition was accounted for using the purchase method of accounting and accordingly, the operating results of the semiconductor business have been included in Intersil's consolidated financial statements since the date of acquisition. The total purchase price was allocated to the assets and liabilities of the semiconductor business based upon their approximate fair value. The fair value of the net assets acquired exceeded the purchase price resulting in negative goodwill of $200.0 million. This negative goodwill was allocated to the identified intangibles and property and equipment based on their relative fair values. The most significant effects were to decrease property, plant and equipment and to increase certain intangibles and liabilities. Accordingly, certain financial information for the periods prior to August 13, 1999 is not comparable to periods subsequent to August 13, 1999. All income statement information for fiscal year 2000 represents the combined results of the semiconductor business from July 3, 1999 through August 13, 1999 and Intersil Holding from August 14, 1999 through June 30, 2000.



     On February 25, 2000, we issued 22,000,000 shares of our Class A Common Stock in a registered underwritten initial public offering at a price of $25.00 per share. See "--Liquidity and Capital Resources."

QUARTERLY RESULTS


     The following table sets forth the unaudited historical quarterly revenue and gross margin of our three product groups:



                                                                                                           COMBINED
                        FISCAL YEAR ENDED JULY 3, 1998      FISCAL YEAR ENDED JULY 2, 1999      FISCAL YEAR ENDED JUNE 30, 2000
                       ---------------------------------   ---------------------------------   ---------------------------------
                         Q1       Q2       Q3       Q4       Q1       Q2       Q3       Q4       Q1       Q2       Q3       Q4
                       ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
                                                                (IN MILLIONS)
REVENUE
Analog & Mixed-
Signal...............  $ 96.3   $ 93.9   $ 95.2   $105.0   $ 79.8   $ 86.2   $ 88.5   $ 98.3   $ 82.8   $ 94.0   $103.4   $116.6
Discrete Power.......    44.7     45.2     45.7     40.8     38.5     34.8     42.3     46.0     44.9     54.8     53.2     53.0
Wireless.............     2.9      2.2      2.6      2.3      4.2      3.1      4.6      6.4      6.3      9.3     14.3     21.6
                       ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
    Total............  $143.9   $141.3   $143.5   $148.1   $122.5   $124.1   $135.4   $150.7   $134.0   $158.1   $170.9   $191.2
                       ======   ======   ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
GROSS MARGIN
PERCENTAGE
Analog & Mixed-
Signal...............      36%      42%      42%      44%      41%      39%      43%      43%      42%      45%      44%      46%
Discrete Power.......      24       27       23       25       21       14       17       21       24       28       32       34
Wireless.............      31        5       42       57       21       26       35       50       35       39       45       50
    Total............      32       37       36       39       34       31       35       36       36       39       41       43



     Historically, our first fiscal quarter has been the weakest due to model year changeovers in the automotive industry and summer holiday seasons, primarily in Europe. Our increasing focus on integrated communications products has resulted in a higher percentage of our sales coming from the communications markets in the second half of our fiscal year. Revenues from integrated communications products accounted for 53.1% of our total fourth quarter fiscal year 2000 sales versus 39.1% of our total fourth quarter fiscal year 1999 sales. Sales made into the communications market generally experience less seasonality than sales of our historical mix of products.

     The semiconductor industry has historically experienced declining selling prices over the past 15 years, and we expect that trend to continue in the future. We expect to realize productivity gains which will offset the decline in average selling prices and therefore we do not anticipate a significant adverse effect on our financial condition.

     Industry demand weakened significantly in the first half of fiscal 1999 due to widespread inventory adjustments which led to excess manufacturing capacity and steep declines in product prices. This trend impacted all three product groups. Our results, and those of the industry as a whole, began to strengthen in the third fiscal quarter of 1999, with an increase in sales of 9.1% from the second quarter to the third quarter and 11.3% from the third quarter to the fourth quarter. We experienced sales growth of over 25% in each of the last three quarters of fiscal year 2000 as compared to the same periods in fiscal year 1999 due to increased demand for our communication products and an overall improvement in market conditions. Additionally, the introduction of our new PRISM II wireless product has accelerated growth in the Wireless product group.

RESULTS OF OPERATIONS

     The following table sets forth our statement of operations data for the periods indicated as a percentage of revenue:



                                                                  FISCAL YEARS ENDED
                                                  --------------------------------------------------
                                                                                         COMBINED
                                                  JULY 3, 1998       JULY 2, 1999      JUNE 30, 2000
                                                  ------------       ------------      -------------
Revenue:
  Analog & Mixed-Signal....................           67.7%              66.2%              60.7%
  Discrete Power...........................           30.6               30.4               31.4
  Wireless.................................            1.7                3.4                7.9
                                                     -----              -----             ------
     Total.................................          100.0              100.0              100.0
                                                     -----              -----             ------
Cost and Expenses:
  Cost of goods sold.......................           64.0               65.6               59.9
  Research and development.................           13.0               12.6               11.9
  Selling, general and administrative......           18.8               17.5               16.7
  Intangible amortization..................            0.4                0.5                1.7
  In-process research and development......             --                 --                3.1
  Other....................................             --                 --                0.2
                                                     -----              -----             ------
     Operating income......................            3.8                3.8                6.5
  Loss on Sale of Malaysian operation......             --                 --                3.8
  Interest, net............................           (0.2)              (0.2)               5.9
                                                     -----              -----             ------
Income (loss) before income taxes and
  extraordinary item.......................            4.0                4.0               (3.2)
Income taxes (benefit).....................            1.8               (1.1)              (0.1)
                                                     -----              -----             ------
Income (loss) before extraordinary item....            2.2                5.1               (3.1)
Extraordinary item--loss on extinguishment
  of debt, net of tax effect...............             --                 --               (3.9)
                                                     -----              -----             ------
Net income (loss)..........................            2.2%               5.1%              (7.0)%
                                                     =====              =====             ======



FISCAL YEAR 2000 COMPARED WITH FISCAL YEAR 1999

Revenue

     Revenue for fiscal year 2000 increased 22.8% to $654.2 million from $532.7 million in fiscal year 1999. This growth is the result of increased demand for communications products and overall improved market conditions. Wireless sales growth of 181% was driven by increased market acceptance of our PRISM(R) products.



     Geographically, 49.2%, 22.0% and 28.8% of product sales were derived in North America, Europe and Asia/Pacific, respectively, during fiscal year 2000, compared to 53.5%, 24.6% and 21.9%, respectively, in fiscal year 1999. This change in mix is the result of increased demand from Asian-based customers and from other customers moving manufacturing facilities to Asia.



Gross Margin

     Cost of goods sold consists primarily of purchased materials, labor and overhead (including depreciation) associated with product manufacturing, plus royalty, warranty and sustaining engineering expenses pertaining to products sold. Gross margin on product sales increased 43.2% to $262.0 million in fiscal year 2000 from $182.9 million in fiscal year 1999. As a percentage of sales, gross margin was 40.0% in fiscal year 2000 as compared to 34.3% in fiscal year 1999. This increase was primarily due to increased capacity utilization in all three fabrication facilities, improved product costs from yield enhancements and manufacturing cost improvement projects. Additionally, wireless products, which generally carry higher margins, increased as a percentage of our total sales. Headcount reductions and a decrease in depreciation expense resulting from a revaluation of our property and equipment due to purchase accounting also contributed to the margin improvement.




Research and Development ("R&D")



     R&D expenses consist primarily of salaries and selected costs of employees engaged in product/process research, design and development activities, as well as related subcontracting activities, prototype development, cost of design tools and technology license agreement expenses. R&D expenses increased 16.4% to $78.0 million in fiscal year 2000 from $67.0 million in fiscal year 1999. The increase was the result of our continued investment in PRISM(R) chip sets and in power management integrated circuits, focusing in the categories of communications and computing products. As a percentage of sales, R&D expenses declined slightly to 11.9% in fiscal year 2000 from 12.6% in fiscal year 1999.




In-Process R&D Charge



     In connection with the acquisition of the semiconductor business of Harris, we allocated $20.2 million of the purchase price to in-process R&D projects. These projects were in various stages of completion ranging from 35-90% complete. The present value of $29.0 million of in-process R&D was primarily determined by discounting 10 year after tax cash flow projections of the individual projects using a discount rate of 20%. This value was then reduced by negative goodwill resulting from the acquisition.



     At the date of acquisition, the development of these projects had not yet reached technological feasibility and the in-process R&D had no alternative future uses. Accordingly, these costs were expensed as a one-time charge to earnings in the combined fiscal year ended June 30, 2000.



     There is risk associated with the completion of the projects and there can be no assurance that any will meet with either technological or commercial success. Discussion of certain of the acquired projects can be found in the Products and Technology portion of the Business section located elsewhere in this prospectus.




Selling, General and Administrative ("SG&A")



     SG&A costs, which include marketing, selling, general and administrative expenses, increased 17.1% to $109.3 million in fiscal year 2000 from $93.3 million in fiscal year 1999. The increase was due to additional selling costs resulting from higher sales in fiscal year 2000 and additional marketing costs associated with our new company branding initiative. Operating expenses include charges allocated by Harris to us for legal, financial and other administrative expenses of $1.2 million for the six weeks ended August 13, 1999, and $9.3 million for the twelve months ended July 2, 1999. As a percentage of sales, SG&A costs decreased to 16.7% in fiscal year 2000 from 17.5% in fiscal year 1999.




Intangible Assets



     Certain intangible assets were recorded on the opening balance sheet of Intersil as part of purchase accounting. We also recorded goodwill in June 2000 as a result of the acquisition of No Wires Needed B.V. These assets are being amortized over their useful lives ranging from five to eleven years.




Loss on Sale of Malaysian Operation



     On June 30, 2000, we completed the sale of our Kuala Lumpur, Malaysia-based semiconductor assembly and test operations to ChipPAC, Inc. As consideration for the sale we received approximately $52.5 million in cash and $15.8 million in ChipPAC preferred convertible stock and we recognized a non-recurring, non-cash charge of $24.8 million for loss on sale.




Interest Expense



     In connection with the acquisition of the semiconductor business, we entered into new credit facilities. See "--Liquidity and Capital Resources." Interest expense related to this debt for Intersil Holding during the fiscal year 2000 was $41.9 million, excluding interest income of $3.8 million.

Extraordinary Item



     On February 25, 2000, we issued 22,000,000 shares of our Class A Common Stock in a registered underwritten initial public offering. From the proceeds of the offering, we repaid approximately $419.0 million of debt incurred through the acquisition of the semiconductor business, which included certain prepayment penalties and accrued interest. In connection with the early extinguishment of debt, we recorded extraordinary charges (net of tax effect) of $25.5 million. The extraordinary charges consisted of the write-off of deferred financing fees and prepayment penalties.



Tax Expense



     The tax benefit for the combined twelve months ended June 30, 2000 is not comparable to the twelve months ended July 2, 1999, due to the differences in our tax structure as compared to that of the semiconductor business of Harris.



Backlog



     We had backlog at June 30, 2000 of $259.5 million compared to $174.0 million at July 2, 1999. The increase was due to increased demand for our integrated communications products and improved market conditions.


FISCAL 1999 COMPARED WITH 1998

  Revenue


     Revenue for fiscal year 1999 decreased 7.6% to $532.7 million from $576.8 million in fiscal year 1998. This decrease was the result of continued soft market conditions and resulting adverse effects on semiconductor demand. This trend continued through the second quarter of fiscal 1999. We believe that the principal causes for the decline were initially high inventory levels of our products at our distributors, which decreased 17% from fiscal year 1998 to fiscal year 1999, as well as high levels of inventory at customers. This was followed by an overall drop in global semiconductor demand of 8.5% in calendar year 1998. Particularly hard hit were our Discrete Power products where prices of power metal oxide semiconductor field effect transistors, or MOSFETs, declined by nearly 15%. Additionally, distributors and major OEMs reduced the amount of pipeline inventory in the channel, taking advantage of the shorter lead-times and lower prices. During the third fiscal quarter of 1999, we began to experience an increase in new orders, which resulted in a 9.1% increase in sales in the third quarter versus the preceding quarter. The positive trend continued into the fourth quarter with an increase in sales of 11.3% from the third quarter.


     Geographically, 53.5%, 24.6% and 21.9% of product sales were derived in North America, Europe and Asia, respectively, during fiscal year 1999, compared
to 53.8%, 28.0%, and 18.2% in fiscal year 1998.   Gross Margin

     Gross margin on product sales declined 11.9% to $182.9 million in fiscal year 1999 from $207.5 million in fiscal year 1998. As a percent of sales, gross margin was 34.3% in fiscal year 1999 and 36.0% in fiscal year 1998. This decrease was substantially due to price pressure worldwide for our Discrete Power products and a $13.2 million increase in our depreciation expense resulting from the additional capital expenditures that went into our 8-inch wafer fab in Mountaintop, Pennsylvania. Our gross margin decline was partially offset by a series of cost reduction initiatives which resulted in lower operating costs and improved pricing and terms with our suppliers of raw materials.


R&D

     R&D expenses decreased 10.8% to $67.0 million in fiscal year 1999 from $75.1 million in fiscal year 1998. During fiscal year 1999, we focused our resources on targeted applications and reduced programs that did not support our emphasis. Major investment continued on the PRISM(R) chip set which addresses the wireless local area network market. R&D for products designed for the power management market was principally focused on computing and communications which led our growth of new product revenue during fiscal year 1999.



SG&A



     SG&A costs decreased 13.8% to $93.3 million in fiscal year 1999 from $108.2 million in fiscal year 1998. The decrease in SG&A was primarily due to increased efficiencies resulting from a reorganization of the internal sales force and external sales representative firms and reduction of administrative expenses including headcount reductions. Operating expenses include allocated charges by Harris to us for legal, financial and other administrative expenses of $9.3 million for fiscal year 1999 and $10.0 million for fiscal year 1998. As a percentage of sales, SG&A costs decreased to 17.5% in fiscal year 1999 from 18.8% in fiscal year 1998.


  Tax Expenses

     The tax benefit of $6.0 million in fiscal year 1999 was primarily driven by changes in the Malaysian tax system, resulting in fiscal year 1999 income not being subject to tax.

  Backlog

     We had backlog at July 2, 1999 of $174.0 million compared to backlog of about $188.5 million at July 3, 1998. The decrease in backlog was primarily due to shorter industry lead-times.

LIQUIDITY AND CAPITAL RESOURCES


     On February 25, 2000, we issued 22,000,000 shares of Class A Common Stock at a price of $25.00 per share. We received net proceeds from this offering, after deducting underwriting discounts and commissions and other fees, of approximately $513.1 million, of which $435.2 million was subsequently used to repay debt incurred as a result of our acquisition of the semiconductor business of Harris.



     In connection with the acquisition of the semiconductor business, we entered into new credit facilities, which provide for a Revolving Credit Facility in an aggregate amount up to $70.0 million. We may request, subject to the agreement of our lenders, that the amount of the Revolving Credit Facilities be increased to as much as $150 million. The Revolving Credit Facility will mature in 2005 unless sooner terminated and was undrawn as of June 30, 2000.



     Our principal capital requirements are to fund working capital needs, to meet required debt payments and to complete planned maintenance and expansion. We anticipate that our operating cash flow and our cash on hand, together with available borrowings under the Revolving Credit Facility, will be sufficient to meet our working capital, capital expenditure and interest requirements on our debt obligations for the foreseeable future. As of June 30, 2000 our total debt and shareholders' equity was $116.6 million and $679.0 million, respectively.



     Because our business was operated as a subsidiary of Harris during fiscal year 1998 to August 13, 1999, we do not believe our prior years' cash flows are indicative of our business on a stand-alone basis. Net cash generated by operating activities for the fiscal year ended June 30, 2000 was $111.1 million. Net cash provided byinvesting activities for the fiscal year ended June 30, 2000 was $13.7 million. Net cash used to repay debt for the twelve months ended June 30, 2000 was $435.2 million. Our cash and cash equivalents balance at June 30, 2000 was $211.9 million.



     Our Revolving Credit Facility and indenture governing the Notes contain financial covenants and restrictions including restrictions on our ability to pay cash dividends or to effect mergers or acquisitions, incur certain indebtedness or to make certain investments without prior approval. We are currently in compliance with such financial covenants and restrictions.

  Receivables and Inventories


     Trade accounts receivable less the allowance for collection losses totaled $111.7 million at June 30, 2000compared to $100.7 million at July 2, 1999. This increase was due to higher product shipments from increased demand. Inventories declined 17.8% from $153.8 million at July 2, 1999 to $126.5 at June 30, 2000. The inventory decrease was a result of the sale of our Malaysian operation and a management initiative to reduce our inventory through portfolio management and process improvements.



     Distributor reserves have fluctuated from year to year based on the level of inventory of distributions. The reserve increased 13.8% from $6.5 million at July 2, 1999 to $7.4 million at June 30, 2000 resulting from increasing inventory levels at distributors in response to higher demand and overall market improvement.


  Capital Expenditures


     Capital expenditures for the fiscal year ended June 30, 2000 were $40.7 million compared to $38.6 million in fiscal year 1999. We do not anticipate substantial capital expenditures in the foreseeable future.




RECENT ACCOUNTING PRONOUNCEMENTS



     In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. (SFAS) 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS 133." SFAS 137 amends Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," to defer its effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments including standalone instruments, as forward currency exchange contracts and interest rate swaps or embedded derivatives and requires that these instruments be marked-to-market on an ongoing basis. These market value adjustments are to be included either in the income statement or shareholders' equity, depending on the nature of the transaction. We are required to adopt SFAS 133 in the first quarter of our fiscal year 2001. We believe that SFAS 133 will not have a material adverse effect on our financial position or results of operations.



     In December 1999, the Securities and Exchange Commission issued SAB No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. We believe that SAB No. 101 will not have a material effect on our financial position or results of operations.



     In April 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25." Among other issues, this interpretation clarifies the definition of employees for purposes of applying Opinion No. 25, the criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award and the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in the interpretations cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that this interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effect of applying this interpretation is recognized on a prospective basis from July 1, 2000. We are currently reviewing our stock grants to determine the impact, if any, that may arise from implementation of this interpretation, although we do not expect the impact, if any, to be material to our financial statements.

MARKET RISK MANAGEMENT


     In the normal course of doing business, we are exposed to the risks associated with foreign currency exchange rates and changes in interest rates. We employ established policies and procedures governing the use of financial instruments to manage our exposure to these risks.



     In August 1999, we began to use foreign exchange contracts to hedge anticipated foreign cash flow commitments of up to six months. Hedges on anticipated foreign cash flow commitments do not qualify for deferral and, therefore, gains and losses on changes in the fair market value of the foreign exchange contracts are recognized in income.



     Prior to August 1999, we used foreign exchange contracts and options to hedge both balance sheet and off-balance sheet foreign currency commitments. Specifically, these foreign exchange contracts offset foreign currency denominated inventory and purchase commitments from suppliers, accounts receivable from, and future committed sales to, customers and intercompany loans. Foreign currency financial instruments were used to reduce the risks that arise from doing business in international markets.



     At June 30, 2000, we had open foreign exchange contracts with a notional amount of $30.9 million, all of which were to hedge anticipated foreign cash flow commitments. At July 2, 1999, we had open foreign exchange contracts with a notional amount of $22.0 million, all of which were to hedge off-balance-sheet commitments. Additionally, during fiscal year 2000, we purchased and sold $87.4 million of foreign exchange forward and option contracts, compared to $120.7 million for the prior year. See Note O "Financial Instruments" in the Notes to Consolidated Financial Statements for further information with respect to commitments to buy or sell foreign currencies. Our hedging activities provide only limited protection against currency exchange risks. Factors that could impact the effectiveness of our hedging programs include accuracy of sales estimates, volatility of currency markets and the cost and availability of hedging instruments. A 10% adverse change in currency exchange rates for our foreign currency derivatives held at June 30, 2000, would have an impact of approximately $3.8 million on the fair value of these instruments. This qualification of exposure to the market risk associated with foreign exchange financial instruments does not take into account the offsetting impact of changes in the fair value of our foreign denominated assets, liabilities and firm commitments.



     As of June 30, 2000, we also had fixed rate debt of approximately $116.6 million consisting primarily of the 13.25% Senior Subordinated Notes due 2009. For fixed rate debt, changes in interest rates generally affect the fair market value, but not earnings or cash flows.

                               INDUSTRY OVERVIEW

     Semiconductors, which consist of integrated circuits and discrete semiconductors, are the critical components used to create an increasing variety of electronic products and systems. Integrated circuits operate at low power levels and perform multiple functions to process and convey information in electronic signal form. Integrated circuit capability is largely defined by circuit density, which increases as its components are miniaturized. In contrast to integrated circuits, discrete semiconductors perform a single function and often have multiple uses in many different end-user applications.


     Worldwide Semiconductor Trade Statistics, or WSTS, forecasts strong growth of about 17.9% for the semiconductor industry through 2003. We sell our semiconductors into high-growth segments of the market including the communications analog & mixed-signal market, which is forecast by the Semiconductor Industry Association, or SIA, to grow 34.5% in calendar year 2000 from calendar year 1999, segments of the power management market, which is forecast by SIA to grow at 70.0% in calendar year 2000 from calendar year 1999, and the wireless local area network integrated circuit market, which is forecast by Cahners In-Stat Group to grow 133.1% in calendar year 2000 from calendar year 1999.


SEMICONDUCTOR CLASSIFICATIONS

     The following table sets forth the worldwide semiconductor total available market, or TAM, for each of five product functions of the semiconductor industry according to WSTS. Our products fit within the Analog and Discrete Power classifications listed in the table.

                          WORLDWIDE SEMICONDUCTOR TAM


                        1990    1991    1992    1993     1994     1995     1996     1997     1998     1999    CAGR
                        -----   -----   -----   -----   ------   ------   ------   ------   ------   ------   ----
                                                       (DOLLARS IN BILLIONS)
Analog...............   $ 7.8   $ 8.3   $ 8.7   $10.7   $ 13.6   $ 16.6   $ 17.0   $ 19.8   $ 19.1   $ 22.1   12.3%
Discrete Power.......     4.3     4.4     4.5     5.2      6.3      8.2      7.8      8.1      7.4      8.2    7.4
Microcomponents......     9.2    11.4    13.9    19.1     23.8     33.4     39.8     47.8     47.3     51.7   21.1
Memory...............    11.8    12.2    14.8    21.3     32.5     53.5     36.0     29.3     23.0     32.3   11.8
Other................    17.5    18.2    17.9    21.1     25.7     32.7     31.3     32.2     28.8     35.1    8.0
                        -----   -----   -----   -----   ------   ------   ------   ------   ------   ------
Total................   $50.6   $54.5   $59.8   $77.4   $101.9   $144.4   $131.9   $137.2   $125.6   $149.4   12.8
                        =====   =====   =====   =====   ======   ======   ======   ======   ======   ======


     Analog integrated circuits are used to shape or condition electrical signals, to amplify electrical signal strengths, to convert electrical signals to and from digital "one or zero" levels, to regulate voltage levels and to provide interfaces between other products within an electrical system. Power semiconductors can be either discrete power devices or analog integrated circuits. Discrete devices perform a single function, such as switching electricity on and off. Analog integrated circuits perform multiple functions such as controlling and regulating currents. Microcomponents include microprocessors and microcontrollers that process data according to instructions embedded within the semiconductors themselves. These are considered the "brains" of the electronic system and are at the center of the system architecture. Memory are devices that store data and instructions. The "other" category includes all electronic devices whose functions do not include one of the four previously mentioned product functions.

ANALOG


     Analog signals are not discrete binary numerical values, but rather continuously variable electrical signals that represent continuous data variables or wave signals, such as sound waves. The analog market is split into two major segments: standard linear and mixed signal. The standard linear market is composed of building block products such as amplifiers, voltage regulators, data conversion, interface circuits and comparators. These products are used in all end systems, from computers and telecommunications, to industrial, automotive and consumer applications. The mixed-signal market consists of more complex analog products, which also contain some digital circuitry for timing, information control and data flow. Mixed-signal products are often developed for specific applications, such as video encoding, hard disk drive control, data transmission, motor control and power management.

DISCRETE POWER

     Discrete power semiconductors, such as a transistor or diode (a device that allows current to flow in only one direction), typically contain one active element. These devices perform a single function such as efficiently switching electricity on and off. Examples of discrete power semiconductors include power metal oxide semiconductor field effect transistors, or MOSFETs, and insulated gate bipolar transistors, or IGBTs. MOSFETs are semiconductors that convert, switch or otherwise shape or condition electricity. IGBTs typically serve the switch function in power conversion applications that require higher current and voltage than power MOSFETs can handle efficiently. IGBTs combine the ease of voltage-driven power MOSFET technology with the conduction efficiency of bipolar transistor technology.

INDUSTRY TRENDS

     As the performance of semiconductor devices has increased and size and cost have decreased, demand for semiconductors has expanded beyond their original primary applications in computer systems to applications in telecommunications systems, automotive products, consumer products and industrial automation and control systems. In addition, system users and designers have driven the demand for systems with increased functionality, higher levels of performance, greater reliability and shorter design cycle times, all in smaller packages at lower costs. These demands have resulted in increased semiconductor dollar content of electronic products. The demand for electronic systems has also expanded geographically with the emergence of new markets, particularly in the Asia/Pacific region. We believe that future demand for semiconductors will be driven by the growing trend towards use of the Internet and portable electronics, including consumer electronics, computers and cellular telephones, and the resulting need for semiconductors that can manage connectivity and power for longer periods of use and that require less space.


     Today, nearly every form of communication is being revolutionized by the growing use of digital communications to move all types of data, voice and video around the world. Different technologies, protocols and media have evolved which are uniquely suited to particular applications in this rapidly evolving environment. Advances in broadband communications are accelerating the reach of cost effective, fast data highways to both homes and offices. Communications semiconductors will be used extensively in broadband communication networks/facilities, portable communications devices, and in servers and infrastructure supporting the Internet. Each of these technologies requires specific transport and access hardware devices, including handsets and base stations for wireless telephony, switches and routers for telecommunications and data networking, set-top boxes for cable and satellite communications, and digital cable and digital subscriber line, or xDSL, modems for Internet access. The advent of the Internet as a communications medium has dramatically increased business and consumer demand for high-speed access to multimedia and entertainment content.



     As business and consumers increasingly rely on the Internet and intranets, many existing networks are under significant stress. A bandwidth constraint has emerged, particularly at the "last mile" of network infrastructures, challenging users and industry participants in a number of communications segments. In response to growing network demands, telecommunications, data communications and cable network operators are making significant investments to alleviate congestion and support emerging high bandwidth, integrated data, voice and video services. Specific technologies addressing bandwidth capacity constraints include cable modems and xDSL, including asymmetric digital subscriber line, or ADSL, for residential applications, high speed digital subscriber line, or HDSL, symmetric digital subscriber line, or SDSL, and T1/E1 for high speed network access in commercial applications and Asynchronous Transfer Mode or ATM and Synchronous Optical Network or SONET, for network backbone transmission. The importance of the Internet as a communications medium and the increased ability to deliver access to content available through the Internet will increase the demand for home and small business networking solutions, provided these networking solutions are cost-effective.


     Wireless telephony technologies are moving towards the third generation, or 3G, of standards such as Wideband CDMA which will support more users than current standards, provide faster data transmission and mobile Internet access, and increase the ability to execute new wireless applications. Second generation or 2G, is the current digital standard supporting IS-95 CDMA and GSM and is used widely throughout the world. Given the significant investment in infrastructure required to move from 2G to 3G, some carriers have begun to provide an intermediate technology, known as 2.5G, such as Edge and IS-95+, which enhances speed and capacity, but does not provide all the capabilities of 3G. This infrastructure buildout to 2.5G and ultimately to 3G will require the use of advanced integrated circuits that are compatible with the new digital standards.



     In addition, these developments in communications infrastructure depend on enhanced performance capabilities of advanced electronic systems. As electronic systems continue to increase in performance and sophistication, they demand more complex power management solutions. The latest generation of personal computers rely on advances in power conversion to operate at ever-lower voltages in order to reduce power consumption, increase efficiency and, in notebook personal computers, prolong battery life. Further, advanced electronic systems outside of communications applications also have greater power management requirements. All of these systems, including efficient power supplies for communications and computing networks and engine and chassis management in automobiles, require advanced power management semiconductors for more complex digital signal processors and microcontrollers and for efficient power inverters.



     The growth in Internet infrastructure, portable battery-powered computing and communication devices and continually faster microprocessors are driving the development of, and demand for, successively more efficient power management integrated circuits and discrete power semiconductors.

                                    BUSINESS

GENERAL


     We are a systems oriented designer and manufacturer of analog and digital integrated circuits and discrete semiconductors for the communications and power management end-user market. The majority of our revenue is derived from sales of our analog and mixed-signal products. We use our proprietary technologies and design capabilities to provide systems solutions for rapidly growing wireless applications. We own about 1,250 patents and have substantial expertise in the design and manufacturing of components that perform many of the essential functions relating to the supply, distribution and regulation of electric power in electronic products. Our core competencies include the design of analog, mixed-signal, digital signal processing, radio frequency and discrete power semiconductor products. Our products include components performing complex communications functions, such as our PRISM(R) chip sets for wireless data communications, digital radios and high speed converters in cellular base stations and power management integrated circuits and discrete semiconductors used in Internet servers and computers.


OUR BUSINESS STRATEGY

     Our business strategy emphasizes the following key elements:


     o Focus on High Growth, Integrated Communications Markets. In light of the rapid expansion of communication applications and the increased requirement for power management in electronic systems, we focus our investments in these areas. We believe these markets have attractive growth characteristics and enable us to draw on our core competencies. Accordingly, we are pursuing opportunities in communications, wireless and power management.



     o Maintain Technology Leadership. We focus our research and development investments on integrated communications. We have 220 engineers working on innovative wireless and power management architectures. We also have significant experience in analog and mixed-signal process technology and high volume manufacturing. In conjunction with these efforts, we will continue to expand our strong intellectual property position by seeking to increase our existing portfolio of over 1,250 patents.


     o Provide Systems Level Solutions to Our Customers. We design and develop our semiconductors with a systems level approach that we believe enhances the value of our products as they are designed into and incorporated in our customers' electronic systems. This approach yields early integration of our products into our customers' products, provides opportunities for current design wins, and ultimately increases revenue as our solutions are incorporated within a targeted end application.

     o Focus on Partnering with Industry Leaders. We partner with industry leaders in each of our target end-user markets to take our strong engineering and design capabilities to commercial levels. Our customer base of industry leaders illustrates the acceptance of our products to date, and we continue to partner with these customers and others to develop and market our next generation products. Our applications and design engineers support our customers' end product development.


     o Maintain High Quality Customer Service. Quality customer service is critical to our customer retention and sales growth. Through our customer relations initiatives, we believe we distinguish ourselves from our competitors. Additionally, our sales force and authorized representatives and distributors provide customer information programs and support our comprehensive customer support efforts.

PRODUCTS AND TECHNOLOGY


     Our products are organized into three principal product groups: Analog & Mixed-Signal, Discrete Power and Wireless.



                                        ANALOG &                   DISCRETE
                                      MIXED-SIGNAL                  POWER                   WIRELESS
                                -------------------------  ------------------------  ----------------------
FISCAL YEAR 2000 REVENUES....   $396.8 million             $205.9 million            $51.5 million

PERCENTAGE OF REVENUES.......   60.7%                      31.4%                     7.9%

KEY CUSTOMERS................   Cisco                      Asustek                   Cisco
                                Compaq                     Bosch                     Nokia
                                Dell                       Compaq                    Siemens
                                Intel                      Emerson                   Sony
                                Siemens                                              3Com


    ANALOG & MIXED-SIGNAL


     Our Analog & Mixed-Signal portfolio represented 60.7% of our fiscal year 2000 revenue. We deliver leading-edge analog, mixed-signal, digital signal processing semiconductors and groups of semiconductors that are designed to work together, also known as chip set solutions, for today's fastest-growing communications markets. Our design focus targets such opportunities as wired networks, subscriber line interface circuits, or SLICs, which interface analog and digital signals for telecom systems, and high-speed digital radios for cellular basestations. The two analog product lines include the following:

     Signal Processing Products. We have a portfolio of linear, mixed-signal and digital signal processor integrated circuits optimized for high-speed communications applications. Communications analog & mixed-Signal integrated circuits are primarily targeted at wired and wireless voice and data communications infrastructure applications. We have developed a complete portfolio of digital radio signal processing products and a line of 8-, 12- and 14-bit high speed data acquisition converter integrated circuits for cellular basestations, wireless data links, wireless local loop and broadband wireless access, which we refer to as the wireless infrastructure market. These products, designated CommLink(TM), enable our customers to increase the amount of data that can be transmitted, enabling the addition of high speed data transmission to cellular communications networks. These integrated circuits enable faster wireless data links between remote basestations and also enable more efficient cable "headends"--the ground station for the satellite links and broadband wireless access--which is sometimes called Wireless Cable or LMDS. Our products support cellular standards including 2G Digital such as IS-95 CDMA and GSM, 2.5G such as Edge and IS-95+, and 3G such as Wideband CDMA. We utilize both systems level engineering and integrated circuit expertise to offer superior products for wireless communications systems. This combination of expertise enabled us to introduce the industry's first digital signal processing-based single chip, the HSP50016, which increased the efficiency of signal chain implementation through component reductions. We continue that leadership with the HSP50216 Quad programmable down converter for use in 2.5G cellular basestation designs.

     New generations of high performance digital signal processing communications integrated circuits require ever increasing performance from the analog-to-digital and digital-to-analog converters that convert between digital signals and analog radio frequency signals for wireless applications. We currently market a family of 6- to 14-bit, CMOS analog-to-digital and digital-to-analog converters in multiple speed ranges and functional combinations in order to complement our digital radio wireless infrastructure solutions.

     With more than 15 years of experience in their design and development we continue to expand our portfolio of SLICs. SLICs, which are used in many telephone applications, serve two primary functions. First, they interface analog voice signals with digital processors. Second, they serve the simple, yet essential, function of ringing a telephone to signal an incoming call. Recently, we introduced an advanced ringing SLIC, which combined both functions into a single SLIC. Thus, the ringing SLIC acts as both an interface into the telephone and also rings the telephone. Our newest ringing SLIC product, a voice over internet protocol or VoIP product, enables the use of analog phones in the emerging Internet telephony market. Our SLIC portfolio of advanced telecom linecard solutions are ideal for today's universal telecom exchange systems, including Plain Old Telephone Service, or POTS, Private Branch Exchanges, Central Office, Loop Carrier, Fiber in the Loop and Wireless Local Loop.


     Included in our legacy base product portfolio are operational amplifiers, which are referred to as op amps, interface integrated circuits, and industrial and video integrated circuits and digital products which serve both defense and commercial systems with microprocessor memory and data communications products. These products typically have long life cycles and are designed into our customers' products. These include the industry standard BiCMOS high speed op amp and the low power instrumentation converter. This portfolio is sold to a broad range of customers in industrial, medical, computer, avionics and test and measurement instrumentation markets, primarily through distribution partners. These products typically have long life cycles and are designed into our customers' products thereby ensuring us long-term sales. Our end-user markets include wireless communications, video and image processing, high-speed satellite communications, test/measurement equipment and medical instrumentation.



     We supply our communications products to Cisco, Dell, IBM, Lucent, Siemens and other customers.


     Power Management Integrated Circuits. We develop power system architectures and provide a portfolio of computer products, file server/storage system products, networking and VoIP products. Our power management products for computing applications operate in a voltage range of 1 to 30 volts and are designed into desktop personal computers, file servers and workstations. We have also developed new power management circuits for 24x7 server networks supporting e-commerce on the Internet.


     Our highly successful HIP6000 family of pulse width modulator controller integrated circuits are used in about 30% of all personal computers that use Pentium, Pentium II and Pentium III class processors. We are currently working with motherboard manufacturers to have our pulse width modular controller integrated circuits designed into motherboards utilizing the recently introduced Pentium 4 processor. We expect to begin shipping products for Pentium 4 motherboards as Pentium 4 processors begin to ship in greater volumes in the near term. Based on our current design wins, we believe that we also have a substantial share of the volume of pulse width modulator controller integrated circuits used in motherboards utilizing Athlon processors.



     We have introduced an advanced architecture which delivers multiphase power to next generation, higher speed microprocessors. This is a requirement for Intel and AMD microprocessors above 800 MHz. This new platform of products consists of three controllers (HIP6301, HIP6302 and HIP6303) and three gate drivers (HIP6601, HIP6602 and HIP6603). We also offer a complete advanced configuration power interface solution for instant on and sleep mode capability used to save energy in personal computers.



     We provide complete power solutions for the file server and redundant array of independent disks, or RAID, market. Internet growth, especially e-commerce, is driving the need for high reliability/availability in these applications. Our family of hot plug products allows repair and maintenance of a file server and RAID without a complete shutdown of the file server.



     We are currently expanding our space-qualified portfolio by offering our Starpower(TM) family of radiation hardened power management products for commercial satellite applications. We are developing what we believe will be an industry-leading radiation hardened DC/DC Converter power module line to provide highly reliable power management in communications satellites. Our radiation hardened integrated circuit product portfolio includes logic, memories, signal processing components, microprocessors and custom devices, providing system designers with a full complement of products for radiation hardened systems used in commercial space and defense applications.



     Our power management integrated circuits are also used in industrial control and automotive engine management systems.




     We supply our power management products to Asustek, Compaq, Dell, IBM, Intel and other customers.

     DISCRETE POWER


     Our Discrete Power portfolio represented 31.4% of our revenue for fiscal year 2000. Discrete Power products coupled with our power management integrated circuits provide unique power management solutions for the integrated communications market. Our MOSFETs have been designed in conjunction with our multiphase power integrated circuits for faster, next generation computers. We also manufacture efficient power MOSFETs used in servers supporting the Internet. We are investing in new, efficient trench power devices for cellular phones and portable information appliances.



     In 1980, we invented IGBTs, or insulated gate bipolar transistors, and hold some of the fundamental patents that cover their production. We introduced our new 600V SMPS, or switch mode power supply Series IGBT family of high-speed, high efficiency IGBTs specifically tailored for operation in today's switched mode power supplies. Our portfolio also includes radiation hardened N- and P-channel metal oxide semiconductor field effect transistors, or MOSFETs, for high-reliability applications such as communications satellites.



     In addition, our IGBTs, MOSFETs and rectifiers are used in automotive and industrial applications. These include motor management, automotive ignition, welding, instrumentation and other industrial applications. Like our base analog and mixed-signal products, our base power MOSFETs are designed into our customers' products with life cycles spanning several years.


     We supply our discrete power products to Asustek, Bosch, Compaq, Emerson and Siemens and other customers who use our products for personal computer motherboard power, diesel fuel injection, body and chassis controls and industrial power supplies.

     WIRELESS


     Our Wireless portfolio represented 7.9% of our revenue for fiscal year 2000. We are the leading developer of semiconductor solutions for the emerging wireless local area networking market. Our PRISM(R) family of chip sets address the growing demand for wireless networking for use in both the home and business providing cost effective, wireless access to high data rate broadband communications networks. We believe we are the only supplier of an integrated wireless networking product solution, including reference designs, software and all integrated circuits necessary for wireless data communications at data rates of 11 megabits-per-second.



     The PRISM II chip set is composed of five highly integrated semiconductors. They are the 2.4GHz power amplifier, RF/IF up and down converter, IF/BV quadrature modulator/demodulator, baseband processor and the medium access controller. These integrated circuits represent design and manufacturing competence in radio frequency, or RF, mixed-signal and digital technologies. The 2.4GHz power amplifier, RF/IF up and down converter, and the quadrature modular/demodulator are designed and manufactured using a high performance RF silicon germanium process technology. The baseband processor and medium access controller are designed and manufactured using submicron complementary metal oxide semiconductor, or CMOS, process technologies.



     Because we design all of the components of our wireless chip set, including reference designs and software, we believe we provide our customers with the best available performance and value. Providing our customers with a turnkey wireless data radio solution enables them to have the fastest time to market for their systems which we believe is a critical competitive advantage in this emerging market. More than 40 companies, including Cisco, Compaq, Nokia, Samsung and Sony, have adopted use of the PRISM(R) chip set in their products. Our PRISM II chip set is our second-generation chip set capable of delivering high-speed wireless networking at data rates of 11 megabits-per-second. The PRISM II chip set incorporates advanced integrated circuit design with silicon germanium process technology which makes the PRISM II chip set five times faster while reducing power consumption by 50% compared to the original the PRISM(R) chip set. Since the introduction of the PRISM II chip set, we have been developing relationships with original equipment manufacturers, including Cisco, Compaq, Nokia, Nortel, Siemens, Sony, Symbol and 3Com, for use of the PRISM II chip set in a variety of wireless local area network applications for home and business.

     As of May 29, 2000, we acquired privately held No Wires Needed B.V., or NWN, for 3.35 million shares (which includes 323,493 shares issuable upon the exercise of options) of our Class A Common Stock. Based in Bilthoven, The Netherlands, NWN provides high performance wireless-to-broadband access point reference designs. NWN utilizes the PRISM(R) chip set together with its own high data rate digital controller integrated circuits allowing end users to wirelessly connect multiple computers and hand-held or Internet appliances to a wired broadband network. NWN also provides wireless encryption software which enhances the security of a wireless local area network. Additionally, NWN has designed a high data rate digital controller integrated circuit, which is a component we believe will enhance the performance of future generations of our PRISM(R) chip set. The NWN digital integrated circuit, which we refer to as a medium access controller, or MAC, is compliant with the IEEE802.11b standard and can support data rates of up to 54 megabits per second, which is vital for multi-channel voice and digital video in homes and offices. The acquisition of NWN added 52 new employees.


CUSTOMERS AND APPLICATIONS


     We seek to capitalize on our core competencies by focusing on the integrated communications market. Within the integrated communications market, our products include communication integrated circuits, power management semiconductors and PRISM(R) wireless local area network chip sets.



                            END MARKETS                      APPLICATIONS                  KEY CUSTOMERS
                      ------------------------      ------------------------------      -------------------
Communications        Wireless local area           Wireless local area networks        Cisco, Compaq,
                      networks communications,      providing network wireless          Dell, IBM, Lucent,
                      telecommunications            access to broadband (cable,         Nokia, Nortel,
                                                    ethernet, XDSL, ISDN)               Samsung, Siemens,
                                                    networks, video, wired and          Sony, Symbol, 3Com
                                                    wireless telephony, home
                                                    gateways, networking

Power Management      Networking and computing      File servers, PC motherboards,      Asustek, Compaq,
                                                    printers, workstations              Dell, IBM, Intel



     Outside of our targeted end markets, our remaining category is industrial products. Applications in this category include automotive applications including fuel injection and ignition circuits, industrial applications including power supplies and defense applications including smart munitions and tactical and strategic missiles. We sell to, among others, DaimlerChrysler, Siemens, Boeing, Lockheed Martin and Emerson.


SALES, MARKETING AND DISTRIBUTION


     In fiscal years 2000 and 1999, we derived about 60% and 66% respectively, of our sales from original equipment manufacturer, or OEM, customers through our global sales organizations and 40% and 34% respectively, of our sales through distributors. We operate sales organizations in the Americas, Europe and the Asia/Pacific region. Our sales organizations are supported by logistics organizations. Product orders flow to our manufacturing facilities or to one of our foundries, where the product is made. Products are then shipped to the customer either directly or indirectly via our warehouses in the United States, Europe and Asia.



     We have dedicated direct sales organizations operating in the Americas, Europe and Asia/Pacific regions that serve our major OEM customers. We have strategically located our sales offices near these major OEM customers. We also have a large network of distributors and manufacturers' representatives to distribute our products around the world. To serve our customer base, we maintain a small, highly focused, direct sales force selling products for each of our targeted product areas, combined with an extensive network of distributors and manufacturer's representatives. Our sales force is segmented by end-user markets, thereby ensuring each salesperson has an end-user market expertise and focus. We also maintain a dedicated marketing organization, which supports each product area on a regional basis.


     Typically, distributors handle a wide variety of products, including products that compete with our products, and fill orders for many customers. Some of our sales to distributors are made under agreements allowing for market price fluctuations and/or the right of return on some unsold merchandise. Virtually all distribution agreements contain an industry standard stock rotation provision allowing for minimum levels of inventory returns. In our experience, these inventory returns can usually be resold. Manufacturers' representatives generally do not offer products that compete directly with our products, but may carry complementary items manufactured by others. Manufacturers' representatives do not maintain a product inventory; instead, their customers place large quantity orders directly with us and are referred to distributors for smaller orders.

RESEARCH AND DEVELOPMENT


     We believe that the continued introduction of new products in our target markets is essential to our growth. We believe that we must continue to innovate, enhance and expand our products and services to maintain our leadership position, and we intend to achieve this through in-house research and development efforts and selective acquisitions. As of June 30, 2000, we had 571 employees engaged in research and development efforts. Our research and development efforts are focused on new product development and improvements in process technology in our growth areas of communications and power management. For fiscal year 2000, we allocated about 92% of our research and development investment towards development of products for the integrated communications market.



     Our expenditures for research and development in fiscal years 1998, 1999 and 2000 were $75.1 million, $67.0 million and $78.0 million, respectively. Each of our product areas maintain independent research and development organizations. We work closely with our major customers in many research and development situations to increase the likelihood that our products will be designed directly into the customers' products and achieve rapid and lasting market acceptance.


MANUFACTURING

     We fabricate wafers at three locations in the United States--Mountaintop, Pennsylvania, Palm Bay, Florida, and Findlay, Ohio. We also use a number of outside wafer fabrication foundries for the manufacture of device types where we do not have the necessary technologies resident in house. We also utilize advanced manufacturing processes of outside foundries for many of our PRISM(R) products.


     We recently sold our principal assembly and test facility, located in Kuala Lumpur, Malaysia, to ChipPAC and entered into a multi-year supply agreement with ChipPAC under which the Malaysian facility became our preferred provider of semiconductor assembly and test services. We also have limited assembly and test capability in Palm Bay, Florida. We use a number of assembly and test subcontractors for device types and packages that cannot be assembled and tested at ChipPAC's facility in Kuala Lumpur.



     Our wafer fabs are among the most productive and efficient in the industry. We believe we can continue to maintain competitive cost, further increase productivity and enhance our process efficiency by investing in people and assets, where necessary.


     We utilize an extensive set of manufacturing processes to fabricate our products, including technologies such as: ULTRAFET(R), IGBT, BiCMOS, Power BiCMOS, High Frequency Bipolar, CMOS and Rad Hard Processes. The table below sets forth some information regarding our manufacturing facilities, products, wafer diameter and annual wafer capacity:



                             FABRICATION FACILITIES


                                                                                           ANNUAL CAPACITY
      LOCATION                     PRODUCTS/FUNCTIONS              WAFER DIAMETER      (6" EQUIVALENT WAFERS)
      --------                     ------------------              --------------    ---------------------------
Mountaintop,            MOSFETs, IGBTs, rectifiers                      6", 8"                 420,000
 Pennsylvania

Findlay, Ohio           Standard linear/interface integrated                5"                 120,000
                        circuits, power integrated circuits

Palm Bay, Florida       Power integrated circuits, telecom              4", 6"                 175,000
                        SLICs, rad hard integrated circuits

     Our manufacturing processes use many raw materials, including silicon wafers and various chemicals and gases. We obtain our raw materials and supplies from a large number of sources on a just-in-time basis. Although supplies for the raw materials used by us are currently adequate, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry.


BACKLOG


     Our sales are made pursuant to purchase orders that are generally booked from one to six months in advance of delivery. Backlog is influenced by several factors including market demand, pricing and customer order patterns in reaction to product lead times. Although quantities actually purchased by customers may vary between booking and delivery to the extent customer needs or industry conditions change, our backlog has historically been a reliable indicator of our future revenues. Our backlog was about $188.5 million at July 3, 1998, $174.0 million at July 2, 1999 and $259.5 million at June 30, 2000. We expect to ship the backlog at June 30, 2000 within twelve months of that date.


SEASONALITY


     A lower percentage of our products is sold to the computer end-user or into the computer market than is sold by other semiconductor manufacturers. Sales in the computer market fluctuate more than in other semiconductor markets. As a result, we experience less seasonal fluctuation than the semiconductor industry as a whole. Historically, our first quarter has been the weakest due to model year changeovers in the automotive industry and summer holiday seasons, primarily in Europe. Our increasing focus on integrated communications products has resulted in a higher percentage of our sales coming from the communications markets in the second half of our fiscal year. Sales made into the communications market generally experience less seasonality than sales of our historical mix of products.



COMPETITION

     We compete in different markets to various degrees on the basis of price, technical performance, product features, product system compatibility, customized design, availability, quality and sales and technical support. Our ability to compete successfully depends on elements both within and outside of our control, including successful and timely development of new products and manufacturing processes, product performance and quality, manufacturing yields, product availability, intellectual property protection obtained by us and our competitors, customer service, pricing, industry trends and general economic trends.



     The following chart sets forth our principal competitors by business unit:



BUSINESS UNIT           PRINCIPAL COMPETITORS
-------------           ---------------------
Analog & Mixed-Signal   Analog Devices, Linear Technology, Semtech, Texas
                        Instruments

Discrete Power          International Rectifier, STMicroelectronics, Vishay

Wireless                Lucent, Philips, Texas Instruments


TRADEMARKS AND PATENTS

     We own rights to a number of trademarks and patents that are important to our business. Among others, we consider Intersil, PRISM(R), ULTRAFET(R) and CommLink to be trademarks that are material to our operations.


     Our corporate policy is to protect proprietary products by obtaining patents for these products when practicable. We currently possess about 1,250 patents.

EMPLOYEES


     Our worldwide workforce consisted of 2,930 employees (full- and part-time) as of June 30, 2000 of whom 730 were represented by collective bargaining arrangements. Of our employees, 1,715 were engaged in manufacturing, 571 were engaged in engineering, 394 were engaged in marketing and sales, 145 were engaged in administration and 105 were engaged in operating our management information systems. Of our employees, 1,786 were employed in the Analog & Mixed-Signal area; 882 were employed in the Discrete Power area; and 262 were employed in the Wireless area. We believe that our relations with our employees are good.


PROPERTIES


     In the United States, we lease our corporate headquarters in Irvine, California. Additional manufacturing, warehouse and office facilities are housed in about 846,000 square feet, 445,000 square feet and 270,000 square feet of space in properties owned by us in Palm Bay, Florida, Mountaintop, Pennsylvania and Findlay, Ohio, respectively.





     Our primary engineering activity takes place in Palm Bay, Florida and at our other manufacturing facilities. In addition, we have engineering activities taking place in our corporate headquarters and in leased facilities in Durham, North Carolina (Research Triangle Park), Branchburg, New Jersey, San Antonio, Texas, Seattle, Washington and Bilthoven, The Netherlands.


     We maintain regional sales offices in Orange County, California, Palm Bay, Florida; Burlington, Massachusetts; Dallas, Texas; San Jose, California; Munich, Germany; Milan, Italy; Camberly, United Kingdom; and Taipei, Taiwan and other sales offices around the world. All our offices are leased generally under short term leases, except our offices in Palm Bay, Florida.

     We believe that our facilities around the world, whether owned or leased, are well-maintained. Our manufacturing facilities contain sufficient production capacity to meet our needs for the foreseeable future.

ENVIRONMENTAL MATTERS


     Our operations are subject to environmental laws in the countries in which we operate that regulate, among other things, air, ground and water emissions at our manufacturing facilities; the management and disposal of hazardous substances; and the investigation and remediation of environmental contamination. As with other companies engaged in like businesses, the nature of our operations exposes us to the risk of environmental liabilities or claims. We believe, however, that our operations are in substantial compliance with applicable environmental requirements. Our costs to comply with environmental regulations were about $6.3 million, $7.4 million and $4.8 million in each of fiscal years 1998, 1999 and 2000, respectively.



     Our facilities in Findlay, Ohio have ongoing remediation projects to respond to releases of hazardous substances that occurred prior to the acquisition of Harris' semiconductor business. Our facilities in Mountaintop, Pennsylvania have groundwater and subsurface soil contamination from past operations, some of which occurred prior to Harris' acquisition of those facilities, for which remediation has been conducted, and additional remediation may be required. In addition, Harris' facilities in Palm Bay, Florida, a portion of which includes our business, are listed on the National Priorities List for clean-up under the Comprehensive Environmental Response, Compensation and Liability Act ("Superfund"). Remediation activities are ongoing in Palm Bay in accordance with consent decrees entered into by Harris with the United States Environmental Protection Agency. Harris has agreed to indemnify us for the cost of these projects at all of our facilities, including at Findlay, Ohio, Mountaintop, Pennsylvania and Palm Bay, Florida and our former facility at Kuala Lumpur, Malaysia to the extent these costs exceed financial reserve amounts at the time of our acquisition of the semiconductor business of Harris. Based on the historical costs of these projects and because the remediation projects are in advance stages, we do not believe that the future cleanup costs will be material, even without the indemnity.

     In connection with the closure of a waste storage pad at our former Kuala Lumpur facility in Malaysia, a June 2000 environmental investigation identified evidence of potential releases to the groundwater of hazardous substances that were previously stored on the pad. Based on the composition of the groundwater impacts, it appears that the hazardous substances were those used by Harris or its predecessors, and not us. Harris has agreed to indemnify us for addressing environmental conditions created prior to our ownership, and accordingly we put Harris on notice of the potential environmental claim. We sold the business which operates out of the Kuala Lumpur, Malaysia facility to ChipPAC in June 2000 (See Business--Manufacturing) and we gave ChipPAC a similar indemnity. ChipPAC provided us with a claim for indemnification by letter dated August 1, 2000. We do not have adequate information to determine the extent of the impacts to groundwater, but we do not believe future cleanup costs, if needed, will be material, even without the Harris indemnity.



     Future laws or regulations and changes in existing environmental laws or regulations may subject our operations to different, additional or more stringent standards. While historically the cost of compliance with environmental laws has not had a material adverse effect on our business, financial condition, or results of operations, we cannot predict with certainty our future costs of compliance because of changing standards and requirements. We cannot assure you that material costs will not be incurred in connection with the future compliance with environmental laws or with future cleanup costs related to currently unknown contamination.


LEGAL PROCEEDINGS


     From time to time we are involved in legal proceedings arising in the ordinary course of business. We are presently co-defendants with Harris in a suit brought by Ericsson alleging patent infringement, which is pending in the Sherman Division of the United States District Court for the Eastern District of Texas. Ericsson alleges infringement of four of its patents relating to telephone subscriber line interface circuits. The suit was initially directed against Harris; we were joined as defendants in this action on September 1, 1999. Ericsson seeks an injunction (requiring the co-defendants to stop making, using or selling telephone subscriber line interface circuits which utilize Ericsson's patents) plus damages, including lost profits and/or a reasonable royalty, costs of suit, treble damages, prejudgment interest and attorneys' fees. However, to the extent our liability for damages from this litigation, if any, arises out of the conduct of the semiconductor business by Harris prior to closing, this liability will be covered by Harris' agreement in connection with the acquisition of the semiconductor business to provide us with certain indemnities.



     In addition, Harris is a defendant in an action brought by Geisting & Associates, seeking to recover commissions and receivables allegedly lost as a result of the termination of Geisting as a sales representative for our PRISM chip set. The action is pending in the United States District Court for the Middle District of Florida-Orlando. While Intersil has not been named as a defendant, we could be liable for any judgment entered against Harris on the pending claims, and we are conducting the defense of the action. Geisting seeks damages, including lost profits, and attorneys' fees.



     We believe that there is no litigation pending that could have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

                                THE TRANSACTIONS


     The following contains summaries of the material agreements which we entered into in connection with the acquisition of the semiconductor business of Harris. This acquisition was funded in part by the proceeds of the sale of units, consisting of the 13.25% Senior Subordinated Notes due 2009 of Intersil and the warrants of Intersil Holding which are being registered under this prospectus. The descriptions in the summaries of the terms and provisions of the agreements are complete in all material respects, but for detailed information you should read the agreements themselves, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.


MASTER TRANSACTION AGREEMENT

     In accordance with the Master Transaction Agreement,

     o Harris transferred to us portions of the semiconductor business in exchange for (a) $504.3 million in cash, and (b) our subordinated promissory note, referred to as the 11.13% Seller Holding PIK Note, in the principal amount of $90.0 million, which permitted us to pay interest in the form of additional notes, which we call pay-in-kind, or PIK, notes;

     o Harris paid about $9.0 million in cash to us to purchase shares of our 12% Series A Cumulative Compounding Preferred Stock and common stock;

     o we sold to Sterling Holding Company, LLC, referred to as Sterling, and to senior management and other key employees, referred to as the Management Investors, and certain other investors shares of 12% Series A Cumulative Compounding Preferred Stock and common stock for a total of about $81.0 million in cash;

     o we contributed cash in the amount of about $90.0 million to Intersil's capital as well as assets with a fair market value of about $90.0 million;

     o Citicorp Mezzanine Partners, L.P. contributed $30.0 million in cash to us in exchange for our subordinated promissory note, referred to as the 13.5% Subordinated Holding PIK Note due 2010, and warrants to purchase 3,703,707 shares of Class A Common Stock (reduced to 2,222,224 upon repayment in full of the 13.5% Subordinated Holding PIK Note due 2010);

     o we contributed cash in the amount of $30.0 million received from Citicorp Mezzanine Partners, L.P. to Intersil's capital; and

     o Intersil borrowed $220.0 million available under its new senior credit facilities and received the gross proceeds of $200.0 million from the sale of 200,000 units, each unit consisting of $1,000 principal amounts of Senior Subordinated Notes of Intersil and one warrant to purchase
       18.5185 shares of Class A Common Stock of Intersil Holding.

     The assets purchased by us under the Master Transaction Agreement include, among other things, some properties located at Palm Bay, Florida, Mountaintop, Pennsylvania, Findlay, Ohio (see "Business--Properties"), and Kuala Lumpur, Malaysia, this facility was subsequently sold (see "Recent Developments"). The assets purchased by us also included, with some exceptions and limitations, all of the manufacturing equipment, motor vehicles, office furniture, inventory, governmental permits and licenses and other assets necessary to operate our business. In addition, purchased assets include:

     o contractual rights and obligations which primarily relate to the semiconductor business;

     o intellectual property rights; and

     o all of the capital stock and membership interests of four domestic and twelve foreign entities (corporations and limited liability companies) owned by Harris. We acquired eleven of the twelve foreign entities or their assets either directly or through a foreign subsidiary wholly owned by us. The twelfth foreign entity, a corporation which operated our assembly and test facility in Kuala Lumpur, Malaysia, was acquired by a British Virgin Islands corporation that is wholly owned by our wholly-owned Malaysian subsidiary. The acquisition of this twelfth foreign entity was made under a separate transaction agreement and was financed with funds both contributed by us and loaned by our wholly-owned Cayman Islands subsidiary to our Malaysian subsidiary (the loan proceeds from the Cayman Islands subsidiary consisting of funds contributed to this subsidiary by us) which in turn were loaned and contributed to the British Virgin Islands corporation.

     Among the liabilities we did not assume are the environmental liabilities relating to the operations of the semiconductor business and the transferred Harris subsidiaries prior to closing. The agreement provides that

Harris must indemnify us for any damages arising from these excluded liabilities. The agreement also provides that we must offer to employ all our employees on substantially the same terms and conditions as they were employed immediately before the acquisition of the semiconductor business. In addition, the agreement contains a provision that, subject to some limitations, forbids Harris for a period of five years after the consummation of the acquisition of the semiconductor business from engaging in business competing with most of our products in existence on the date the transactions were consummated.


     Under the terms of the Master Transaction Agreement, Harris entered into with us various agreements, including the Intellectual Property Agreement, the Patent Assignment and Services Agreement, the License Assignment Agreement, the Secondary Trademark Assignment and License Agreement, the Harris Trademark License Agreement, the Royalty Agreement, the Transition Services Agreement, the Shareholders' Agreement and the Registration Rights Agreement. See "Description of Capital Stock--Shareholders' Agreement" and "--Registration Rights Agreement."


INTELLECTUAL PROPERTY AGREEMENT

     Under the Intellectual Property Agreement, Harris assigned to us its entire ownership, right, title and interest in some intangible property rights existing under laws respecting copyright, maskwork and trade secrets, which intangible property rights are owned by Harris and that were specific to the operations of the semiconductor business. Harris also granted to us a royalty-free, non-exclusive, worldwide license, with a limited right to sublicense, under certain copyrights, maskworks and trade secrets to make, have made, use and sell certain products, which copyrights, maskworks and trade secrets are specific to the products or are used in the semiconductor business. The Intellectual Property Agreement lists those licenses to software that are unassignable without the permission of the licensor.

PATENT ASSIGNMENT AND SERVICES AGREEMENT


     Under the Patent Assignment and Services Agreement, Harris assigned to us, subject to pre-existing license rights, about 1,300 patents. Harris also granted us a worldwide, royalty-free, non-exclusive license, without the right to sublicense, under some other applicable patents, for the life of such patents, to make, have made, use and sell certain of our products. Harris retained the rights to some patents for up to three years before assigning their entire right, title and interest therein to us (provided that the patents are not in litigation at the time, and no royalties are owed on licenses to the patents). During the interim preceding the assignment of these retained patents, Harris granted us a worldwide, royalty-free, non-exclusive license thereto, without the right to sublicense.


LICENSE ASSIGNMENT AGREEMENT

     Under the License Assignment Agreement, Harris assigned to us its entire right, title and interest in and to certain license agreements by and between Harris and third party licensors and licensees, which license agreements may be assigned without the consent of the third parties. The agreement provides that Harris will use commercially reasonable efforts, as requested by us in writing, to provide us with the economic benefit of certain other license agreements between Harris and third party licensors and licensees, which license agreements are material to the semiconductor business and require the consent of the third parties to assign. Harris will assign to us any revenue received under certain other royalty bearing license agreements between Harris and third party licensees, which agreements require the consent of the third party licensees to assign, and will use commercially reasonable efforts to obtain the consent of the third party licensees to these assignments.

     The agreement also provides that Harris will, at our written request and to the extent that Harris is authorized to do so and that the license is relevant to our business as of August 13, 1999, grant us a sublicense under the License Agreement between Harris and Lemelson Medical, Education & Research Foundation, Limited Partnership dated April 30, 1999. The agreement with Lemelson Medical and subsequent sublicenses will authorize us to use the inventions identified in up to one hundred eighty patents and patent applications concerning chemical manufacturing, optical measurement and tracking of production lots, all of which are technologies used in manufacturing semiconductors. The License Assignment Agreement further provides that Harris will assign all remaining rights in the retained license agreements to us. The assignment of each retained license agreement is to occur at the time that all the amounts that are due, or are to become due under that retained license agreement, have been paid to Harris. In the event that a retained license agreement cannot be assigned at that time, Harris will use commercially reasonable efforts, as requested by us, to provide us with the economic benefit of that retained license agreement. The assignment of, or commercially reasonable efforts to provide us the economic benefit of, each retained license agreement is to occur at the time that all the amounts that are due, or are to become due under the retained license agreement, have been paid to Harris. The agreement still further provides that we accept the assignments or transfers effected under the License Assignment Agreement and assume the liabilities of Harris to each of the license agreements so assigned or transferred.


SECONDARY TRADEMARK ASSIGNMENT AND LICENSE AGREEMENT



     Under the Secondary Trademark Assignment and License Agreement, Harris assigned to us some trademarks related to products of the semiconductor business and we granted back to Harris worldwide, non-exclusive, royalty-free licenses recognizing transitional use of some visible trademarks assigned by Harris to us. The agreement further provides that Harris will cooperate with us, at our expense, in any judicial or administrative proceedings contemplated or commenced by us under any of the trademarks assigned to us under this agreement.


HARRIS TRADEMARK LICENSE AGREEMENT

     Under the Harris Trademark License Agreement, Harris granted to us non-exclusive, royalty-free licenses recognizing transitional use of some visible trademarks and product-embedded trademarks, which embedded trademarks will not be eliminated until the relevant product is discontinued.



THE ROYALTY AGREEMENT



     Under the Royalty Agreement covering PRISM(R) revenues, we agreed to pay Harris 2% of the revenue generated by the sales of the PRISM(R) chip sets until August 13, 2004. As of August 31, 2000, we had paid Harris $593,670 in connection with the Royalty Agreement.




TRANSITION SERVICES AGREEMENT



     Under the Transition Services Agreement, Harris agreed to provide a number of business support services to us to assist in the conversion of the semiconductor business to an independent entity from the consummation of the acquisition for, in most instances, up to 8 months. We are not currently utilizing any of these services from Harris.



     Under the Transition Services Agreement, we have also agreed to provide Harris with certain services for a period of 18 months and certain products for a period of 24 months related to the suppression products business. For the services and products to be provided by us to Harris, Harris has agreed to pay 5% on top of all costs except third-party costs.

                                   MANAGEMENT



DIRECTORS AND EXECUTIVE OFFICERS



     The following table sets forth certain information regarding the persons who are members of our Board of Directors, key employees or executive officers. With the exception of Messrs. Conn, Peeters and Pokelwaldt, who joined as directors on April 19, 2000, each of our directors has served as director since our formation on June 2, 1999. Our directors will continue to hold office until the next annual meeting of shareholders or until a successor has been elected and qualified. With one exception, each of our officers has served as an officer since our formation, and each of our officers will hold office until the first meeting of directors after its next annual meeting of shareholders or until a successor has been elected and qualified.



NAME                                        AGE                          TITLE
----                                        ---                          -----
Gregory L. Williams.......................  47    Chief Executive Officer, Director

Daniel J. Heneghan........................  44    Vice President, Chief Financial Officer and
                                                  Assistant Secretary

Larry W. Sims.............................  43    Vice President, Marketing and Sales

Lawrence J. Ciaccia.......................  41    Vice President, General Manager, PRISM(R) Wireless

W. Russell Morcom.........................  54    Vice President, General Manager, Discrete Power

Stephen M. Moran..........................  43    Vice President, General Counsel and Secretary

Julie B. Forbes...........................  43    Vice President, Human Resources

Robert W. Conn............................  58    Director

Gary E. Gist..............................  53    Director

Jan Peeters...............................  49    Director

Robert N. Pokelwaldt......................  64    Director

James A. Urry.............................  45    Director



     Gregory L. Williams, Chief Executive Officer, Director. Mr. Williams is our Chief Executive Officer and one of our directors. From October 1998 to August 1999, Mr. Williams was President of the semiconductor business at Harris. From January 1998 to October 1998, Mr. Williams was Vice President and General Manager of the Power Products Division at Harris. From 1984 to 1998, Mr. Williams also served as Vice President and Assistant General Manager of the Semiconductor Components Group, Vice President and General Manager of the Power Products Division, and Vice President and Director of Automotive World Marketing at Motorola Semiconductor, and from 1977 to 1984, Mr. Williams served with General Electric Company.



     Daniel J. Heneghan, Vice President, Chief Financial Officer and Assistant Secretary. Mr. Heneghan is our Vice President, Chief Financial Officer and Assistant Secretary. From 1996 to August 1999, Mr. Heneghan was Vice President and Controller of the semiconductor business at Harris. From 1994 to 1996, Mr. Heneghan was Vice President of Digital Products of the semiconductor business at Harris. Mr. Heneghan also served at various times as Division Controller of the semiconductor business at Harris, Director of Planning at Harris, Director of Finance at Harris and Senior Financial Analyst with Royal Crown Cola.



     Larry W. Sims, Vice President, Marketing and Sales. Mr. Sims is our Vice President, Marketing and Sales. From August 1998 to August 1999, Mr. Sims was Vice President, Sales of the semiconductor business at Harris. From 1979 to 1998, Mr. Sims served in various sales management positions at Motorola Semiconductor.



     Lawrence J. Ciaccia, Vice President, General Manager, PRISM(R) Wireless. Mr. Ciaccia is our Vice President and General Manager, PRISM(R) Wireless Products Business Unit. From February 1998 to December 1999, Mr. Ciaccia was Vice President and Director of Engineering for the PRISM(R) Wireless Products business at Harris. From 1997 to 1998 Mr. Ciaccia was Director of Strategic and Product Marketing for the Multimedia Products business at Harris. Mr. Ciaccia also served at various times from 1993 to 1997 as Director of Engineering for several different semiconductor businesses at Harris.

     W. Russell Morcom, Vice President, General Manager, Discrete Power. Mr. Morcom is our Vice President and General Manager, Discrete Power. From 1997 to August 1999, Mr. Morcom was Vice President and General Manager, Operations and Quality of the semiconductor business at Harris. From 1991 to 1997, Mr. Morcom was Vice President and General Manager, Semiconductor Products Division of the semiconductor business of Harris.



     Julie B. Forbes, Vice President, Human Resources. Ms. Forbes joined our company as Vice President, Human Resources in August 1999. Prior to joining us, Ms. Forbes was the Vice President and Director of Human Resources for the Satellite Communications Group of Motorola from 1998 to 1999. From 1992 until 1998, Ms. Forbes served in various other Human Resources positions in the Semiconductor Products Sector of Motorola.



     Stephen M. Moran, Vice President, General Counsel and Secretary. Mr. Moran joined our company as Vice President, General Counsel, and Secretary in January of 2000. Prior to joining us, Mr. Moran served with Toshiba America, Inc. from September 1996 until January 2000 and served as the Vice President and General Counsel for Toshiba America Electronic Components, Inc. (Toshiba America's Semiconductor Company) from January 1998 to January 2000. From March 1992 until September 1996, Mr. Moran was the General Counsel of ITT Cannon, Inc., an ITT Industries corporation.



     Robert W. Conn, Director. Dr. Conn is one of our directors. Dr. Conn has been the Dean of the Jacobs School of Engineering, University of California, San Diego, and the Walter J. Zable Endowed Chair in Engineering since 1994. Prior to joining University of California, San Diego, Dr. Conn served as Professor of Engineering and Applied Sciences and founding Director of the Institute of Plasma and Fusion Research at the University of California, Los Angeles. Dr. Conn has been editor of the journal Fusion Engineering and Design, since 1986. Dr. Conn recently served as a member of the President's Committee of Advisors on Science and Technology Panel on Energy R&D Policy for the 21st Century, which service ended in 1998.



     Gary E. Gist, Director. Mr. Gist is one of our directors. Mr. Gist has served as the President and Chief Executive Officer of Palomar Technological Companies since 1995, a corporation made up of a diverse group of companies that focus on designing and manufacturing electronic products including the following companies: HID Corporation, AML Wireless Systems, Inc., Palomar Display Products, Inc., Palomar Products, Inc. and Palomar Technologies, Inc. Prior to 1995, he was Division Manager of the Technology Products Division of Hughes Industrial Electronics Company.



     Jan Peeters, Director. Mr. Peeters is one of our directors. Mr. Peeters is the founder, Chairman, President, Chief Executive Officer and a major shareholder of Olameter Inc., a communications and data management service provider which he formed in 1998. Mr. Peeters was a founder, Vice-Chairman, President and Chief Executive Officer of Fonorola Inc. where he held the position of President and Chief Executive Officer since 1990 and the position of Vice-Chairman since 1994, until that company was sold to Call-Net Enterprises in June 1998. Mr. Peeters serves on the Board of Directors of Call-Net Enterprises and Cogeco, Inc.



     Robert N. Pokelwaldt, Director. Mr. Pokelwaldt is one of our directors. Mr. Pokelwaldt retired as the Chairman and Chief Executive Officer of YORK International Corporation, an independent supplier of heating, ventilating, air conditioning, and refrigeration products in the U.S. and internationally in November 1999. He became President and Chief Executive Officer of YORK in 1991, and Chairman of YORK in January 1993. Mr. Pokelwaldt joined YORK as President of Applied Systems Worldwide, a YORK Division, in 1988, and two years later was appointed President and Chief Operating Officer of YORK International. Mr. Pokelwaldt serves on the Board of Directors of Mohawk Industries, Susquehanna Pfaltzgraff, Inc. and Carpenter Technology.



     James A. Urry, Director. Mr. Urry is one of our directors. Mr. Urry has been with Citibank, N.A. since 1981 serving as a Vice President since 1986. He has been a Vice President of Citicorp Venture Capital Ltd., which is an affiliate of ours, since 1989. He is also a Director of Airxcel, Inc., Hancor Holding Corporation, IKS Corporation, Palomar Technological Companies and York International Corporation.

     Our Board of Directors currently consists of six directors, determined as follows: our chief executive officer, one individual designated by Sterling, up to two independent directors designated by Sterling (to the extent permitted by applicable law as determined in Sterling's sole discretion) and, in the event the Board includes two independent directors designated by Sterling, one additional individual designated by Sterling. The holders of a majority of the outstanding shares of Class A Common Stock (including any shares of Class A Common Stock held by Sterling) have the right to veto the election of any independent directors designated by Sterling. Under our Shareholders' Agreement, each of our shareholders prior to the initial public offering (owning in the aggregate 18,554,703 shares, or approximately 41%, of the outstanding Class A Common Stock, our only class of voting stock, and 49,746,482 shares, or 100%, of Class B Common Stock which are convertible into shares of Class A Common Stock on a one-to-one basis) agrees to take all action necessary (including voting his, her or its shares, calling special meetings and executing and delivering written consents) to ensure our Board of Directors will be composed at all times as described in this paragraph.



DIRECTOR COMPENSATION AND ARRANGEMENTS



     Those directors who are employed by us or by Citicorp Venture Capital Ltd. do not receive compensation for their services as directors. All other directors receive cash in the amount of $10,000 per year and $1,500 and $1,000, respectively, per board and committee meeting attended and non-cash compensation of a one-time appointment grant of options to purchase 7,500 shares of our Class A Common Stock and an annual grant of options to purchase 5,000 shares of our Class A Common Stock. All directors will be reimbursed for travel and other expenses incurred in attending meetings of the Board of Directors or its committees.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; AUDIT COMMITTEE



     James A. Urry and Gary E. Gist are the members of our Compensation Committee. Jan Peeters, Gary E. Gist, and Robert N. Pokelwaldt are the members of our Audit Committee.

EXECUTIVE COMPENSATION


     The following table sets forth certain information concerning the compensation received by our five most highly compensated officers for services rendered in fiscal years 1999 and 2000.



                           SUMMARY COMPENSATION TABLE



                                                                              LONG-TERM COMPENSATION
                                                                            --------------------------
                                                                               AWARDS
                                           ANNUAL COMPENSATION              -------------    PAYOUTS
                                 ----------------------------------------    SECURITIES     ----------
      NAME AND          FISCAL                            OTHER ANNUAL       UNDERLYING        LTIP         ALL OTHER
 PRINCIPAL POSITION      YEAR     SALARY    BONUS(1)   COMPENSATION(2)(3)    OPTIONS(4)      PAYOUTS     COMPENSATION(5)
 ------------------     ------   --------   --------   ------------------   -------------   ----------   ---------------
Gregory L. Williams..    2000    $399,615   $ 49,559        $430,052           140,000        $    0         $29,312
  Chief Executive        1999     318,615     20,531           6,925                 0             0          12,207
    Officer

Larry W. Sims........    2000     239,231     41,698         421,239            63,334             0           6,666
  Vice President,        1999     185,769    117,953          47,174                 0             0           1,889
  Marketing and Sales

George L. Gidzinski..    2000     190,769     22,173               0            63,334        19,620          10,899
  Vice President and     1999     133,269     46,683           3,264                 0        28,350          15,128
  General Manager,
  Analog and
  Mixed-Signal

W. Russell Morcom....    2000     186,923     51,360               0            63,334        49,050          16,099
  Vice President and     1999     170,000    113,623          10,798                 0        70,875          57,114
  General Manager,
  Discrete Power

Daniel J. Heneghan...    2000     179,712     44,287               0            63,334        17,249          10,405
  Vice President,        1999     121,980     44,121           1,920                 0        24,924          23,774
  Chief Financial
  Officer and
  Assistant Secretary


------------------

(1) This category includes Annual Incentive Plan bonus for all officers and a sales incentive compensation bonus for Mr. Sims. It also includes a disruption bonus for Mr. Heneghan in the amount of $25,000 in fiscal year 2000 and a disruption and signing bonus for Mr. Sims in the amount of $65,000 in fiscal 1999.



(2) Except for Mr. Williams and Mr. Sims, none of the executive officers named in the Summary Compensation Table received personal benefits in excess of $50,000 or 10% of annual salary and bonus for fiscal year 2000. Mr. Williams' and Mr. Sims' personal benefits for fiscal year 2000 included relocation expenses and applicable taxes associated with their relocation to the corporate office in Irvine, California.



(3) Except for Mr. Sims, none of the executive officers named in the Summary Compensation Table received personal benefits in excess of the lesser of $50,000 or 10% of annual salary and bonus for fiscal year 1999. Mr. Sims' personal benefits for fiscal year 1999 included relocation expenses and applicable taxes associated with his relocation to Melbourne, Florida. The other amounts reported represent dividend equivalent payments on outstanding performance shares granted under Harris' Stock Incentive Plan for which the performance period had not expired.


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


(4) All stock options were granted under the Intersil Holding Corporation 1999 Equity Compensation Plan. The stock option grants terminate ten years from the date of grant and vest over a five year period--20% upon each of the first five anniversary dates of the grant.



(5) Amounts reported reflect contributions and allocations to defined contribution retirement plans and the value of insurance premiums for term life insurance and disability insurance.



     The following table provides information concerning stock options granted to the executive officers named in the Summary Compensation Table during fiscal year 2000.



                      OPTIONS GRANTED IN LAST FISCAL YEAR



                                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                                                  ASSUMED ANNUAL RATES
                                                  PERCENTAGE OF                                         OF STOCK
                                                   ALL OPTIONS                                     PRICE APPRECIATION
                                   NUMBER OF       GRANTED TO                                          FOR OPTION
                                  SECURITIES      ALL EMPLOYEES                                         TERM (4)
                                  UNDERLYING        IN FISCAL        EXERCISE    EXPIRATION   -----------------------------
              NAME                OPTIONS (1)       YEAR (2)          PRICE       DATE (3)         5%              10%
              ----                -----------   -----------------   ----------   ----------   -------------   -------------
Gregory L. Williams.............    140,000            4.4%           $25.00      2/24/2010    $2,201,131      $5,578,099

Larry W. Sims...................     63,334            2.0             25.00      2/24/2010       995,760       2,523,452

George L. Gidzinski.............     63,334            2.0             25.00      2/24/2010       995,760       2,523,452

W. Russell Morcom...............     63,334            2.0             25.00      2/24/2010       995,760       2,523,452

Daniel J. Heneghan..............     63,334            2.0             25.00      2/24/2010       995,760       2,523,452


------------------

(1) These options vest in twenty-percent increments on the first five anniversaries of the grant date of February 24, 2000.


(2) A total of 3,177,184 options were granted to Intersil employees under the Intersil Stock Option Plan in fiscal year 2000.


(3) The options will expire ten years after the grant date of February 24, 2000.


(4) Represents the potential realizable value of the underlying shares of Intersil common stock at the expiration date based on an assumed annual appreciation rate of 5% and 10%, set by the Securities and Exchange Commission. The amounts shown are not intended to forecast future appreciation in the price of our Class A Common Stock.



     The following table sets forth information regarding the number and value of options held by the executive officers named in the Summary Compensation Table at the end of fiscal year 2000.



                    OPTION VALUES AT END OF LAST FISCAL YEAR



                                                    NUMBER OF SECURITIES              NET VALUE OF
                                                   UNDERLYING UNEXERCISED       UNEXERCISED IN-THE-MONEY
                                                     OPTIONS AT YEAR-END         OPTIONS AT YEAR-END(1)
                                                 ---------------------------   ---------------------------
                                                 EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                 -----------   -------------   -----------   -------------
Gregory L. Williams...........................        --          140,000           --        $4,068,400

Larry W. Sims.................................        --           63,334           --         1,840,486

George L. Gidzinski...........................        --           63,334           --         1,840,486

W. Russell Morcom.............................        --           63,334           --         1,840,486

Daniel J. Heneghan............................        --           63,334           --         1,840,486


------------------

(1) Reflects net pre-tax amounts determined by subtracting the exercise price from $54.06 per share, the fair market value of common stock at the end of fiscal year 2000.

EMPLOYMENT AGREEMENTS



     We and Intersil entered into an employment agreement with Mr. Williams for him to serve as our Chief Executive Officer and a member of our Board of Directors. His employment agreement provides for an annual base salary of $425,000, subject to increases and annual performance bonuses at the discretion of the Board of Directors. The agreement also provides for Mr. Williams to receive our standard benefits. The term of the agreement is 60 months from August 13, 1999, subject to automatic renewal for successive one year terms, unless either we give or Mr. Williams gives prior notice of non-renewal. Mr. Williams is subject to a noncompetition covenant during the term of his agreement and for a period of one year following termination or expiration of the agreement.


RETIREMENT AND SAVINGS PROGRAM

     We provide retirement benefits to substantially all employees primarily through a retirement plan having profit-sharing and savings elements. Contributions by us to the retirement plan are based on profits and employees' savings with no other funding requirements. We are able to make additional contributions to the fund at our discretion. We also have non-contributory defined benefit pension plans which are fully funded.

     Retirement benefits also include an unfunded limited healthcare plan for U.S.-based retirees and employees on long-term disability. We accrue the estimated cost of these medical benefits, which are not material, during an employee's active service life.

1999 EQUITY COMPENSATION PLAN


     We adopted the 1999 Equity Compensation Plan, effective August 13, 1999, which we refer to as the Plan. Under the Plan, we may grant awards covering up to 7,500,000 shares of Class A Common Stock to key employees, directors and consultants of the Company and our subsidiaries. Options to acquire 3,177,184 shares of Class A Common Stock are the only awards which have been granted under the Plan as of June 30, 2000. The Plan authorizes us to grant either (1) options intended to constitute incentive stock options under the Internal Revenue Code of 1986, as amended, (2) non-qualified stock options, (3) shares of restricted stock, (4) stock appreciation rights or (5) phantom share awards. Under the Plan, a committee of the Board of Directors will determine the exercise price of each option granted, provided that the minimum exercise price for an incentive stock option will be equal to the fair market value of the underlying stock on the date the option is granted. The maximum term of any option will be ten years from the date of grant. Options granted will be exercisable at the determination of the committee. Within any calendar year, an employee may not receive options to purchase more than 666,667 shares of Class A Common Stock.




     A grant of restricted stock represents the right to become the owner of that stock upon the lapse of restrictions, which will usually require the performance of substantial additional services by the recipient of the grant. If the restrictions are not satisfied, the restricted stock is forfeited. If the restrictions are satisfied, the individual in question becomes the owner of those shares. In the interim, the individual is entitled to any dividends that may be paid on the restricted shares and is allowed to vote them. The individual cannot, however, sell, assign or otherwise transfer the subject shares.



     A stock appreciation right entitles the recipient to a payment, in cash or in shares of Class A Common Stock of an amount equal to the excess of the fair market value of Class A Common Stock on the date the stock appreciation right is exercised over the "exercise price" of the stock appreciation right, which will usually be the fair market value of the Class A Common Stock on the date the stock appreciation right is granted.



     A phantom stock award entitles the recipient to a payment in cash or in shares of Class A Common Stock of an amount equal the value of the underlying Class A Common Stock as of the date of settlement specified in the award or appreciation in the value of the underlying Class A Common Stock over the period from the grant of the phantom share award to the date of settlement specified in the award.


     The terms and conditions of grants of restricted stock, stock appreciation rights and phantom stock awards will be governed by the Plan and by the terms of the agreement making the grant or award, as determined by the committee of the Board of Directors.

     Any Class A Common Stock awarded as restricted stock, awarded upon exercise of an option or a stock appreciation right or awarded in settlement of a phantom stock award will count against the 7,500,000 share overall limit under the Plan.


EMPLOYEE STOCK PURCHASE PLAN


     In connection with our initial public offering, we adopted the Intersil Holding Corporation Employee Stock Purchase Plan, which we refer to as the Employee Stock Purchase Plan. Pursuant to the Employee Stock Purchase Plan, our employees and employees of related participating employers such as Choice-Microsystems, Inc. have an opportunity to purchase up to 1,333,334 shares of our Class A Common Stock at a discount. All such employees who render more than 20 hours of service per week for more than five months per calendar year, other than those who own 5% or more of our outstanding securities, are eligible to participate in the Employee Stock Purchase Plan. The Employee Stock Purchase Plan will expire 10 years from its effective date. The Employee Stock Purchase Plan is intended to comply with the provisions of Section 423 of the Internal Revenue Code of 1986.



     Employees purchase shares pursuant to the Employee Stock Purchase Plan by electing to have a percentage of their base compensation withheld from their paychecks for the duration of a six month purchase period. We hold such compensation in notional accounts for the benefit of the participating employees. At the end of each purchase period, the money that has accumulated in each employee's notional account will be used to buy shares of our Class A Common Stock at a price equal to no less than 85% of the lesser of the fair market value of the stock on the first day of the purchase period and the fair market value of the stock on the last day of the purchase period. Within any one calendar year, an employee may not purchase more than $25,000 worth of our Class A Common Stock under the Employee Stock Purchase Plan and no more than 16,667 shares may be purchased by an employee on any purchase date.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Citicorp Mezzanine Partners, L.P. contributed $30.0 million in cash to us in exchange for the 13.5% Subordinated PIK Note due 2010 and warrants to purchase 3,703,707 shares of our Class A Common Stock. The 13.5% Subordinated PIK Note due 2010 was repaid in full with the proceeds of our initial public offering and, as a result of early repayment, the number of shares subject to such warrants was reduced to 2,222,224 shares. We contributed the $30.0 million from Citicorp Mezzanine Partners, L.P. to Intersil as a capital contribution. The general partner of Citicorp Mezzanine Partners, L.P. is an affiliate of Citicorp Venture Capital Ltd. Citicorp Venture Capital Ltd. owns an interest in Sterling, one of our principal shareholders. In connection with the contemplated secondary offering of our Class A Common Stock, we permitted the partial early exercise of warrants to purchase the 267,981 shares of our Class A Common Stock that Citicorp Mezzanine Partners, L.P. is selling in this offering.



     Sterling Harris and certain members of our senior management entered into a Shareholders' Agreement containing certain agreements among the shareholders regarding our capital stock and corporate governance. We exercised our option under the Shareholders' Agreement to repurchase from Sterling a total of 1,833,333 shares of Class A Common Stock for an aggregate purchase price of $137,500 to reissue to our employees. See "Description of Capital Stock--Shareholders' Agreement."



     We purchased from Harris selected portions of the semiconductor business. Harris entered into with us various agreements, including the Intellectual Property Agreement, the Patent Assignment and Services Agreement, the License Assignment Agreement, the Secondary Trademark Assignment and License Agreement, the Harris Trademark License Agreement and the Royalty Agreement.



     o The Intellectual Property Agreement provides for the assignment by Harris to us of its entire ownership, right, title and interest in some intangible property rights owned by Harris and specific to the semiconductor business.

     o The Patent Assignment and Services Agreement provides for the assignment by Harris to us, subject to pre-existing license rights, of about 1,300 patent rights. Harris has retained the rights to some patents for up to three years before assigning their entire right, title and interest therein to us (provided that the patents are not in litigation at the time, and no royalties are owed on licenses to the patents). During the interim preceding the assignment of these retained patents, Harris has granted us a worldwide, royalty-free, non-exclusive license to these patents, without the right to sublicense.



     o The License Assignment Agreement provides for the assignment by Harris to us of certain license agreements that may be assigned without the consent of third party licensors and licensees and also provides that Harris will provide us with the economic benefit of certain other material license agreements that may not be assigned without the consent of third party licensors and licensees.



     o The Secondary Trademark Assignment and License Agreement provides for the assignment by Harris to us of some trademarks related to products of the semiconductor business and provides that we grant back to Harris worldwide, non-exclusive, royalty-free licenses recognizing transitional use of some visible trademarks assigned by Harris to us.



     o The Harris Trademark License Agreement provides for the grant by Harris to us of non-exclusive, royalty-free licenses recognizing transitional use of some visible trademarks and product-embedded trademarks, which embedded trademarks will not be eliminated until the relevant product is discontinued.



     o The Royalty Agreement provides for our payment to Harris of 2% of the revenue generated by the sales of the PRISM(R)chip sales until August 13, 2004. As of August 31, 2000, we have paid Harris $593,670 in connection with the Royalty Agreement.



     In June 2000, we sold our assembly and test facilities in Malaysia along with related intellectual property to ChipPAC in exchange for $52.5 million in cash and preferred stock of ChipPAC that has an aggregate liquidation preference of $17.5 million. We also assigned to ChipPAC patents, copyrights and technical information used exclusively in or associated exclusively with our assembly and test facilities in Malaysia and granted ChipPAC a worldwide, nonexclusive, royalty-free license under other of our patents, copyrights and technical information that is also used in or related to the operation of the assembly and test facilities in Malaysia. Any intellectual property rights in the bonding diagrams, test programs, mask works and test boards uniquely related to our products for which ChipPAC will provide packaging and test services under the supply agreement are licensed to ChipPAC only for use in providing those services. We also entered into a long term joint services agreement with ChipPAC in connection with the sale under which each party is required to assist the other in a smooth transition of each party's operations following the sale.



     Under our supply agreement with ChipPAC, we have agreed to continue to use the Malaysian facility to provide 100% (until June 30, 2003), 90% (from July 1, 2003 to June 30, 2004) and 80% (from July 1, 2004 to June 30, 2005) of our semiconductor package configuration assembly and test requirements for all products assembled and tested at the Malaysian facility on the date of the supply agreement and any new or additional products we may develop after that date. In addition, ChipPAC will ensure that we are allocated 100% of the utilized capacity that was in place on the date of the supply agreement.



     One of the principal shareholders of ChipPAC is an affiliate of Sterling, our principal shareholder.



     The terms of the agreements listed above were the result of arms-length negotiations and in our opinion are no less favorable to us than those that could be obtained from non-affiliated parties.

                           OWNERSHIP OF CAPITAL STOCK


     The following table sets forth information regarding the beneficial ownership of each holder of 5% or more of the outstanding shares of our Class A Common Stock (the only voting class of stock) and Class B Common Stock, each director and each executive officer named in the Summary Compensation Table, and all directors and officers as a group, as of June 30, 2000. The table does not include shares of our Class A Common Stock issuable upon conversion of the warrants and the warrants issued in connection with the 13.5% Subordinated Holding PIK Note due 2010.



     Unless otherwise indicated, the address of each person owning more than 5% of our outstanding shares is c/o Intersil Holding Corporation, 7585 Irvine Center Drive, Suite 100, Irvine, California 92618.



                                                  CLASS A                   CLASS B
                                              COMMON STOCK (1)          COMMON STOCK (2)
                                            --------------------      --------------------    PERCENT OF ALL
NAME OF BENEFICIAL OWNER                      NUMBER     PERCENT        NUMBER     PERCENT   COMMON STOCK (3)
------------------------                    ----------   -------      ----------   -------   ----------------
Sterling Holding Company, LLC               10,738,026    23.98%      45,214,898    90.89%        59.20%
(4)(5)................................

Harris Corporation (6) ...............         892,806     2.00%       4,531,584     9.11%         5.74%
1025 W. NASA Boulevard
Melbourne, Florida 32919

Gregory L. Williams (7) ..............       2,090,056     4.67%              --       --          2.21%

W. Russell Morcom (8) ................         573,570     1.28%              --       --             *

Larry W. Sims (9).....................         541,750     1.21%              --       --             *

George L. Gidzinski (10) .............         461,098     1.03%              --       --             *

Daniel J. Heneghan (11) ..............         392,685        *               --       --             *

Karl McCalley ........................         285,006        *               --       --             *

Ray D. Odom (12) .....................         357,074        *               --       --             *

Julie S. Forbes (13) .................         277,486        *               --       --             *

Lawrence J. Ciaccia (14) .............         355,238        *               --       --             *

Stephen M. Moran .....................          33,334        *               --       --             *

James A. Urry (15) ...................          32,024        *               --       --             *

Gary E. Gist (16) ....................           4,708        *               --        *             *

Robert W. Conn .......................              --        *               --       --             *

Jan Peeters ..........................           3,034        *               --       --             *

Robert N. Pokelwaldt .................              --        *               --       --             *

All directors, officers and other            5,407,063    12.08%              --        *          5.72%
management investors as a group (15
persons) .............................


------------------

  * Less than 1%.


 (1) Does not include shares of Class A Common Stock issuable upon conversion of Class B Common Stock. A holder of Class B Common Stock may convert any of his shares into an equal number of shares of Class A Common Stock, provided that such conversion would be permitted only to the extent that the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Class A Common Stock which would be held after giving effect to the conversion.


 (2) Does not include shares of Class B Common Stock issuable upon conversion of Class A Common Stock. A holder of Class A Common Stock may convert any or all of his, her or its shares into an equal number of shares of Class B Common Stock.


 (3) Represents the percentage of the total number of shares of Class A Common Stock and Class B Common Stock combined.


 (4) An affiliate of Credit Suisse First Boston Corporation owns an interest in Sterling and could have the right to acquire up to 1,070,733 shares of Class A Common Stock.


 (5) Citicorp Venture Capital Ltd. owns an interest in Sterling and could have the right to acquire up to 41,870,193 shares of Class A or Class B Common Stock. Citicorp Mezzanine Partners, L.P., the general



                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


     partner of which is an affiliate of Citicorp Venture Capital, contributed $30.0 million in cash to our company in exchange for the 13.5% Subordinated Holding PIK Note due 2010 and warrants to purchase 3,703,707 shares of our Class A Common Stock. We contributed the $30.0 million to Intersil as a capital contribution. Upon repayment of the 13.5% Subordinated PIK Note due 2010, the warrants became exercisable for 2,222,224 shares of our Class A Common Stock.


 (6) The shares reported by Harris are owned by Manatee Investment Corporation, a wholly owned subsidary of Harris. Harris may be deemed to beneficially own these shares.


 (7) Includes 2,053,116 shares owned by Gregory L. Williams and Linda H. Williams. Does not include 66,667 shares owned by the Gregory L. Williams and Linda H. Williams Trust dated 1/28/00 FBO a family member, 66,667 shares held by the Gregory L. Williams and Linda H. Williams Trust dated 1/28/00 FBO a family member and 26,667 shares owned by the Gregory L. Williams and Linda H. Williams Trust dated 1/28/00 FBO certain family members for which Mr. Williams disclaims beneficial ownership. Includes 21,798 shares owned by DLJSC, as Trustee for Gregory L. Williams IRA Account. Includes currently exercisable options to purchase 15,142 shares of our Class A Common Stock.


 (8) Includes 569,027 shares owned by W. Russell Morcom Revocable Trust. Does not include 66,667 shares owned by W. Russell Morcom Irrevocable Trust FBO a family member dated 12/23/99 and 66,667 shares owned by W. Russell Morcom Irrevocable Trust FBO a family member dated 12/23/99 for which Mr. Morcom disclaims beneficial ownership. Includes currently exercisable options to purchase 4,543 shares of our Class A Common Stock.


 (9) Includes 437,207 shares owned by Larry W. Sims and Elizabeth Sims, 100,000 shares owned by Lesgrat No. 00-1, a trust holding shares on behalf of its beneficial owners. Does not include 13,334 shares owned by LS Parents Trust No. 00-1 and 13,334 shares owned by ES parents Trust No. 00-1 for which Mr. Sims disclaims beneficial ownership. Includes currently exercisable options to purchase 4,543 shares of our Class A Common Stock.


(10) Includes currently exercisable options to purchase 4,543 shares of our Class A Common Stock.


(11) Includes 389,656 shares owned by Daniel J. Heneghan and Barbara Heneghan. Includes currently exercisable options to purchase 3,029 shares of our Class A Common Stock.


(12) Does not include 13,334 shares owned by an Irrevocable Trust U/T/D 12/29/99 for the benefit of a family member and 13,334 shares owned by an Irrevocable Trust U/T/D 12/29/99 for the benefit of a family member for which Mr. Odom disclaims beneficial ownership. Includes currently exercisable options to purchase 3,029 shares of our Class A Common Stock.


(13) Includes 126,259 shares owned by Julie B. Forbes Trust D/T/D 3/23/00, 126,258 shares owned by the Peter K. Forbes Trust D/T/D 3/23/00, 9,456 shares owned by the Peter K. Forbes and Julie B. Forbes Trust dated 1/20/00 FBO a family member and 9,456 shares owned by Peter K. Forbes and Julie B. Forbes Trust dated 1/20/00 FBO a family member. Includes currently exercisable options to purchase 6,057 shares of our Class A Common Stock.


(14) Includes 288,570 shares owned by Lawrence J. Ciaccia and Marcia R. Ciaccia and 66,668 shares owned by the Lawrence J. Ciaccia and Marcia R. Ciaccia Trust daed 1/20/00.


(15) James A. Urry, who is one of our directors, is affiliated with Sterling in the capacities described under "Management--Directors and Executive Officers" and footnote (6) above. All shares reported for Mr. Urry are held by Sterling, but do not include all shares held by Sterling, which Mr. Urry may be deemed to beneficially own as a result of his affiliation with Sterling. Mr. Urry disclaims beneficial ownership of all shares held by Sterling, except for those shares reported for Mr. Urry, which Mr. Urry has the right to acquire in exchange for an ownership interest in Sterling.


(16) Gary E. Gist owns an interest in Sterling and could have the right to exchange that interest for up to 38,186 shares of our common stock.



                               ------------------



     Sterling, our principal shareholder, also owns 7.1% of Class A Common Stock and 100% of Class B Common Stock of Fairchild Semiconductor International, Inc., one of our competitors. Fairchild Semiconductor Corporation is a wholly owned subsidiary of Fairchild Semiconductor International, Inc.

                            DESCRIPTION OF CAPITAL STOCK


     Our capital stock consists of 600,000,000 authorized shares of common stock, par value $.01 per share, divided into two classes consisting of (a) 300,000,000 shares of Class A Common Stock, of which 48,077,057 shares are outstanding and (b) 300,000,000 shares of Class B Common Stock, of which 49,746,482 shares are outstanding. Our capital stock also consists of 100,000 authorized shares of preferred stock, par value $.01 per share, none of which is issued or outstanding.



     The following description of the terms and provisions of our capital stock is not complete, and you should read our Bylaws and Restated Certificate of Incorporation, which have been filed as exhibits to the Registration Statement of which this prospectus is a part.



CLASS A COMMON STOCK



     The holders of Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders other than elections of directors. Our Restated Certificate of Incorporation provides for cumulative voting for directors. With cumulative voting, at each election for directors, each holder of Class A Common Stock is entitled to as many votes as would equal the number of shares he or she holds multiplied by the number of directors to be elected. The holder may cast all of his or her votes for a single candidate or may distribute them among any number of candidates. Under cumulative voting, a minority holder has a greater possibility of influencing the election of directors because, for example, the minority holder can increase the number of votes such holder may cast for an individual director. The holders of Class A Common Stock will be entitled to such dividends as may be declared at the discretion of our Board of Directors out of funds legally available for that purpose. The holders of Class A Common Stock will be entitled to share ratably with holders of Class B Common Stock in the net assets of our company upon liquidation after payment or provision for all liabilities. A holder of Class A Common Stock may convert any or all of his shares into an equal number of shares of Class B Common Stock. We have never paid and we do not anticipate declaring or paying any cash dividends on shares of our Class A Common Stock in the foreseeable future. As of August 11, 2000, there were 8,900 holders of record of our Class A Common Stock.


CLASS B COMMON STOCK


     Except as required by law, the holders of Class B Common Stock have no voting rights. The holders of Class B Common Stock will be entitled to such dividends as may be declared at the discretion of our Board of Directors out of funds legally available for that purpose. The holders of Class B Common Stock will be entitled to share ratably with holders of Class A Common Stock in the net assets of our company upon liquidation after payment or provision for all liabilities. A holder of Class B Common Stock may convert any or all of his shares into an equal number of shares of Class A Common Stock, provided that such conversion would be permitted only to the extent that the holder of such shares to be converted certifies to us in writing that the holder would be permitted under applicable law to hold the total number of shares of Class A Common Stock which would be held after giving effect to the conversion. We have never paid and we do not anticipate declaring or paying any cash dividends on shares of our Class B Common Stock in the foreseeable future. As of June 30, 2000, there were 2 holders of record of our Class B Common Stock.


PREFERRED STOCK


     Under our Restated Certificate of Incorporation, our Board of Directors has the authority to issue up to 100,000 shares of preferred stock, but only in connection with the adoption of a shareholder rights plan. A shareholder rights plan may only be adopted by our Board of Directors with the approval of holders of a majority of outstanding shares of Class A Common Stock or with the unanimous consent of our Board of Directors, unless Sterling and its affiliates hold less than 15% of our outstanding common stock, in which case approval by a majority of our Board of Directors is required. See "--Other Provisions of Our Restated Certificate of Incorporation." If our Board of Directors has such requisite authority, it will be authorized to issue preferred stock in connection with a shareholder rights plan in one or more series, and to fix the voting powers, designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series. The ability of our Board of Directors to issue preferred stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding Class A Common Stock. Our Board of Directors' ability to establish the preferences and rights of the shares of any series of preferred stock may also afford holders of any preferred stock preferences, powers and rights (including voting rights) senior to the rights of holders of our Class A Common Stock. We have no present plans to issue any shares of preferred stock.


OTHER PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION


     Our Restated Certificate of Incorporation, contains provisions affecting the rights of our shareholders and the powers of our Board of Directors, including the following:



     o We are not subject to the provisions of Section 203 of the General Corporation Law of Delaware regulating takeovers. Section 203 generally makes it more difficult for a third party to take control of a company by prohibiting a third party owning more than 15% of the company's stock from entering into transactions with the company unless the board of directors or shareholders unaffiliated with the third party approve either the third party or the transaction at issue, before the third party becomes a 15% owner or the third party acquires at least 85% of the company's stock.

     o A shareholder rights plan can be adopted only with the consent of holders of a majority of outstanding Class A Common Stock or with the unanimous consent of our Board of Directors, except that if Sterling's and its affiliates' ownership is less than 15% of our outstanding common stock, then a shareholder rights plan can be adopted with the consent of a majority of our Board of Directors. A shareholder rights plan generally makes it more difficult for a hostile bidder to take control of a company by providing existing shareholders with special rights which would make it uneconomical for the third party to acquire additional interests. If our Board of Directors is authorized to and decides to implement a shareholder rights plan, the plan adopted by the Board may deter acquisitions which you might deem to be in your best interests.

     o Our Board of Directors must have no fewer than three and no more than seven members and may not be divided into classes. The term of each member of the Board of Directors expires at each annual shareholders' meeting. Having a minimum number of Directors ensures that cumulative voting will operate to protect the interests of minority shareholders, since with a smaller Board it would take a greater percentage of votes to elect one director. Similarly, by prohibiting a classified Board, our Restated Certificate of Incorporation ensures that shareholders may replace the entire Board at each annual election.

     o Shareholders may act by written consent, without a meeting and without notice or a vote. This provision enables shareholders to act on matters subject to a shareholder vote without waiting until the next annual or special meeting of shareholders.



     o Each of the provisions of our Restated Certificate of Incorporation described above, and the provision described above under "Preferred Stock" that limits the Board of Directors' ability to issue preferred stock other than in connection with a shareholder rights plan, may be amended only with the approval of holders of 75% of our outstanding Class A Common Stock. Amending other provisions requires approval by holders of a majority of our outstanding Class A Common Stock. The provision requiring a supermajority vote also cannot be amended without the consent of holders of 75% of the Class A Common Stock. If a third party--that is, a person or entity other than our principal shareholders or members of our management--acquires more than 40% of the Class A Common Stock, then the holders of a majority of the Class A Common Stock could amend the foregoing provisions. If, after any transfer by Sterling or its affiliates, Sterling and its affiliates together own less than 15% of our outstanding common stock, then holders of a majority of the Class A Common Stock can amend the supermajority provisions. The effect of each supermajority provision is that holders of 25% of our Class A Common Stock could block amendments to our Restated Certificate of Incorporation affecting the provisions described above.

WARRANTS RELATING TO THE 13.5% SUBORDINATED HOLDING PIK NOTE


     In connection with our issuance of the 13.5% Subordinated Holding PIK Note, we issued to Citicorp Mezzanine Partners, L.P. warrants to purchase Class A Common Stock. These warrants are not the warrants covered by this prospectus. These warrants entitle the holder to purchase up to 2,222,224 shares of our Class A Common Stock. The exercise period of the warrants begins on August 13, 2001 and ends on August 15, 2009 at an exercise price of $0.0015 per share, subject to anti-dilution adjustments, except that upon the consummation of the public offering of our Class A Common Stock referenced in Recent Developments, Citicorp Mezzanine Partners, L.P. will exercise warrants to purchase 267,981 shares of our Class A Common Stock and may exercise warrants to purchase 43,094 additional shares of our Class A Common Stock in connection with an overallotment, if any. See "Recent Developments."



SHAREHOLDERS' AGREEMENT



     Prior to our initial public offering, the then-existing shareholders of our company entered into a Securities Purchase and Holders Agreement, which we refer to as the Shareholders' Agreement, containing agreements among the shareholders with respect to our capital stock and corporate governance.



     The Shareholders' Agreement contains provisions which restrict Citicorp Venture Capital Ltd., or CVC, and its permitted transferees from effecting a transfer of 50% or more of the shares of common stock owned by them without offering the other parties to the Shareholders' Agreement an equal opportunity to participate in the transaction or transactions. In addition, CVC and its affiliates have the right to have observers present at meetings of our Board of Directors if they are not represented on our Board of Directors as long as they own at least 5% of the common stock then outstanding. The Shareholders' Agreement continues to subject some of our executive officers' common stock to a risk of repurchase by the Company.



REGISTRATION RIGHTS AGREEMENT



     In connection with their entry into the Shareholders' Agreement, the then-existing shareholders of our company also entered into a Registration Rights Agreement (the "Registration Rights Agreement"). According to the Registration Rights Agreement, upon the written request of CVC and subject to our option to defer action for 180 days, we will prepare and file a registration statement with the Securities and Exchange Commission concerning the distribution of all or part of the shares held by CVC and use our best efforts to cause such registration statement to become effective. If at any time we file a registration statement for our common stock because of a request by CVC or otherwise, we will use our best efforts to allow the other parties to the Registration Rights Agreement to have their shares of our common stock (or a portion of their shares under circumstances set forth in the Registration Rights Agreement) included in the registered offering. We are not bound by this requirement if we file a registration statement on Form S-8, Form S-4 or any similar form in connection with an exchange offer or an offering solely to our employees or existing shareholders, or a registration statement registering a unit offering consisting of a public offering of our debt and equity securities in which (i) not more than twenty percent of the gross proceeds received from the sale of those securities is attributed to the equity securities and (ii) after the public offering, we do not have a class of equity securities required to be registered under the Securities Exchange Act of 1934. Most registration expenses of the selling shareholders will be paid by us. We will not pay expenses relating to underwriting commissions, brokerage fees and transfer taxes applicable to the shares sold by the shareholders or in certain cases the fees and expenses of any accountants or other representatives retained by a selling shareholder.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a summary of certain indebtedness of Intersil Corporation, or Intersil, and of Intersil Holding. To the extent such summary contains descriptions of documents relating to the notes, the senior credit facilities and other loan documents, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents, which are available upon request to us.


NOTES


     On August 13, 1999, Intersil and Intersil Holding issued 200,000 units, each unit consisting of $1,000 principal amount of the Notes of Intersil and one warrant to purchase 18.5185 shares of Class A Common Stock, in connection with the unit offering for gross proceeds of approximately $200.0 million. The Notes were issued under an indenture dated as of August 13, 1999 (the "Indenture") between us and United States Trust Company of New York, as Trustee. The warrants were issued under the Warrant Agreement between Intersil Holding and United States Trust Company of New York, as warrant agent. The net proceeds of the unit offering, together with the net proceeds of certain other funds, were used to pay the cash consideration for the acquisition of the semiconductor business of Harris and pay related fees and expenses. Under the terms of the Notes, we were permitted, but were not required, to redeem up to $70.0 million principal amount of the Notes with the net cash proceeds of our initial public offering at a price of 113.25% of the principal amount of the Notes, plus accrued and unpaid interest on the Notes. The amount repaid with the proceeds of our initial public offering included $70.0 million of the principal amount of the Notes plus a prepayment premium and accrued and unpaid interest thereon.

     The Notes were initially in the principal amount of $200.0 million and mature on August 15, 2009. Interest on the Notes accrues at 13.25% per annum and is payable semiannually in arrears on February 15 and August 15, commencing February 15, 2000. Subject to certain covenants set forth in the Indenture, Intersil may issue more Notes under the Indenture in an unlimited principal amount. Any additional Notes that are actually issued will be treated as issued and outstanding Notes (and as the same class as the initial Notes) for most purposes. The Notes are unsecured senior subordinated obligations of Intersil, are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture) of Intersil, and are senior in right of payment to all future Subordinated Indebtedness (as defined in the Indenture) of Intersil. The Notes are guaranteed by Intersil Holding and each Subsidiary Guarantor (as defined in the Indenture). The Guaranties are senior subordinated obligations of Intersil Holding and the relevant Subsidiary Guarantor.

     On or after August 15, 2004, the Notes may be redeemed at the option of Intersil, in whole or in part, at the following redemption prices (expressed as percentages of principal amount at maturity), plus accrued and unpaid interest, if redeemed during the 12 months beginning August 15 of the years indicated below:



YEAR                                                           PERCENTAGE
----                                                           ----------
2004........................................................    106.625%
2005........................................................    104.969
2006........................................................    103.313
2007........................................................    101.656
2008 and thereafter.........................................    100.000



     Upon a Change of Control (as defined in the Indenture), each holder of Notes may require Intersil to repurchase all or any portion of the holder's Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase.



     The Indenture contains certain covenants that, among other things, limit
(i) the incurrence of additional debt by Intersil and certain of its subsidiaries, (ii) the payment of dividends on capital stock of Intersil and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (iii) investments, (iv) certain transactions with affiliates, (v) sales of assets, including capital stock of subsidiaries, and (vi) certain consolidations, mergers and transfers of assets. The Indenture also prohibits certain restrictions on distributions from certain subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

SENIOR CREDIT FACILITIES



     General. Intersil entered into senior credit facilities with a syndicate of certain financial institutions, as lenders, Credit Suisse First Boston, New York branch, as the Administrative Agent, Salomon Smith Barney Inc., as Syndication Agent, and Morgan Guaranty Trust Company of New York, as Documentation Agent. The description below is only a summary of the principal terms of the senior credit facilities and related loan documents.



     Intersil has available up to $70.0 million of aggregate borrowing capacity, consisting of a secured $70.0 million revolving line of credit (the "Revolving Credit Facility"). Intersil may request, subject to lender approval, that the amount of the Revolving Credit Facility be increased to an amount not to exceed $150.0 million.



     Guaranties; Security. Intersil's obligations under the senior credit facilities are unconditionally guaranteed, jointly and severally, by Intersil Holding and each of Intersil's existing and subsequently acquired or organized domestic subsidiaries. Intersil's obligations and those of the guarantors under the senior credit facilities are secured by a pledge of all of Intersil's capital stock and by substantially all of the assets of Intersil Holding, Intersil and each of Intersil's existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences will result, foreign) subsidiaries. No foreign subsidiary is required to guarantee the senior credit facilities and less than two-thirds of the capital stock of certain foreign subsidiaries is required to be pledged to secure the senior credit facilities.



     Amortization; Interest; Fees; Maturity. The Revolving Credit Facility is available until 2005 unless terminated earlier under the terms of the senior credit facilities.



     Borrowings under the senior credit facilities bear interest at a rate equal to, at Intersil's option, either (i) the base rate (which is based on the prime rate most recently announced by the Administrative Agent or the Federal Funds rate plus one-half of 1%) or (ii) the applicable London interbank offered rate, in each case plus the applicable margin. In addition, the senior credit facilities are subject to a commitment fee of 0.50% per annum of the undrawn portion of the Revolving Credit Facility, and letter of credit fees regarding each letter of credit outstanding under the senior credit facilities equal to
(i) the applicable margin over the Adjusted LIBOR Rate (as defined in the Credit Agreement) in effect for loans under the Revolving Credit Facility and (ii) 0.25% per annum on the face amount of all outstanding letters of credit.



     Prepayments. Voluntary prepayments may be made in whole or in part without premium or penalty.



     Covenants and Events of Default. The senior credit facilities contain, among other things, covenants restricting Intersil's ability and its subsidiaries' ability to dispose of assets, merge, pay dividends, repurchase or redeem capital stock and indebtedness (including the notes), incur indebtedness or guaranties, create liens, enter into agreements with negative pledge clauses, make certain investments or acquisitions, enter into sale and leaseback transactions, enter into transactions with affiliates, change Intersil's business or make fundamental changes, and otherwise restrict corporate actions. The senior credit facilities also contain a number of financial maintenance covenants.



     The senior credit facilities also include events of default usual for these types of credit facilities and transactions, including but not limited to nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties, cross defaults and cross acceleration, bankruptcy, material judgments, ERISA, actual or asserted invalidity of the guaranties or the security documents and certain changes of control of Intersil. The occurrence of any event of default could result in the acceleration of Intersil's and the guarantors' obligations under the senior credit facilities, which could materially and adversely affect holders of Class A Common Stock.

                          DESCRIPTION OF THE WARRANTS

GENERAL

     The warrants were issued in connection with a Warrant Agreement dated August 13, 1999 (the "Warrant Agreement"), between us and United States Trust Company of New York, as warrant agent, and are being registered for resale by this prospectus.

     The following description is only a summary of the material provisions of the Warrant Agreement. We urge you to read the Warrant Agreement because it, and not this description, defines your rights as holders of these warrants. You may request copies of the Warrant Agreement at our address set forth under "Where You Can Find More Information."

BRIEF DESCRIPTION OF THE WARRANTS

     Each warrant:


          o when exercised, will entitle the holder to purchase 18.5185 shares of Class A Common Stock from us;


          o may be exercised at a price of $0.0015 per share of Class A Common Stock; and


          o became exercisable on August 14, 2000 and expire on August 15, 2009, which we refer to as the expiration date.


The exercise price and the number of shares of Class A Common Stock issuable upon exercise of a warrant are both subject to adjustment in some cases. See "--Adjustments" below. The warrants will initially entitle the holders to acquire, in the aggregate, 3,703,707 shares of Class A Common Stock.

     We will give notice of expiration not less than 90 nor more than 120 days prior to the expiration date to the registered holders of the then outstanding warrants. Even if we fail to give this notice, the warrants will still expire and become void on the expiration date.

     At our option, fractional shares of Class A Common Stock may not be issued upon exercise of the warrants. If any fraction of a share of Class A Common Stock would otherwise be issuable upon the exercise of any of the warrants (or any specified portion of them), we will pay an amount in cash equal to the Current Market Value per share of Class A Common Stock, as determined on the day immediately preceding the date the warrant is presented for exercise, multiplied by that fraction, computed to the nearest whole cent.

     The "Current Market Value" per share of Class A Common Stock or any other security at any date means (i) if the security is not registered under the Exchange Act, (a) the value of the security, determined in good faith by the Board of Directors of Intersil Holding and certified in a board resolution, based on the most recently completed arm's-length transaction between Intersil Holding and a Person other than an Affiliate of Intersil Holding, the closing of which shall have occurred on that date or within the six-month period preceding that date, or (b) if no transaction shall have occurred on that date or within a six-month period of that date, the value of the security as determined by an independent financial expert or (ii) if the security is registered under the Exchange Act, the average of the daily closing bid prices (or the equivalent in an over-the-counter market) for each business day during the period commencing 15 business days before that date and ending on the date one day prior to that date, or if the security has been registered under the Exchange Act for less than 15 consecutive business days before that date, then the average of the daily closing bid prices (or the equivalent) for all of the business days before that date for which daily closing bid prices are available; provided, however, that if the closing bid price is not determinable for at least ten business days in that period, the "Current Market Value" of the security shall be determined as if the security were not registered under the Exchange Act.

     Certificates for warrants will be issued in fully registered form only. We refer to the registered certificates (including the warrants offered and sold to qualified institutional buyers in reliance on Rule 144A of the Securities Act) issued by us under the Warrant Agreement representing the warrants as warrant certificates. No service charge will be made for registration of transfer or exchange upon surrender of any warrant certificate at the office of the warrant agent maintained for that purpose. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of warrant certificates.

     In the event a bankruptcy, reorganization or similar proceeding is commenced by or against us, a bankruptcy court may hold that unexercised warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court. As a result, holders of the warrants may, even if sufficient funds are available, not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any bankruptcy, reorganization or similar proceeding.

GENERAL TERMS

  Exercise

     In order to exercise all or any of the warrants, the holder is required to surrender to the warrant agent the related warrant certificate and pay in full the exercise price for each share of Class A Common Stock or other securities issuable upon exercise of the warrants. The exercise price may be paid (i) in cash or by certified or official bank check or by wire transfer to an account designated by us for that purpose or (ii) without the payment of cash (the "Cashless Exercise").

     In the event that a holder chooses to exercise all or any of the warrants in a Cashless Exercise:

          (1) we will reduce the number of shares of Class A Common Stock that would be obtainable upon the exercise of a warrant and payment of the exercise price in cash; and

          (2) the holder will receive a number of shares of Class A Common Stock equal to the product of (a) the number of shares of Class A Common Stock for which the warrant is exercisable as of the date of exercise (if the exercise price were being paid in cash) and (b) the Cashless Exercise Ratio (the "Cashless Exercise").

The "Cashless Exercise Ratio" equals a fraction, the numerator of which is the excess of the Current Market Value per share of Class A Common Stock on the day on which a warrant is exercised, or the exercise date, over the exercise price per share as of the exercise date and the denominator of which is the Current Market Value per share of the Class A Common Stock on the exercise date. Upon surrender of a warrant certificate representing more than one warrant in connection with the holder's option to elect a Cashless Exercise, the number of shares of Class A Common Stock deliverable upon a Cashless Exercise equals the number of shares of Class A Common Stock issuable upon the exercise of warrants that the holder specifies are to be exercised in a Cashless Exercise multiplied by the Cashless Exercise Ratio. All provisions of the Warrant Agreement are applicable to a surrender of a warrant certificate in connection with a Cashless Exercise for less than the full number of warrants represented.


  No Rights as Shareholders

     The holders of unexercised warrants are not entitled, by virtue of being holders, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as our shareholders in respect of any shareholders meeting for the election of our directors or any other purpose, or to the exercise of any other rights whatsoever as our shareholders.


  Mergers, Consolidations, etc.

     In the event that we consolidate with, merge with or into, or sell all or substantially all of our assets to, any other individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision of them or any other entity, which we refer to collectively as a Person, each warrant thereafter entitles the holder to receive upon exercise of the warrant, per share of Class A Common Stock for which the warrant is exercisable, the number of shares of common stock or other securities or property which the holder of a share of Class A Common Stock is entitled to receive upon completion of the consolidation, merger or sale of assets. However, if

          (1) we consolidate with, merge with or into, or sell all or substantially all of our assets to, another Person and, in connection therewith, the consideration payable to the holders of Class A Common Stock in exchange for their shares is payable solely in cash; or

          (2) there is a dissolution, liquidation or winding-up of us;

then the holders of the warrants will be entitled to receive distributions on an equal basis with the holders of Class A Common Stock or other securities issuable upon exercise of the warrants, as if the warrants had been exercised immediately prior to the event, less the exercise price. Upon receipt of the payment, if any, the warrants will expire and the rights of the holders will cease.

     In the case of any merger, consolidation or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding-up of us, we must deposit promptly with the warrant agent the funds, if any, required to pay the holders of the warrants. After the funds and the surrendered warrant certificates are received, the warrant agent is required to deliver a check in the amount as is appropriate (or, in the case of consideration other than cash, other consideration as is appropriate) to any Persons as it may be directed in writing by the holders surrendering these warrants.

ADJUSTMENTS

     The number of shares of Class A Common Stock issuable upon the exercise of the warrants and the exercise price will be subject to adjustment in the following events:

          (1) the payment by us of certain dividends (or other distributions) on our common stock or including dividends or distributions payable in shares of this common stock or other shares of our capital stock;

          (2) subdivisions, combinations and certain reclassifications of the common stock;

          (3) the issuance to all holders of common stock of rights, options or warrants to subscribe for shares of common stock, or of securities convertible into or exchangeable or exercisable for shares of common stock, for a consideration per share which is less than the Current Market Value per share of the common stock;

          (4) the issuance of shares of common stock for a consideration per share which is less than the Current Market Value per share of the Class A Common Stock other than upon the conversion, exchange or exercise of convertible, exchangeable or exercisable securities of ours outstanding as of August 13, 1999 (to the extent in accordance with the terms of those securities as in effect on that date), and

          (5) the distribution to all holders of the common stock of any of our assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (3) above and cash dividends and other cash distributions from current or retained earnings other than the portion, if any, of the aggregate amount of all dividends paid by Intersil Holding on the common stock in any fiscal year that exceeds $10 million).

No adjustment to the number of shares of Class A Common Stock issuable upon the exercise of the warrants and the exercise price will be required in the following events:

          (1) the issuance of shares of common stock in bona fide public offerings that are underwritten or in which a placement agent is retained by us;

          (2) the issuance of options or shares of common stock to officers, directors or employees of Intersil or us;

          (3) the issuance of Class A Common Stock upon conversion of Class B Common Stock and the issuance of Class B Common Stock upon conversion of Class A Common Stock, in each case as provided in our Certificate of Incorporation as in effect on August 13, 1999; and

          (4) the issuance of shares of common stock in connection with acquisitions of products and businesses other than to our affiliates.

     In the event of a distribution to holders of common stock which results in an adjustment to the number of shares of Class A Common Stock or other consideration for which a warrant may be exercised, the holders of the warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend. See "U.S. Federal Income Tax Considerations."

     No adjustment in the exercise price will be required unless the adjustment would require an increase or decrease of at least one percent in the exercise price; provided, however, that any adjustment which is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment.

AMENDMENT

     From time to time we and the warrant agent, without the consent of the holders of the warrants, may amend or supplement the Warrant Agreement, in order to cure defects or inconsistencies or make any change that does not adversely affect the rights of any holder. Any amendment or supplement to the warrant agreement that has an adverse effect on the interests of the holders of the warrants requires the written consent of the holders of a majority of the then outstanding warrants. The consent of each holder of the warrants affected is required for any amendment by which the exercise price would be increased or the number of shares of Class A Common Stock issuable upon exercise of warrants would be decreased (other than in connection with adjustments provided in the Warrant Agreement).

REGISTRATION RIGHTS

  Registration of Warrants

     The Warrant Agreement required us to file this registration statement covering the resale of the warrants by the warrant holders by November 10, 1999, and to use our best efforts to cause this registration statement to be declared effective under the Securities Act by January 10, 2000 and to remain effective until the earliest of:

          (1) the time by which all of the warrants have been sold under this registration statement,

          (2) two years after its effective date, and

          (3) the time by which the warrants can be sold without restriction under the Securities Act.

     Each holder of warrants that sells these warrants in connection with this registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with these sales and will be bound by certain provisions of the Warrant Agreement which are applicable to the holder (including certain indemnification obligations). In addition, each holder of warrants will be required to deliver information to be used in connection with this registration statement in order to have its warrants included in this registration statement.

  Registration of Underlying Class A Common Stock

     The Warrant Agreement also required us to file this registration statement covering the issuance of shares of Class A Common Stock to the holders of the warrants upon exercise of the warrants by the warrant holders and to use our best efforts to cause this registration statement to be declared effective on or before August 14, 2000 and to remain effective until the earlier of:

          (1) the time by which all warrants have been exercised; and

          (2) the expiration date.

     During any consecutive 365-day period, we are entitled to suspend the availability of this registration statement for up to two 45 consecutive-day periods (except for the 45 consecutive-day period immediately prior to the expiration date) if our Board of Directors determines in the exercise of its reasonable judgment that there is a valid business purpose for the suspension and provides notice that this determination was made to the holders of the warrants; provided, however, that in no event are we required to disclose the business purpose for the suspension if we determine in good faith that the business purpose must remain confidential. There can be no assurance that we will be able to file, cause to be declared effective, or keep a registration statement continuously effective until all of the warrants have been exercised or have expired.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following discussion sets forth the opinion of Dechert Price & Rhoads ("Tax Counsel") regarding the material U.S. Federal income and estate tax aspects of the purchase, ownership and disposition of the warrants and Class A Common Stock obtained upon exercise of the warrants. As noted below, some matters regarding the treatment of the warrants are unclear and Tax Counsel does not render an opinion on these matters. This discussion contains general information only and is limited in the following ways:

     o The discussion only covers holders of the warrants and the Class A Common Stock obtained upon exercise of the warrants.

     o The discussion only covers holders of warrants and Class A Common Stock obtained upon exercise of the warrants that hold the warrants and Class A Common Stock as capital assets (that is, for investment purposes), and that do not have a special tax status.

     o The discussion covers only the general tax consequences to holders of the warrants and Class A Common Stock obtained upon exercise of the warrants. It does not cover tax consequences that depend upon a holder's individual tax circumstances.

     o The discussion is based on current law. Changes in the law may change the tax treatment of the warrants and Class A Common Stock obtained upon exercise of the warrants on a prospective or retroactive basis.

     o The discussion does not cover state, local or foreign law.

     o Whenever Class A Common Stock is discussed in this discussion, we are referring only to Class A Common Stock obtained upon the exercise of warrants.

     The tax consequences depend upon whether you are a U.S. holder or a non-U.S. holder. A U.S. holder is:

     o a citizen or resident of the United States;

     o a corporation or other entity taxable as a corporation created or organized under U.S. law (Federal or state);

     o an estate the income of which is subject to U.S. Federal income taxation regardless of its sources;

     o a trust if a U.S. court is able to exercise primary jurisdiction over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or

     o any other person whose worldwide income and gain is otherwise subject to U.S. Federal income taxation on a net basis.

     A non-U.S. holder is a holder that is not a U.S. holder.

TAX CONSEQUENCES TO U.S. HOLDERS

  Characterization

     o For the reasons described below, it is unclear whether the warrants will be treated for federal income tax purposes as warrants or as Class A Common Stock. Tax Counsel is unable to opine as to the tax treatment of the warrants as warrants or common stock due to the inherently factual nature of the issue and the lack of clear legal authority.

     o Because of the nominal exercise price and the lack of any meaningful contingency, it is possible that the warrants will be characterized as Class A Common Stock for U.S. federal income tax purposes from the date of issuance. Tax Counsel does not believe that a characterization of the warrants as Class A Common Stock would materially adversely affect the holders.

     o Unless otherwise noted, this summary assumes that the warrants will be respected as warrants for U.S. Federal income tax purposes, and describes, as appropriate, differing U. S. Federal income tax treatment that would result if the warrants are treated as stock.

  Exercise

     o You will not recognize gain or loss upon exercise of a warrant (except with respect to the receipt of cash in lieu of fractional shares).

     o Your tax basis for the warrant will equal: (i) for a holder who acquires a unit consisting of both a note and a warrant, the portion of the purchase price of the unit allocable to the warrant, which for a holder who acquired a unit for $1,000 from the initial holder, equals $1.36; or
       (ii) for a holder who acquires only a warrant, the purchase price for the warrant.

     o Your tax basis in the Class A Common Stock received in connection with the exercise of a warrant will equal your basis in the warrant immediately prior to the exercise plus the amount of cash paid upon exercise.

     o Your holding period in the Class A Common Stock received in connection with the exercise of a warrant will commence on the day after you exercise the warrant.

     o If the warrants are treated as Class A Common Stock from the date of issuance:

          -- you will not recognize any gain or loss in connection with the exercise of the warrant, and

          -- your holding period in the Class A Common Stock received in connection with the exercise of a warrant will include the entire period during which you held the warrant.

          -- your tax basis for the Class A Common Stock will equal your basis in the warrant, or $1.36, and when you exercise the warrant, will equal your basis in the warrant plus the amount of cash paid upon exercise.

  Adjustments

     o The exercise price of the warrants may be adjusted pursuant to the antidilution provisions of the warrants under circumstances which are described in "Description of Warrants--Adjustments."

     o An adjustment in the exercise price of the warrants may result in constructive distributions that could be taxable as dividends. The consequences of this type of adjustment should be the same whether or not the warrants are treated as warrants or stock, as of the date of issuance.

     o If holders of warrants are treated as receiving a constructive distribution taxable as a dividend, the distribution:

          -- will be taxable as a dividend (i.e., ordinary income) to the extent of Intersil Holding's current and/or accumulated earnings and profits, as calculated for U.S. Federal income tax purposes,

          -- any excess will be treated as a return of capital (on a dollar-for-dollar basis) to the extent of your tax basis in the warrant, and

          -- any remaining balance will be treated as capital gain.

     o Only corporate holders generally will be eligible to take the dividends-received deduction

     o Your tax basis in the warrant generally will increase by the amount of the distribution taxable as a dividend.

  Disposition

     On a sale, exchange or other disposition of a warrant (whether or not the warrant is treated as a warrant or stock, as of the date of issuance) or Class A Common Stock acquired upon exercise of a warrant:

     o you will have taxable gain or loss equal to the difference between:

          -- the amount received on the sale, exchange or other disposition, and

          -- your tax basis in the warrant or Class A Common Stock.

     o any gain or loss will generally be capital gain or loss.

     o any capital gain or loss will be long-term capital gain or loss if your holding period in the warrant or Class A Common Stock is more than one
       (1) year at the time of sale, exchange or other disposition.

  Lapse

     Upon a lapse of a warrant, you will recognize a capital loss equal to your tax basis in the warrant. The result generally will be the same even if the warrant is treated as stock, as of the date of issuance.

  Information Reporting and Backup Withholding

     Under the tax rules concerning information reporting to the Internal Revenue Service:

     o Unless an exemption applies, you are required to provide us with a correct taxpayer identification number for our use in reporting information to the Internal Revenue Service. If you are an individual, this is your social security number. You are also required to comply with other Internal Revenue Service requirements concerning information reporting.

     o If you are subject to these requirements but do not comply, we are required to withhold 31% of all amounts payable to you. If we do withhold part of a payment, you may use the withheld amount as a credit against your Federal income tax liability.

     o All U.S. holders that are individuals are subject to these requirements. Certain U.S. holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

  Warrants and Class A Common Stock

     o As discussed above, except as otherwise noted, this summary assumes that the warrants will be respected as warrants for U.S. Federal income tax purposes.

     o Your tax basis in a warrant and tax basis and holding period for Class A Common Stock obtained upon the exercise of a warrant will be determined in accordance with the rules for U.S. holders, as described above.

     o Although we do not expect Intersil Holding to make any distributions with respect to the warrants or Class A Common Stock for the foreseeable future, if you are a non-U.S. holder, distributions (including constructive distributions) made with respect to the warrants or Class A Common Stock which are taxable as dividends generally will be subject to withholding tax at a rate of 30%, unless an applicable income tax treaty provides for a lesser rate and you comply with certain reporting rules so as to obtain a lesser rate.

     If, however, the dividend is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder, or, if a tax treaty applies, is attributable to a permanent establishment of the non-U.S. holder, the dividend will be subject to U.S. Federal income tax on a net income basis that applies to U.S. holders generally (and, to corporate holders under certain circumstances, the branch profits tax).

  Sale, Exchange or Redemption of Warrants and Class A Common Stock

     If you sell or otherwise dispose of a warrant or Class A Common Stock obtained upon exercise of the warrants, you generally will not be subject to U.S. Federal income tax on any gain unless:

     o The gain is effectively connected with a trade or business that you conduct in the U.S. or, if a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder.

     o You are an individual and are present in the U.S. for at least 183 days during the calendar year in which you dispose of the warrant or Class A Common Stock, and certain other conditions are satisfied.

     o You are required to pay tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

     o In the case of the disposition of Class A Common Stock (or warrants treated as stock) where Intersil Holding is or has been a "U.S. real property holding corporation" at any time within the shorter of the (i) 5-year period preceding such disposition, or (ii) non-U.S. holder's holding period in the Class A Common Stock. We believe that Intersil Holding is not, and will conduct its affairs in a manner so that it will not become, a U.S. real property holding corporation.

  U.S. Trade or Business

     If you are a corporation and hold a warrant or Class A Common Stock in connection with a trade or business that you are conducting in the U.S. or, if a tax treaty applies, the holding is attributable to a U.S. permanent establishment of yours, you may be subject to a branch profits tax on your earnings (with some adjustments) that are connected with your U.S. trade or business. This tax is imposed at a 30% rate, but may be reduced or eliminated by an applicable income tax treaty (subject to compliance with certain reporting rules).

  Estate Taxes

     o Warrants and Class A Common Stock held by an individual non-U.S. holder at the time of death will be included in the holder's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax or other tax treaty provides otherwise.

  Information Reporting and Backup Withholding

     Under applicable Treasury Regulations, if Intersil Holding pays a dividend on its Class A Common Stock, Intersil Holding generally must report annually to the Internal Revenue Service:

     o the amount of the dividend,

     o the name and address of the recipient of the dividend,

     o the amount of tax withheld, if any, regarding the dividend.

Intersil Holding generally must send a similar report to the recipient of the dividend.

     The Internal Revenue Service may make its reports available to tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable tax treaty or agreement.

     Dividends paid to a non-U.S. holder at an address within the U.S. may be subject to backup withholding at a rate of 31% if the non-U.S. holder fails to establish that it is entitled to an exemption or provide a correct taxpayer identification number and other information to the payor. Backup withholding will generally not apply to dividends paid to non-U.S. holders at an address outside the U.S. on or prior to December 31, 2000, unless the payor knows that the payee is a U.S. person. Under recently finalized Treasury Regulations, payments of dividends to non-U.S. holders at an address outside the U.S. on or after January 1, 2001 may be subject to backup withholding at a rate of 31% unless such non-U.S. holder satisfies various certification requirements.

     Similarly, if you dispose of a warrant or Class A Common Stock through a broker:

     o You must provide the broker appropriate certification of your non-U.S. status to avoid information reporting and backup withholding.

     o If you do not provide certification, and you use the U.S. office of a broker, you may be subject to information reporting and backup withholding.

     o If you do not provide certification, and you use the non-U.S. office of a broker, you will not be subject to backup withholding. However, you may be subject to information reporting depending on whether the broker has certain connections to the U.S.

     Backup withholding is not an additional tax. The tax liability of persons subject to backup withholding will be reduced by the amount of the tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

You should consult your tax advisor about the tax rules concerning information reporting requirements and backup withholding, including the effect, if any, of those recently finalized Treasury Regulations referred to above.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH HOLDER OF WARRANTS OR CLASS A COMMON STOCK SHOULD CONSULT WITH ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES (INCLUDING APPLICABLE STATE, LOCAL AND FOREIGN TAX
LAWS) TO THE HOLDER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE WARRANTS AND CLASS A COMMON STOCK.

                              PLAN OF DISTRIBUTION

     The warrants and the Warrant Shares may be sold from time to time to purchasers directly by the selling holders. Alternatively, the selling holders may from time to time offer the warrants or the Warrant Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling holders or the purchasers of the securities for whom they may act as agents. The selling holders and any underwriters, broker-dealers or agents that participate in the distribution of warrants or the Warrant Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the securities and any discounts, commissions, concessions or other compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The warrants and the Warrant Shares may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the warrants and the Warrant Shares may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on these exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the warrants or the Warrant Shares is made, a supplement to this prospectus (a "prospectus supplement"), if required, will be distributed which will set forth the aggregate amount of warrants or Warrant Shares being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Each broker-dealer that receives the warrants or Warrant Shares for its own account pursuant to this prospectus must acknowledge that it will deliver the prospectus and any prospectus supplement in connection with any sale of the warrants or Warrant Shares.

     To comply with the securities laws of certain jurisdictions, if applicable, the warrants and Warrant Shares will be offered or sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the warrants and Warrant Shares may not be offered or sold unless they have been registered or qualified for sale in these jurisdictions or an exemption from registration or qualification is available and is complied with.

     The selling holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the warrants or Warrant Shares by the selling holders. The foregoing may affect the marketability of these securities.

     Under the terms of the Warrant Agreement, certain expenses of the registration of the warrants and the Warrant Shares hereunder will be paid by Intersil Holding, including, without limitation, filing fees of the Commission and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling holders will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any sales pursuant to the registration statement. Intersil Holding has agreed to indemnify the selling holders against certain civil liabilities, including certain liabilities under the Securities Act, and the selling holders will be entitled to contribution in connection with any registration and any sales pursuant thereto. Intersil Holding will be indemnified by the selling holders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with any registration and any sales pursuant to the registration statement.

                            SELLING SECURITY HOLDERS

     The selling security holders currently beneficially own a total of 200,000 warrants, which entitle them to purchase 3,703,707 shares of Class A Common Stock. See "Description of the Warrants." All 200,000 warrants are being registered by this prospectus and may be offered from time to time by the selling security holders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities.


     The following table sets forth the number of shares of Class A Common Stock beneficially owned by each of the selling security holders, as of August 4, 2000. None of the selling security holders has had a material relationship with Intersil Holding within the past three years other than as a result of the ownership of our shares, warrants or other securities. No estimate can be given as to the number of shares or warrants that will be held by the selling security holders after completion of this offering because the selling security holders may offer all or some of the warrants. Intersil Holding will not receive any of the proceeds from the sale of the warrants.


                                                                                   AMOUNT OF
                                                                                 SECURITIES TO
                                                                 AMOUNT OF         BE OFFERED
                                                              SECURITIES OWNED    FOR SECURITY
                                                                  PRIOR TO          HOLDER'S
SELLING SECURITY HOLDER                                           OFFERING          ACCOUNT
-----------------------                                       ----------------   --------------
Arbitrage Omni/Deutsche Bank................................       55,253            55,253
Quantum Ind. Partners LDC...................................       22,000            22,000
LA Con Equity Hedge/JP Morgan Securities Inc................       20,472            20,472
Fidelity Fixed Income Trust/Fidelity High Income Fund.......       16,350            16,350
SG Cowen Securities.........................................       12,870            12,870
Credit Suisse First Boston Corporation......................        9,085             9,085
Millenco Trading Acct/NIN...................................        7,880             7,880
Lutheran Brotherhood Research Corp..........................        2,800             2,800
UBK AM Arbitrage Fund.......................................        2,000             2,000
Sattelite Overseas Fund, Ltd................................        1,968             1,968
Lutheran Brotherhood Research Corp..........................        1,700             1,700
Eaton Vance Income Fund of Boston...........................        1,250             1,250
Eaton Vance High Income Trust...............................        1,250             1,250
Sattelite Fund II, L.P......................................        1,208             1,208
Evergreen Investment Services...............................        1,000             1,000
Frank Russell Investment Co.................................          500               500
Sattelite Fund III, L.P.....................................          194               194
Sattelite Fund I, L.P.......................................          130               130
                                                                  -------           -------
     Total..................................................      157,910           157,910

                                 LEGAL MATTERS


     Certain legal matters regarding the warrants and Warrant Shares offered hereby will be passed upon for us by Dechert, Philadelphia, Pennsylvania. Dechert beneficially owns 80,300 shares of our Class A Common Stock.


                                    EXPERTS


     Ernst & Young LLP, independent auditors, have audited the Intersil Holding Corporation (Successor) consolidated financial statements at June 30, 2000 and for the 46 weeks then ended and the consolidated financial statements of the Harris Semiconductor Business (Predecessor) at June 2, 1999, and for each of the two years in the period ended July 2, 1999 and the six weeks in the period ended August 13, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any reports or other information filed by us at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of this material can be obtained from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information contained in the public reference room. Our filings with the Securities and Exchange Commission will also be available to the public from commercial document retrieval services and at the Securities and Exchange Commission's Web site at "http://www.sec.gov."

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, covering the warrants to purchase 3,703,707 shares of Class A Common Stock of Intersil Holding Corporation (Registration No. 333-90857). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the warrants to purchase 3,703,707 shares of Class A Common Stock of Intersil Holding Corporation, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.


     Copies of the registration statement, including all related exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at the address set forth above. In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number: Intersil Holding Corporation, 7585 Irvine Center Drive, Suite 100, Irvine, California 92618; the telephone number at that address is (949) 341-7062.

                        INDEX TO FINANCIAL STATEMENTS

                         INTERSIL HOLDING CORPORATION



                                                               PAGE
                                                               ----
Independent Certified Public Accountants' Report............   F-2

Consolidated Statements of Operations and Comprehensive
  Income....................................................   F-3

Consolidated Balance Sheets.................................   F-4

Consolidated Statements of Cash Flows.......................   F-5

Consolidated Statement of Shareholders' Equity..............   F-6

Notes to Consolidated Financial Statements..................   F-7

                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT



The Board of Directors
Intersil Holding Corporation



We have audited the accompanying consolidated balance sheet of Harris Semiconductor Business (Semiconductor Business) (Predecessor), which was wholly owned by Harris Corporation, as of July 2, 1999 and the related statement of operations, comprehensive income and cash flows for each of the two fiscal years in the period ended July 2, 1999 and the six weeks ended August 13, 1999, respectively. We have also audited the accompanying consolidated balance sheet of Intersil Holding Corporation (Successor) as of June 30, 2000 and the related statements of operations, comprehensive income, shareholders' equity, and cash flows for the 46 weeks ended June 30, 2000. Our audits also included the financial statement schedule listed at Item 16. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.



We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



The accompanying Predecessor consolidated financial statements were prepared on the basis of presentation as described in Note A. The results of operations are not necessarily indicative of the results of operations that would be recorded by Semiconductor Business on a stand-alone basis.



In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intersil Holding Corporation as the Successor and Predecessor companies at June 30, 2000 and July 2, 1999 and the consolidated results of their operations and their cash flows for each of the two years in the period ended July 2, 1999 and for the six weeks and 46 weeks ended August 13, 1999 and June 30, 2000, respectively, on the basis described in Note A, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



Jacksonville, Florida                                          Ernst & Young LLP


July 21, 2000

                          INTERSIL HOLDING CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                              PREDECESSOR             PREDECESSOR   |   SUCCESSOR
                                                      ---------------------------   --------------- | --------------
                                                           FISCAL YEAR ENDED        SIX WEEKS ENDED | 46 WEEKS ENDED
                                                      ---------------------------   --------------- | --------------
                                                      JULY 3, 1998   JULY 2, 1999   AUGUST 13, 1999 | JUNE 30, 2000
                                                      ------------   ------------   --------------- | --------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)    |
REVENUE                                                                                             |
  Product sales....................................     $576,836       $532,718        $ 57,336     |    $596,849
                                                                                                    |
COSTS AND EXPENSES                                                                                  |
  Cost of product sales............................      369,332        349,776          39,681     |     352,513
  Research and development.........................       75,125         67,079           8,499     |      69,456
  Selling, general and administrative..............       98,184         83,998          10,908     |      97,227
  Harris corporate expense allocation..............        9,962          9,303           1,164     |          --
  Intangible amortization..........................        2,292          2,414             326     |      10,686
  In-process research and development..............           --             --              --     |      20,239
  Other............................................           --             --              --     |       1,178
                                                        --------       --------        --------     |    --------
Operating income (loss)............................       21,941         20,148          (3,242)    |      45,550
  Loss on sale of Malaysian operation..............           --             --              --     |      24,825
  Interest expense.................................           43            129              --     |      41,924
  Interest income..................................         (957)        (1,360)           (111)    |      (3,720)
                                                        --------       --------        --------     |    --------
  Income (loss) before income taxes and                                                             |
     extraordinary item............................       22,855         21,379          (3,131)    |     (17,479)
  Income taxes (benefit)...........................        9,944         (6,027)           (102)    |        (289)
                                                        --------       --------        --------     |    --------
  Net income (loss) before extraordinary item......       12,911         27,406          (3,029)    |     (17,190)
  Extraordinary item--loss on extinguishment of                                                     |
     debt, net of tax effect.......................           --             --              --     |     (25,518)
                                                        --------       --------        --------     |    --------
NET INCOME (LOSS)..................................       12,911         27,406          (3,029)    |     (42,708)
Preferred dividends................................           --             --              --     |       5,391
                                                        --------       --------        --------     |    --------
Net income (loss) to common shareholders...........     $ 12,911       $ 27,406        $ (3,029)    |    $(48,099)
                                                        ========       ========        ========     |    ========
BASIC AND DILUTED LOSS PER SHARE:                                                                   |
  Loss before extraordinary item...................                                                 |    $  (0.30)
  Extraordinary item...............................                                                 |    $  (0.33)
                                                                                                    |    --------
  Net loss.........................................                                                 |    $  (0.63)
                                                                                                    |    ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (IN                                                      |
  MILLIONS):                                                                                        |
  Basic and diluted................................                                                 |        76.7
                                                                                                    |    ========



                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME



                                                              PREDECESSOR             PREDECESSOR   |   SUCCESSOR
                                                      ---------------------------   --------------- | --------------
                                                           FISCAL YEAR ENDED        SIX WEEKS ENDED | 46 WEEKS ENDED
                                                      ---------------------------   --------------- | --------------
                                                      JULY 3, 1998   JULY 2, 1999   AUGUST 13, 1999 | JUNE 30, 2000
                                                      ------------   ------------   --------------- | --------------
                                                                     (IN THOUSANDS)                 |
Net income (loss)..................................     $12,911        $27,406          $(3,029)    |    $(42,708)
Other comprehensive income (loss):                                                                  |
  Currency translation adjustments.................      (1,851)          (574)           2,475     |       1,636
                                                        -------        -------          -------     |    --------
Comprehensive income (loss)........................     $11,060        $26,832          $  (554)    |    $(41,072)
                                                        =======        =======          =======     |    ========


                See Notes to Consolidated Financial Statements.

                          INTERSIL HOLDING CORPORATION
                          CONSOLIDATED BALANCE SHEETS



                                                              PREDECESSOR  |   SUCCESSOR
                                                              ------------ | -------------
                                                              JULY 2, 1999 | JUNE 30, 2000
                                                              ------------ | -------------
                                                                     (IN THOUSANDS)
ASSETS                                                                     |
Current Assets                                                             |
  Cash and cash equivalents.................................    $     --   |   $211,940
  Trade receivables, less allowances for collection loss                   |
    ($582 as of July 2, 1999 and $1,341 as of June 30,                     |
    2000)...................................................     100,674   |    111,695
  Inventories...............................................     153,822   |    126,481
  Prepaid expenses..........................................       3,725   |     10,645
  Income tax receivable.....................................       1,527   |      1,254
  Deferred income taxes.....................................       3,476   |     25,768
                                                                --------   |   --------
       Total Current Assets.................................     263,224   |    487,783
Other Assets                                                               |
  Property, plant and equipment, less allowance for                        |
    depreciation ($582,616 as of July 2, 1999 and $36,699 as               |
    of June 30, 2000).......................................     410,530   |    225,484
  Intangibles, less accumulated amortization ($19,929 as of                |
    July 2, 1999 and $10,686                                               |
    as of June 30, 2000)....................................      45,368   |    190,150
  Other.....................................................      42,057   |     30,521
                                                                --------   |   --------
       Total Other Assets...................................     497,955   |    446,155
                                                                --------   |   --------
Total Assets................................................    $761,179   |   $933,938
                                                                ========   |   ========
LIABILITIES AND SHAREHOLDERS' EQUITY/BUSINESS EQUITY                       |
Current Liabilities                                                        |
  Trade payables............................................    $ 31,068   |   $ 36,991
  Retirement plan accruals..................................      13,640   |      6,228
  Accrued compensation......................................      19,283   |     32,398
  Accrued interest and sundry taxes.........................       3,193   |     10,512
  Other accrued items.......................................      16,418   |     22,734
  Distributor reserves......................................       6,542   |      7,366
  Unearned service income...................................         567   |        129
  Long-term debt--current portion...........................         360   |        404
                                                                --------   |   --------
       Total Current Liabilities............................      91,071   |    116,762
Other Liabilities                                                          |
  Deferred income taxes.....................................       7,022   |     21,992
  Long-term debt............................................       4,207   |    116,188
Shareholders' Equity/Business Equity                                       |
  Preferred Stock, $1,000 par value, 100,000 shares                        |
    authorized, no shares issued or outstanding at June 30,                |
    2000....................................................          --   |         --
  Class A Common Stock, $.01 par value, voting; 300,000,000                |
    shares authorized, 44,773,152 shares issued and                        |
    outstanding at June 30, 2000............................          --   |        448
  Class B Common Stock, $.01 par value, non-voting;                        |
    300,000,000 shares authorized, 49,746,482 shares issued                |
    and outstanding at June 30, 2000........................          --   |        497
  Additional paid-in capital................................          --   |    719,123
  Business equity...........................................     661,388   |         --
  Retained deficit..........................................          --   |    (42,708)
  Accumulated other comprehensive (loss) income.............      (2,509)  |      1,636
                                                                --------   |   --------
       Total Shareholders' Equity/Business Equity...........     658,879   |    678,996
                                                                --------   |   --------
       Total Liabilities and Shareholders' Equity/Business                 |
       Equity...............................................    $761,179   |   $933,938
                                                                ========   |   ========


                See Notes to Consolidated Financial Statements.

                          INTERSIL HOLDING CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                  PREDECESSOR             PREDECESSOR   |     SUCCESSOR
                                                          ---------------------------   --------------- | -----------------
                                                               FISCAL YEAR ENDED        SIX WEEKS ENDED |  46 WEEKS ENDED
                                                          ---------------------------   --------------- | -----------------
                                                          JULY 3, 1998   JULY 2, 1999   AUGUST 13, 1999 |   JUNE 30, 2000
                                                          ------------   ------------   --------------- | -----------------
                                                                                   (IN THOUSANDS)       |
OPERATING ACTIVITIES:                                                                                   |
  Net income (loss).....................................    $12,911        $ 27,406        $ (3,029)    |     $ (42,708)
Adjustments to reconcile net income (loss) to net cash                                                  |
  provided by operating activities                                                                      |
    Depreciation........................................     65,036          78,217           8,747     |        50,602
    Amortization........................................      2,295           2,414             326     |        10,686
    Provisions for inventory obsolescence...............      7,317           3,894           1,919     |        23,906
    Write-off of in-process research and development....         --              --              --     |        20,239
    Write-off of unearned compensation..................         --              --              --     |           878
    Loss on sale of Malaysian operation.................         --              --              --     |        24,825
    Non-current deferred income taxes...................       (461)          1,896          (4,756)    |        (4,680)
  Changes in assets and liabilities:                                                                    |
    Trade receivables...................................      1,270          10,001          14,532     |       (24,991)
    Inventories.........................................    (17,176)         22,516          (3,568)    |        (5,668)
    Prepaid expenses....................................        506             933             674     |        (7,737)
    Trade payables and accrued liabilities..............    (14,399)        (13,950)        (18,705)    |        43,036
    Unearned service income.............................        (32)            319              --     |          (437)
    Income taxes........................................     (3,866)         (4,486)          4,430     |         2,290
    Other...............................................     (5,070)        (17,911)          2,812     |        20,898
                                                            -------        --------        --------     |     ---------
      Net cash provided by operating activities.........     48,331         111,249           3,382     |       111,139
INVESTING ACTIVITIES:                                                                                   |
Proceeds from sale of Malaysian operation...............         --              --              --     |        52,500
Cash paid for acquired business.........................         --          (1,335)             --     |            --
Property, plant and equipment...........................    (90,184)        (38,563)         (1,887)    |       (38,813)
                                                            -------        --------        --------     |     ---------
      Net cash provided by (used in) investing                                                          |
         activities.....................................    (90,184)        (39,898)         (1,887)    |        13,687
FINANCING ACTIVITIES:                                                                                   |
  Proceeds from offering................................         --              --              --     |       513,114
  Proceeds from exercise of stock options...............         --              --              --     |         1,985
  Proceeds from borrowings..............................      2,750             800              --     |            --
  Payments of borrowings................................        (83)           (302)            (32)    |      (435,204)
  Net cash transfer and billings from (to) parent.......     41,844         (67,030)         (1,198)    |            --
                                                            -------        --------        --------     |     ---------
      Net cash provided by (used in) financing                                                          |
         activities.....................................     44,511         (66,532)         (1,230)    |        79,895
  Effect of exchange rates on cash and cash                                                             |
    equivalents.........................................     (2,658)         (4,819)          1,177     |          (158)
                                                            -------        --------        --------     |     ---------
      Net increase in cash and cash equivalents.........         --              --           1,442     |       204,563
      Cash and cash equivalents at the beginning of the                                                 |
         period.........................................         --              --              --     |         7,377
                                                            -------        --------        --------     |     ---------
      Cash and cash equivalents at the end of the                                                       |
         period.........................................    $    --        $     --        $  1,442     |     $ 211,940
                                                            =======        ========        ========     |     =========
SUPPLEMENTAL DISCLOSURES--NON-CASH ACTIVITIES:
  Exchange of preferred stock for common stock.........................................................       $  89,400
                                                                                                              =========
  Common Stock issued in acquisition of No Wires Needed B.V............................................       $ 111,348
                                                                                                              =========
  Additional paid-in capital from tax benefit on
    exercise of non-qualified stock options............................................................       $   2,132
                                                                                                              =========


                See Notes to Consolidated Financial Statements.

                          INTERSIL HOLDING CORPORATION
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY



                                                                                          ACCUMULATED
                                               COMMON STOCK      ADDITIONAL                  OTHER
                                             -----------------    PAID-IN     RETAINED   COMPREHENSIVE
                                             CLASS A   CLASS B    CAPITAL     DEFICIT       INCOME        TOTAL
                                             -------   -------   ----------   --------   -------------   --------
                                                                        (IN THOUSANDS)
Initial capitalization at August 14,          $158      $509      $  5,935    $     --      $   --       $  6,602
  1999.....................................
Net (loss).................................     --        --            --     (42,708)         --        (42,708)
Shares issued in initial public offering...    220        --       512,894          --          --        513,114
Shares issued under Stock Option Plan......      2        --         4,115          --          --          4,117
Shares sold to certain executives and
  foreign employees........................     --        --           878          --        (878)            --
Write-off of unearned compensation.........     --        --            --          --         878            878
Shares issued for acquisition of No Wires
  Needed B.V...............................     30        --       111,318          --          --        111,348
Exchange of preferred stock................     26        --        89,374          --          --         89,400
Exchange of common stock...................     12       (12)           --          --          --             --
Preferred dividends........................     --        --        (5,391)         --          --         (5,391)
Foreign currency translation...............     --        --            --          --       1,636          1,636
                                              ----      ----      --------    --------      ------       --------
Balance at June 30, 2000...................   $448      $497      $719,123    $(42,708)     $1,636       $678,996
                                              ====      ====      ========    ========      ======       ========


                See Notes to Consolidated Financial Statements.

                          INTERSIL HOLDING CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  YEARS ENDED JULY 3, 1998 AND JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                        AND 46 WEEKS ENDED JUNE 30, 2000


NOTE A--ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION

     Intersil Holding Corporation (Intersil Holding or Successor) was formed on August 13, 1999 through a series of transactions in which Intersil Holding and its wholly-owned subsidiary, Intersil Corporation (Intersil), acquired the semiconductor business (semiconductor business or Predecessor) of Harris Corporation (Harris) (the acquisition). Intersil Holding currently has no operations but holds common stock related to its investment in Intersil. Intersil and its wholly-owned domestic and foreign subsidiaries include the operations of the Predecessor.



BASIS OF PRESENTATION

     The accompanying Successor consolidated financial statements subsequent to August 13, 1999 include the accounts of Intersil Holding and Intersil (collectively, the Company). All material intercompany transactions have been eliminated in consolidation. The consolidated balance sheet as of July 2, 1999 and the consolidated statements of operations, comprehensive income and cash flows for the fiscal years ended July 3, 1998 and July 2, 1999 and the six weeks ended August 13, 1999 include the accounts of the semiconductor business, the Predecessor company.



     Accordingly, the consolidated financial statements include the power, communications, space and defense product lines of Harris' Semiconductor Business that were purchased in the transaction. The transaction did not include Harris' semiconductor suppression business or photomask operations or certain patents in the memory field that were retained by Harris. The semiconductor business, which was wholly-owned by Harris, designs, manufactures and sells discrete semiconductors and standard and custom integrated circuits to the semiconductor markets. The semiconductor business' manufacturing facilities perform manufacturing operations related to other Harris Semiconductor Product Lines. The semiconductor business was not a separate legal entity and the assets and liabilities associated with the semiconductor business were components of a larger business.



     The Predecessor's consolidated statements of operations include all revenues and costs attributable to the semiconductor business. For cost of sales, material costs are directly attributable to a product line and are charged accordingly. Indirect costs are assigned using activity based costing. Operating expenses (engineering, marketing, and administration & general) have been allocated to the product lines based on sales or labor, as appropriate. Harris corporate expense allocations were based on a percentage of the semiconductor business' net sales. Interest expense was provided on direct borrowings of the semiconductor business. Interest expense of Harris has not been allocated to the semiconductor business.



     All of the allocations and estimates in the Predecessor's combined statements of operations are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the semiconductor business had been operated on a stand alone basis.



     The semiconductor business sells products to other affiliated operations of Harris. Sales to these operations are not material.



ACQUISITION OF HARRIS' SEMICONDUCTOR BUSINESS

     The total purchase price of the semiconductor business acquisition was $614.3 million, which included transaction costs of approximately $7.8 million and deferred financing costs of $12.2 million (Note H). The consideration paid by Intersil Holding was $504.3 million in cash of which $420.0 million was financed

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  YEARS ENDED JULY 3, 1998 AND JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                        AND 46 WEEKS ENDED JUNE 30, 2000


NOTE A--ORGANIZATION AND BASIS OF PRESENTATION--(CONTINUED)



through borrowings from the senior credit facilities, the 13.25% Senior Subordinated Notes and 13.5% Subordinated Holding "Pay-In-Kind" (PIK) Note and the issuance of a $90.0 million PIK Note note to Harris.



     The acquisition was accounted for using the purchase method of accounting and, accordingly, the operating results of the Semiconductor Business have been included in Intersil's consolidated financial statements since the date of acquisition. The total purchase price was allocated to the assets and liabilities of the Semiconductor Business based upon their approximate fair values. The fair values of the net assets acquired exceeded the purchase price resulting in negative goodwill. This negative goodwill was allocated to the identified intangibles and property and equipment based on their relative fair values as follows (in millions).



Purchase price:

  Cash paid to Harris..................      $504.3
  13.5% Subordinated PIK Note..........        90.0
  Transaction costs and fees...........        20.0
                                             ------
Total purchase price...................      $614.3
                                             ======



                                                           ALLOCATION OF
                                          FAIR VALUE OF     EXCESS FAIR      ADJUSTED
                                         ACQUIRED ASSETS       VALUE        FAIR VALUE
                                         ---------------   -------------   -------------
Net current assets.....................      $160.6           $    --         $160.6
Other..................................        17.2                --           17.2
Property and equipment.................       481.0            (153.2)         327.8
Developed Technology...................        80.0             (23.9)          56.1
Customer base..........................        33.0             (10.0)          23.0
In-process research and development....        29.0              (8.8)          20.2
Assembled workforce....................        13.5              (4.1)           9.4
                                             ------           -------         ------
                                             $814.3           $(200.0)        $614.3
                                             ======           =======         ======
Excess fair value of net assets
  acquired over purchase price.........      $200.0
                                             ======



     The appraisal of the acquired semiconductor business included $20.2 million of purchased in-process research and development, which was related to various products under development. This valuation represents the 10 year after-tax cash flow of this in-process technology using a discount rate of 20%. The acquired technology had not yet reached technological feasibility and had no future alternative uses. Accordingly, it was written off at the time of the acquisition. The remaining identified intangibles (developed technology, customer base and assembled workforce) are being amortized over 5 to 11 years.



     In connection with the acquisition of the semiconductor business, Intersil formulated a restructuring plan that included the termination of the employment of 372 employees of the semiconductor business. At

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  YEARS ENDED JULY 3, 1998 AND JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                        AND 46 WEEKS ENDED JUNE 30, 2000


NOTE A--ORGANIZATION AND BASIS OF PRESENTATION--(CONTINUED)



August 13, 1999, Intersil recorded $11.0 million in severance benefits and this is included in the allocation of the acquisition cost. The severance includes the following:



                                                          NO. OF
                       LOCATION                          EMPLOYEES      AMOUNTS
                       --------                          ---------   -------------
                                                                     (IN MILLIONS)
Europe.................................................      17          $ 5.6
Malaysia...............................................     262            1.9
North America..........................................      93            3.5
                                                            ---          -----
                                                            372          $11.0
                                                            ===          =====



      For the 46 weeks ended June 30, 2000, approximately $10.1 million of these restructuring costs had been paid out. As of June 30, 2000, the restructuring liability was $0.9 million. Intersil Holding will complete the restructing plan by the end of August 2000.



NOTE B--SIGNIFICANT ACCOUNTING POLICIES



     FISCAL YEAR--The 1998 fiscal year includes the 53 weeks ended July 3, 1998; fiscal year 1999 includes the 52 weeks ended July 2, 1999; and fiscal year 2000 includes the six weeks ended August 13, 1999 and the 46 weeks ended June 30, 2000.



     CASH AND CASH EQUIVALENTS--Intersil Holding considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.



     INVENTORIES--Inventories are carried at the lower of standard cost, which approximates actual cost, determined by the First-In-First-Out (FIFO) method, or market.



     PROPERTY, PLANT AND EQUIPMENT--Machinery and equipment are carried on the basis of cost. The estimated useful lives of buildings range between 5 and 50 years. The estimated useful lives of machinery and equipment range between 3 and 10 years. Depreciation is computed by the straight-line method using the estimated useful life of the asset.



     REVENUE RECOGNITION--Revenue is recognized from sales to all customers, including distributors, when a product is shipped. Sales to distributors are made under agreements which provide the distributors rights of return and price protection on unsold merchandise they hold. Accordingly, sales are reduced for estimated returns from distributors and estimated future price reductions of unsold merchandise held by distributors. Product sales to two distributors for the fiscal years ended July 3, 1998 and July 2, 1999, and the six weeks ended August 13, 1999 and 46 weeks ended June 30, 2000 amounted to 19.0%, 16.6%, 29.3% and 15.7%, respectively, of total product sales.



     RESEARCH AND DEVELOPMENT--Research and development costs, consisting of the cost of designing, developing, and testing new or significantly enhanced products, are expensed as incurred.



     RETIREMENT BENEFITS--Intersil Holding provides retirement benefits to substantially all employees primarily through a retirement plan having profit-sharing and savings elements. Contributions by Intersil Holding to the retirement plan are based on profits and employees' savings with no other funding requirements. Intersil Holding may make additional contributions to the fund at its discretion.

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  YEARS ENDED JULY 3, 1998 AND JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                        AND 46 WEEKS ENDED JUNE 30, 2000


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)



     The savings element of the retirement plan is a defined contribution plan, which is qualified under Internal Revenue Service Code Section 401(k). All employees of the Company may elect to participate in the 401(k) retirement plan (the "401(k) plan"). Under the 401(k) plan, participating employees may defer a portion of their pretax earnings up to certain limits prescribed by the Internal Revenue Service. The Company provides matching contributions under the provisions of the plan. Employees fully vest in the Company's matching contributions upon the completion of 7 years of service.



     Retirement benefits also include an unfunded limited healthcare plan for U.S.-based retirees and employees on long-term disability. Intersil Holding accrues the estimated cost of these medical benefits, which are not material, during an employee's active service life.



     Retirement plans expense was $15.6 million in 1998, $14.8 million in 1999, $1.4 million for the six weeks ended August 13, 1999 and $10.4 million for the 46 weeks ended June 30, 2000.



     INCOME TAXES--For the Predecessor financial statements, the semiconductor business was included with its parent, Harris, in a consolidated federal income tax return. Harris required each of its businesses to provide for taxes on financial statement pre-tax income or loss at applicable statutory tax rates. United States local amounts receivable or payable for current and prior years' income taxes were treated as intercompany transactions and were recorded in the Semiconductor Business equity. Intersil Holding follows the liability method of accounting for income taxes. International current income taxes payable and deferred income taxes resulting from temporary differences between the financial statements and the tax basis of assets and liabilities of Intersil Holding's international subsidiaries are separately classified on the balance sheet.



     ASSET IMPAIRMENT--Intersil Holding accounts for long-lived asset impairment under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. Fair value is estimated based on discounted future cash flows. Long-lived assets to be disposed of are recorded at the lower of their carrying amount or estimated fair value less cost to sell.



     INTANGIBLES--Intangibles resulting from acquisitions are being amortized by the straight-line method over five to 11 years. Recoverability of intangibles is assessed using estimated undiscounted cash flows of related operations. Intangibles that are not expected to be recovered through future undiscounted cash flows are charged to expense when identified. Amounts charged to expense are amounts in excess of the fair value of the intangible asset. Fair value is determined by calculating the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved.



     FUTURES AND FORWARD CONTRACTS--When Intersil Holding sells products outside the United States or enters into purchase commitments, the transactions are frequently denominated in currencies other than U.S. dollars. To minimize the impact on revenue and cost from currency fluctuations, Intersil Holding enters into currency exchange agreements that qualify for hedge accounting treatment. It is Intersil Holding's policy not to speculate in foreign currencies. Currency exchange agreements are designated as, and are effective as, hedges of foreign currency commitments. In addition, these agreements are consistent with the designated currency of the underlying transaction and mature on or before the underlying transaction. Gains and losses on currency exchange agreements that qualify as hedges are deferred and recognized as an adjustment of the carrying amount of the hedged asset, liability or commitment. Gains and losses on currency exchange

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  YEARS ENDED JULY 3, 1998 AND JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                        AND 46 WEEKS ENDED JUNE 30, 2000


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)



agreements that do not qualify as hedges are recognized in operations based on changes in the fair market value of the currency exchange agreement.



     FOREIGN CURRENCY TRANSLATION--The functional currency for the Malaysian subsidiary was the U.S. dollar, and for other international subsidiaries it is the local currency. Assets and liabilities are translated at current rates of exchange, and income and expense items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are recorded as a separate component of shareholders' equity (Business Equity in the Predecessor's financial statements). Cumulative translation gains (losses) were $(0.6) million and $1.6 million at July 2, 1999 and June 30, 2000, respectively.



     LOSS PER SHARE--Loss per share is computed and presented in accordance with SFAS No. 128, "Earnings per Share" and the Securities and Exchange Commission Staff Accounting Bulletin No. 98. Net loss per common share is presented for the 46 weeks ended June 30, 2000 only because it is not meaningful for earlier periods since the Company did not have common stock outstanding for any of the earlier periods.



     USE OF ESTIMATES--These statements have been prepared in conformity with accounting principles generally accepted in the United States and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



     RECLASSIFICATIONS--Certain prior year amounts have been reclassified to conform with current year classifications.



NOTE C--ACCOUNTING PRONOUNCEMENTS



     In June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. (SFAS) 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS 137 amends SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," to defer its effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments including standalone instruments, such as forward currency exchange contracts and interest rate swaps or embedded derivatives and requires that these instruments be marked-to-market on an ongoing basis. These market value adjustments are to be included either in the income statement or shareholders' equity, depending on the nature of the transaction. The Company is required to adopt SFAS 133 in the first quarter of its fiscal year 2001. We believe that SFAS 133 will not have a material adverse effect on the Company's financial position or results of operations.



     In December 1999, the Securities and Exchange Commission issued SAB No.
101. "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosures of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We believe that SAB No. 101 will not have a material adverse effect on the Company's financial position or results of operations.

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  YEARS ENDED JULY 3, 1998 AND JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                        AND 46 WEEKS ENDED JUNE 30, 2000


NOTE C--ACCOUNTING PRONOUNCEMENTS--(CONTINUED)



     In April 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25." Among other issues, that interpretation clarifies the definition of employees for purposes of applying Opinion No. 25, the criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award and the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in the interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that this interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effect of applying this interpretation is recognized on a prospective basis from July 1, 2000. We are currently reviewing stock grants to determine the impact, if any, that may arise from implementation of this interpretation, although we do not expect the impact, if any, to be material to our financial statements.



NOTE D--INVENTORIES



     Inventories are summarized below (in thousands):



                                                               (PREDECESSOR)    (SUCCESSOR)
                                                               -------------   -------------
                                                                  JULY 2,        JUNE 30,
                                                                   1999            2000
                                                               -------------   -------------
Finished products...........................................     $ 58,041        $ 45,064
Work in process.............................................      102,457          96,278
Raw materials and supplies..................................       11,441           7,072
                                                                 --------        --------
                                                                  171,939         148,414
Less inventory reserves.....................................       18,117          21,933
                                                                 --------        --------
                                                                 $153,822        $126,481
                                                                 ========        ========



     At July 2, 1999 and June 30, 2000 Intersil Holding was committed to purchase $22.5 million and $24.9 million, respectively of inventory from suppliers. Management believes the cost of this inventory approximates current market value.

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000



NOTE E--PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are summarized below (in thousands):



                                                                     (PREDECESSOR)    (SUCCESSOR)
                                                                     -------------   -------------
                                                                        JULY 2,        JUNE 30,
                                                                         1999            2000
                                                                     -------------   -------------
      Land........................................................     $  3,966        $  3,860
      Buildings...................................................      266,364          78,940
      Machinery and equipment.....................................      722,816         179,383
                                                                       --------        --------
                                                                        993,146         262,183
      Less allowances for depreciation............................      582,616          36,699
                                                                       --------        --------
                                                                       $410,530        $225,484
                                                                       ========        ========



NOTE F--INTANGIBLES

     Intangibles are summarized below (in thousands):



                                                                             (PREDECESSOR)    (SUCCESSOR)
                                                                             -------------   -------------
                                                               PERIOD OF        JULY 2,        JUNE 30,
                                                             AMORTIZATION        1999            2000
                                                             -------------   -------------   -------------
      Developed technology................................      11 years        $    --        $ 56,925
      Customer base.......................................       7 years             --          23,482
      Assembled workforce.................................       5 years             --           9,606
      Goodwill............................................     5-7 years         65,297         110,823
                                                                                -------        --------
                                                                                 65,297         200,836
      Less accumulated amortization.......................                       19,929          10,686
                                                                                -------        --------
                                                                                $45,368        $190,150
                                                                                =======        ========

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE G--LOSS PER SHARE

     The following table sets forth the computation of basic and diluted loss per share (in thousands, except per share amounts):



                                                                 (SUCCESSOR)
                                                              -----------------
                                                                JUNE 30, 2000
                                                                  --------
Numerator:
  Net loss available to common shareholders (numerator for
     basic and diluted earnings per share)..................      $(48,099)
                                                                  ========
Denominator:
  Denominator for basic earnings per share-weighted average
     common shares..........................................        76,745
  Effect of dilutive securities:
     Stock options..........................................            --
     Warrants...............................................            --
                                                                  --------
  Denominator for diluted earnings per share-adjusted
     weighted average shares................................        76,745
                                                                  ========
Basic and diluted loss per share............................      $  (0.63)
                                                                  ========



     The effect of dilutive securities is not included in the computation for the 46 weeks ended June 30, 2000 because to do so would be antidilutive.



NOTE H--LONG-TERM DEBT

LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):



                                                             (PREDECESSOR)    (SUCCESSOR)
                                                             -------------   --------------
                                                             JULY 2, 1999    JUNE 30, 2000
                                                             -------------   --------------
13.25% Senior Subordinated Notes...........................     $   --          $112,384
Other......................................................      4,567             4,208
                                                                ------          --------
                                                                 4,567           116,592
Less current portion.......................................        360               404
                                                                ------          --------
                                                                $4,207          $116,188
                                                                ======          ========

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE H--LONG-TERM DEBT--(CONTINUED)

     Scheduled future principal payments under Intersil Holding's and Intersil's indebtedness are as follows (in thousands):



2001......................................................  $    404
2002......................................................       416
2003......................................................       429
2004......................................................       388
2005......................................................       373
Thereafter................................................   114,582
                                                            --------
                                                            $116,592
                                                            ========



  13.25% Senior Subordinated Notes and Warrants

     On August 13, 1999, in connection with the acquisition of the Semiconductor Business, Intersil completed an offering of 200,000 units consisting of $200 million of its 13.25% Senior Subordinated Notes due 2009 and warrants to purchase 3,703,707 shares of Class A Common Stock of Intersil Holding. Each unit consisted of $1,000 principal amount of 13.25% Senior Subordinated Notes of Intersil and one warrant to purchase 18.5185 shares of Class A Common Stock of Intersil Holding. The total gross proceeds from the sale of the 13.25% Senior Subordinated Notes were $194.0 million, net of $6.0 million of deferred financing fees. The $6.0 million deferred financing fees were treated as additional interest related to the 13.25% Senior Subordinated Notes and amortized over the life of the 13.25% Senior Subordinated Notes on an effective yield method.



     The 13.25% Senior Subordinated Notes are unsecured and are fully and unconditionally guaranteed by Intersil Holding and all of Intersil's current and future domestic subsidiaries. The 13.25% Senior Subordinated Notes are not guaranteed by Intersil's foreign subsidiaries. The 13.25% Senior Subordinated Notes require semi-annual interest payments beginning on February 15, 2000 through maturity on August 15, 2009. The 13.25% Senior Subordinated Notes may be redeemed at the option of Intersil Holding after August 15, 2004 upon the payment of certain redemption premiums, although up to 35% of the 13.25% Senior Subordinated Notes can be redeemed prior to August 15, 2002 with the proceeds of certain equity offerings and upon the payment of certain redemption premiums. The 13.25% Senior Subordinated Notes contain various restrictive covenants, including limitations on the incurrence of additional indebtedness, restrictions and limitations on payment of dividends, making investments, engaging in transactions with affiliates, consolidating, merging or transfering assets and restrictions and limitations on the sales of certain assets, among others. The 13.25% Senior Subordinated Notes also require the maintenance of certain ratios.



Each warrant entitles the holder to purchase 18.5185 shares of Intersil Holding Class A Common Stock at a price of $.001 per share. The warrants are exercisable beginning on the first anniversary of their issue date (August 13, 1999) and expire on August 15, 2009. Warrant holders have no voting rights. The warrants were preliminarily valued at $0.3 million and will be treated as additional interest related to the 13.25% Senior Subordinated Notes and amortized over the life of the 13.25% Senior Subordinated Notes on an effective yield method.



  Extinguishment of Debt

     On August 13, 1999, in connection with the acquisition of the semiconductor business, Intersil entered into senior credit facilities with a syndicate of financial institutions. The senior credit facilities include a $205.0 million funded term loan facility (the "Tranche B Senior Term Facility") and a revolving line of

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE H--LONG-TERM DEBT--(CONTINUED)

credit (the "Revolving Credit Facility"). The Revolving Credit Facility provides for up to $70.0 million of which no amounts were outstanding as of June 30, 2000.



     The Revolving Credit Facility bears interest ranging from LIBOR + 2.00% to LIBOR + 3.25%, depending on the results of applicable ratios. The Revolving Credit Facility matures in 2005.



     The senior credit facilities are unconditionally guaranteed, jointly and severally, by Intersil Holding, Intersil and existing and subsequently acquired or organized domestic subsidiaries. The Company's obligations and those of the guarantors under the Senior Credit Facilities are secured by a pledge of all of Intersil's capital stock and by substantially all of the assets of Intersil Holding, Intersil and each of Intersil's existing and subsequently acquired or organized domestic (and, to the extent no adverse consequences will result, foreign) subsidiaries. The senior credit facilities contain various restrictive covenants, including, incurrence of indebtedness, payment of dividends, making certain investments and acquisitions, disposing of assets, among others. The senior credit facilities also require the maintenance of certain ratios.



     Also on August 13, 1999, in connection with the acquisition of the semiconductor business, Intersil Holding issued to Harris a $90.0 million 11.13% Seller Holding PIK Note and issued to Citicorp Mezzanine Partners, L.P. a $30.0 million 13.5% Subordinated Holding PIK Note.



     On February 25, 2000, the Company issued 22,000,000 shares of common stock at a price of $25.00 per share. From the proceeds of the initial public offering, the Company paid off approximately $419.0 million of debt incurred through the acquisition of the semiconductor business, including all amounts then outstanding under the Tranche B Senior Term Facility, the 11.13% Seller Holding PIK Note and the 13.5% Subordinated PIK Note. In connection with the early extinguishment of debt, the Company recorded extraordinary charges (net of tax) of $25.5 million.



     Other

     The other debt consists of five loans made by agencies of the Commonwealth of Pennsylvania with maturity dates ranging from 2003 to 2017 and are secured by Intersil's manufacturing facility in Mountaintop, Pennsylvania, which has a net carrying value of $4.6 million at July 2, 1999 and $4.2 million at June 30, 2000, respectively. The weighted average interest rate for this debt was 3.0% at July 2, 1999 and June 30, 2000.



NOTE I--PREFERRED STOCK

     Intersil Holding has 100,000 shares of preferred stock authorized, stated value of $1,000 per share. The rights of holders of preferred stock will be stipulated at the time of issuance as determined pursuant to the adoption of a shareholder rights plan. On August 13, 1999, Intersil Holding sold 83,434 shares of its 12% Series A Cumulative Compounding Preferred Stock to certain buyers, including Sterling Holding Company, LLC, Harris and certain members of management. The $83.4 million received from the sale was used as a cash equity contribution from Intersil Holding to Intersil for the acquisition of the semiconductor business.



     On August 13, 1999, Intersil Holding granted to certain members of management options to purchase 766.67 shares of Series A Preferred Stock at an option price of $250 per share, and a sign-on bonus in the aggregate amount of $575,025, representing the difference between the stated par value and the option price. The preferred stock options vest immediately. Intersil Holding recorded compensation expense for the $575,025 as of the grant date.

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE I--PREFERRED STOCK--(CONTINUED)



     Concurrent with the initial public offering, Intersil Holding exchanged all outstanding shares of its 12% Series A Cumulative Compounding Preferred Stock plus accrued and unpaid dividends for approximately 2.6 million shares of its Class A Common Stock. Also, the outstanding options to purchase 766.67 shares of Series A Preferred Stock were exchanged for options to purchase 40,881 shares of Class A Common Stock.



NOTE J--LEASE COMMITMENTS



     Total rental expense amounted to $6.3 million in fiscal year 1998, $6.3 million in fiscal year 1999, $0.6 million for the six weeks ended August 13, 1999 and $5.0 million for the 46 weeks ended June 30, 2000. Future minimum rental commitments under noncancelable operating leases, primarily used for land and office buildings amounted to approximately $11.8 million at June 30, 2000. These commitments for the years following 2000 (which exclude the estimated rental expense for annually renewable contracts) are: 2001--$2.4 million, 2002--$1.6 million, 2003--$1.0 million, 2004--$0.6 million, 2005--$0.5 million and $5.7 million thereafter.



NOTE K--BUSINESS EQUITY



     Changes in the business equity of the Predecessor's financial statements are summarized as follows (in thousands):



                                                                   FISCAL YEAR ENDED        SIX WEEKS ENDED
                                                              ---------------------------   ---------------
                                                              JULY 3, 1998   JULY 2, 1999   AUGUST 13, 1999
                                                              ------------   ------------   ---------------
Balance at beginning of period.............................     $646,173       $699,077        $658,879
Net income (loss)..........................................       12,911         27,406          (3,029)
Foreign currency translation adjustments...................       (1,851)          (574)          2,475
Net cash transfers and billings from (to) Harris
  Corporation..............................................       41,844        (67,030)         (1,198)
Purchase price elimination.................................           --             --        (657,127)
                                                                --------       --------        --------
Balance at end of period...................................     $699,077       $658,879        $     --
                                                                ========       ========        ========



NOTE L--COMMON STOCK



     On February 25, 2000, Intersil Holding completed the filing of a registration statement with the Securities and Exchange Commission for a public offering of shares of its Class A Common Stock. Intersil Holding issued 22,000,000 shares of its Class A Common Stock at a price of $25.00 per share. The net proceeds of this offering, after deducting underwriting discounts and commissions, were approximately $513.1 million. In connection with the public offering, Intersil Holding effected a 1-for-1.5 reverse stock split of its Class A and Class B Common Stock as of February 23, 2000. All references to common shares in the accompanying financial statements reflect Intersil Holding's reverse stock split, retroactively applied to all periods presented.

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000



NOTE L--COMMON STOCK--(CONTINUED)



     Intersil Holding is authorized to issue 600.0 million shares of Intersil Holding common stock, par value $0.01 per share, divided into two classes consisting of 300.0 million shares of Intersil Holding Class A Common Stock and
300.0 million shares of Intersil Holding Class B Common Stock. Holders of Class A Common Stock are entitled to one vote for each share held and holders of Class B Common Stock have no voting rights. A holder of either class of Intersil Holding common stock may convert any or all shares into an equal number of shares of the other class of Intersil Holding common stock.



     On August 13, 1999, Intersil Holding sold 15.76 million shares of Class A Common Stock and 50.91 million shares of Class B Common Stock for approximately $5.0 million. The $5.0 million proceeds, along with the $83.4 million proceeds from the sale of Series A Preferred Stock were used as a cash equity contribution from Intersil Holding to Intersil for the acquisition of the semiconductor business.



     On August 13, 1999, in connection with the issuance of the 13.5% Subordinated Holding PIK Note, Intersil Holding issued to Citicorp Mezzanine Partners, L.P. warrants to purchase 3,703,707 shares of its Class A Common Stock at an exercise price of $.001 per share, subject to certain anti-dilution adjustments. These warrants may be exercised at any time after August 13, 2001 and expire on August 15, 2009. As Intersil Holding has prepaid in full the 13.5% Subordinated Holding PIK Note within 24 months after issuance, the number of shares subject to such warrants was reduced to 2,222,224. The warrants were valued at $0.3 million and were treated as additional interest related to the 13.5% Subordinated Holding PIK Note.



     On May 29, 2000, Intersil Holding acquired 100% of the outstanding capital stock of Bilthoven, The Netherlands-based No Wires Needed B.V. ("NWN"). Consideration for the acquisition of NWN was 3.35 million shares (which includes 323,493 shares issuable upon the exercise of options) of Intersil Holding Class A Common Stock valued at $111.3 million at the date of closing. (Note Q)



     During the 46 weeks ended June 30, 2000, Intersil Holding recorded $0.9 million of unearned compensation for the excess of the fair value of the Class A Common Stock over the grant price for stock sold to certain executives by the majority shareholder of Intersil Holding. Upon the Company's initial public offering, the stock sold became fully vested and the unearned compensation was written off.



     Intersil Holding had an option to purchase 1,161,905 shares from a majority shareholder at $0.075 per share pursuant to an agreement executed at the initial capitalization. Intersil Holding repurchased the 1,161,905 shares in January 2000.



     In the third quarter of fiscal year 2000, approximately 1.2 million shares of Class B Common Stock were exchanged for an equivalent number of Class A Common Stock. The exchanged Class B Common Stock is included in the authorized and unissued shares.

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE M--INCOME TAXES



     The provisions for income taxes are summarized below (pro forma for predecessor financial statements) (in thousands):



SUCCESSOR (46 WEEKS ENDED JUNE 30, 2000)
Current taxes:
          Federal..................................................................    $   --
          State....................................................................        --
          Foreign..................................................................     4,391
                                                                                       ------
                                                                                        4,391
Deferred taxes:
          Federal..................................................................    (4,198)
          State....................................................................      (482)
          Foreign..................................................................        --
                                                                                       ------
                                                                                       (4,680)
                                                                                       ------

Income tax benefit.................................................................    $ (289)
                                                                                       ======



                                                                                 FISCAL YEAR ENDED        SIX WEEKS ENDED
                                                                            ---------------------------   ---------------
PREDECESSOR                                                                 JULY 3, 1998   JULY 2, 1999   AUGUST 13, 1999
                                                                            ------------   ------------   ---------------
United States (benefit)...................................................     $4,221        $ (6,626)       $   (399)
International.............................................................      4,910           1,605             352
State and local (benefit).................................................        813          (1,006)            (55)
                                                                               ------        --------        --------
                                                                               $9,944        $ (6,027)       $   (102)
                                                                               ======        ========        ========



     The benefit related to tax deductions for the Company's stock option plans is recorded as an increase to additional paid in capital when realized. For the 46 weeks ended June 30, 2000, the Company realized tax benefits of approximately $2.1 million related to its stock option plans.



     In the year 2000, the Malaysian taxing authority converted its income tax system to a self-assessment system. The new self-assessment system requires Malaysian corporate taxpayers to begin making estimated tax payments in year 2000 based on year 2000 estimated taxable income. Previously, Malaysian corporate taxpayers submitted tax payments following the year of assessment. In fiscal year 1999, the Semiconductor Business made Malaysian taxing payments based on fiscal year 1998's taxable income. As a result of the change in the Malaysian taxing system, the semiconductor business was not required to make tax payments on its fiscal year 1999 Malaysian taxable income, and therefore has not provided a tax provision for Malaysian taxes for the fiscal year ended July 2, 1999, which would have amounted to approximately $15.1 million. The Malaysian tax holiday is effective for Intersil's fiscal year ended July 2, 1999 only, and does not impact the six weeks ended August 13, 1999 or the 46 weeks ended June 30, 2000.

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE M--INCOME TAXES--(CONTINUED)



     The components of deferred income tax assets (liabilities) are as follows (in thousands):



                                                                          (PREDECESSOR)            (SUCCESSOR)
                                                                      ---------------------   ----------------------
                                                                          JULY 2, 1999            JUNE 30, 2000
                                                                      ---------------------   ----------------------
                                                                      CURRENT   NON-CURRENT   CURRENT    NON-CURRENT
                                                                      -------   -----------   --------   -----------
Receivables.........................................................  $   --      $    --     $    239    $      --
Inventory...........................................................      --           --        8,664           --
Fixed Assets........................................................      --           --           --      (21,590)
Intangibles.........................................................      --           --           --      (14,363)
Accrued Expenses....................................................      --           --       18,582           --
NOL Carryforward....................................................      --           --           --       13,961
Depreciation........................................................      --       (7,022)          --           --
All other--net......................................................   3,476           --       (1,717)          --
                                                                      -------     -------     --------    ---------
                                                                      $3,476      $(7,022)    $ 25,768    $ (21,992)
                                                                      =======     =======     ========    =========



     A reconciliation of the statutory United States income tax rate to the Company's effective income tax rate follows:



                                                                 (PREDECESSOR)           (PREDECESSOR)      (SUCCESSOR)
                                                          ---------------------------   ---------------   ---------------
                                                               FISCAL YEAR ENDED        SIX WEEKS ENDED   46 WEEKS ENDED
                                                          ---------------------------   ---------------   ---------------
                                                          JULY 3, 1998   JULY 2, 1999   AUGUST 13, 1999    JUNE 30, 2000
                                                          ------------   ------------   ---------------   ---------------
Statutory U.S. income tax rate..........................       35.0%          35.0%           35.0%             35.0%
State taxes.............................................        2.3           (3.1)            1.1               1.1
International income....................................        5.2          (61.9)          (29.7)              7.6
Research credits........................................       (2.9)          (2.7)            2.2               0.8
In-process research and development.....................         --             --              --             (16.5)
Subpart F...............................................         --             --              --              (7.6)
Goodwill amortization...................................        3.5            4.0            (4.9)             (1.2)
Effect of sale of Malaysian operations..................         --             --              --             (18.0)
Other items.............................................        0.4            0.5            (0.5)             (0.5)
                                                             ------         ------           -----             -----
Effective income tax rate...............................       43.5%         (28.2)%           3.2%              0.7%
                                                             ======         ======           =====             =====



     United States income taxes have not been provided on undistributed earnings of international subsidiaries because of Intersil Holding's intention to reinvest these earnings. The determination of unrecognized deferred U.S. tax liability for the undistributed earnings of international subsidiaries is not practicable.



     Pretax income (loss) of international subsidiaries was $10.2 million in fiscal year 1998, $41.9 million in fiscal year 1999, $(1.6) million for the six weeks ended August 13, 1999 and $21.6 million for the 46 weeks ended June 30, 2000.



     Income taxes paid were $14.8 million in fiscal year 1998, $3.4 million in fiscal year 1999, $0.2 million for the six weeks ended August 13, 1999 and $0.6 million for the 46 weeks ended June 30, 2000.



     The Company has a tax year-end of December 31 for federal and state income tax purposes and has estimated that as of December 31, 1999, it had a cumulative federal and state operating loss carryforward of $17.0 million. The federal net operating loss carryforwards will expire in 2020. The state net operating loss carryforwards will expire in varying amounts beginning in 2005. Calculated as of June 30, 2000, the

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE M--INCOME TAXES--(CONTINUED)

Company recorded a deferred tax asset associated with federal and state net operating loss carryforwards of $14.0 million.



     The federal and state net operating loss and tax credit carryforwards could be subject to limitation if, within any three year period prior to the expiration of the applicable carryforward period, there is a greater than 50% change in ownership of the Company.



     No valuation allowance has been provided in connection with the net deferred tax asset as the Company expects to be able to utilize its deferred tax assets against future taxable income. Based on the Company's projected taxable income and estimates of future profitability, management has concluded that operating income will more likely than not be sufficient to give rise to income tax expense to cover all deferred tax assets.



NOTE N--GEOGRAPHIC INFORMATION

     Intersil Holding operates exclusively in the semiconductor industry. Substantially all revenues result from the sale of semiconductor products. All intercompany revenues and balances have been eliminated.



     A summary of the operations by geographic area is summarized below (in thousands):



                                                                   (PREDECESSOR)           (PREDECESSOR)      (SUCCESSOR)
                                                            ---------------------------   ---------------   ---------------
                                                                 FISCAL YEAR ENDED        SIX WEEKS ENDED   46 WEEKS ENDED
                                                            ---------------------------   ---------------   ---------------
                                                            JULY 3, 1998   JULY 2, 1999   AUGUST 13, 1999    JUNE 30, 2000
                                                            ------------   ------------   ---------------   ---------------
United States operations
  Net sales...............................................    $563,180       $519,555        $  54,664         $ 574,867
  Long-lived assets.......................................     386,333        371,448          366,386           333,668

International
  Net sales...............................................      13,656         13,163            2,672            21,982
  Long-lived assets.......................................     122,397        121,330          118,277           112,487



     Export sales included in U.S. operations were, $258.4 million in fiscal year 1998, $254.8 million in fiscal year 1999, $30.4 million for the six weeks ended August 13, 1999 and $340.3 million for the 46 weeks ended June 30, 2000.



NOTE O--FINANCIAL INSTRUMENTS

     The carrying values of accounts receivable, accounts payable and short-term debt approximates fair value due to the short-term maturities of these assets and liabilities. The fair value of long-term debt is based on quoted market prices or pricing models using prevailing financial market information at the date of measurement.



     Letters of credit are issued by Intersil during the ordinary course of business through major financial institutions as required by certain vendor contracts. As of June 30, 2000, Intersil had outstanding letters of credit totaling $2.7 million.



     Intersil Holding markets its products for sale to customers, including distributors, primarily in the United States, Europe and Asia/Pacific. Credit is extended based on an evaluation of the customer's financial condition and collateral is generally not required. Intersil Holding maintains an allowance for losses based upon the expected collectibility of all accounts receivable. Intersil Holding believes it is adequately reserved with regard to receivables from its domestic and international customers.

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE O--FINANCIAL INSTRUMENTS--(CONTINUED)



     In August 1999, Intersil Holding began to use foreign exchange contracts to hedge anticipated foreign cash flow commitments up to six months. Hedges on anticipated foreign cash flow commitments do not qualify for deferral and therefore, gains and losses on changes in the fair market value of the foreign exchange contracts are recognized in income. Total net gains on foreign exchange contracts for the 46 weeks ended June 30, 2000 were $3.2 million. At June 30, 2000, open foreign exchange contracts were $30.9 million, all of which were to hedge anticipated foreign cash flow commitments. For the year ended June 30, 2000, Intersil Holding purchased and sold $87.4 million of foreign exchange forward contracts.



     Prior to August 1999, Intersil Holding used foreign exchange contracts and options to hedge intercompany accounts and off-balance-sheet foreign currency commitments. Specifically, these foreign exchange contracts offset foreign currency denominated inventory and purchase commitments from suppliers, accounts receivable from and future committed sales to customers and firm committed operating expenses. Foreign currency financial instruments were used to reduce the risks that arise from doing business in international markets. Such contracts generally had a term of one year or less. At July 2, 1999, open foreign exchange contracts were $22.0 million, all of which were to hedge off-balance-sheet commitments. Additionally, for the year ended July 2, 1999, the Semiconductor Business purchased and sold $120.7 million of foreign exchange forward contracts.



     Deferred gains and losses are included on a net basis in the Consolidated Balance Sheets as other assets and are recorded in operations as part of the underlying transaction when recognized. At July 2, 1999, Intersil Holding had deferred foreign exchange contract losses on future commitments of approximately $28.6 million.



     Total open foreign exchange contracts and options at July 2, 1999 and June 30, 2000, are described in the table below:



JULY 2, 1999

COMMITMENTS TO BUY FOREIGN CURRENCIES

                                                                      CONTRACT AMOUNT
                                                                ---------------------------    DEFERRED    MATURITIES
CURRENCY                                                        FOREIGN CURRENCY     U.S.       GAINS      (IN MONTHS)
--------                                                        ----------------    -------    --------    -----------
                                                                                     (IN THOUSANDS)
Malaysian Ringgit............................................          80,589       $19,000     $2,208         1-2



COMMITMENTS TO SELL FOREIGN CURRENCIES

                                                                      CONTRACT AMOUNT
                                                                ---------------------------    DEFERRED    MATURITIES
CURRENCY                                                        FOREIGN CURRENCY     U.S.       GAINS      (IN MONTHS)
--------                                                        ----------------    -------    --------    -----------
                                                                                     (IN THOUSANDS)
French Franc.................................................          10,900       $ 1,857     $  138         1-2
British Pound................................................             691         1,094          2           1

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE O--FINANCIAL INSTRUMENTS--(CONTINUED)

JUNE 30, 2000

OPTIONS TO SELL FOREIGN CURRENCIES



                                                                                 CONTRACT AMOUNT
                                                                           ---------------------------    MATURITIES
CURRENCY                                                                   FOREIGN CURRENCY     U.S.      (IN MONTHS)
--------                                                                   ----------------    -------    -----------
                                                                                 (IN THOUSANDS)
Euro....................................................................           3,000       $ 2,883        5-6



COMMITMENTS TO SELL FOREIGN CURRENCIES

                                                                                 CONTRACT AMOUNT
                                                                           ---------------------------    MATURITIES
CURRENCY                                                                   FOREIGN CURRENCY     U.S.      (IN MONTHS)
--------                                                                   ----------------    -------    -----------
                                                                                 (IN THOUSANDS)
Euro....................................................................          16,500       $15,697        1-6
British Pound...........................................................           2,300         3,572        1-6
Japanese Yen............................................................       1,190,000        11,655        1-7



NOTE P--EMPLOYEE BENEFIT PLANS

  Equity Compensation Plan

     On November 5, 1999, Intersil Holding adopted the 1999 Equity Compensation Plan (the "Plan"), which became effective on August 13, 1999, for salaried officers and key employees. The Plan authorizes the grant of options for up to
7.5 million shares of Intersil Holding Class A Common Stock and can include (i) options intended to constitute incentive stock options under the Internal Revenue Code, (ii) non-qualified stock options, (iii) restricted stock, (iv) stock appreciation rights, and (v) phantom share awards. The exercise price of each option granted under the Plan shall be determined by a committee of the Board of Directors (the "Board"). The maximum term of any option shall be ten years from the date of grant for incentive stock options and ten years and one day from the date of grant for non-qualified stock options. Options granted under the Plan are exercisable at the determination of the Board, currently vesting ratably over approximately 5 years. Employees receiving options under the Plan may not receive in any one year period options to purchase more than 666,667 shares of common stock. During the 46 weeks ended June 30, 2000, Intersil Holding granted 1,596,793 options to acquire Intersil Holding Class A Common Stock at a price of $2.25 per share, 1,239,291 options at a price of $25.00 per share, and 118,100 options at an average price of $45.65 per share. The Company accounts for its Equity Compensation Plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. During the 46 weeks ended June 30, 2000, the Company recorded no deferred compensation. Had compensation cost for the Company's stock option plan been determined consistent with SFAS Statement No. 123, the Company would have reported a net loss of $43.7 million for the 46 weeks ended June 30, 2000.



     The Company estimates the fair value of each option as of the date of grant using a Black-Scholes pricing model with the following weighted average assumptions.

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE P--EMPLOYEE BENEFIT PLANS--(CONTINUED)



                                                                                  JUNE 30, 2000
                                                                                  -------------
Expected volatility............................................................         0.5
Dividend yield.................................................................          --
Risk-free interest rate........................................................        6.25%
Expected life, in years........................................................           7



     A summary of the status of the Company's stock option plan as of June 30, 2000, and changes during the 46 weeks then ended are presented in the table below.



                                                                             JUNE 30, 2000
                                                                       --------------------------
                                                                                         WEIGHTED
                                                                                         AVERAGE
                                                                                         EXERCISE
                                                                           SHARES         PRICE
                                                                       --------------    --------
                                                                       (IN THOUSANDS)
Outstanding at beginning of period..................................           --         $   --
Granted.............................................................        3,177          15.41
Exercised...........................................................         (194)         10.21
Canceled............................................................          (28)         15.20
                                                                           ------         ------
Outstanding at end of period........................................        2,955         $15.76
                                                                           ======         ======
Exercisable at end of period........................................          191         $ 2.25
                                                                           ======         ======
Weighted average fair value of options granted......................                      $ 5.07
                                                                                          ======



     Information with respect to stock options outstanding and stock options exercisable at June 30, 2000, is as follows:



                                                                OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                                      ---------------------------------------    ------------------------
                                                                      WEIGHTED-
                                                                       AVERAGE      WEIGHTED-                    WEIGHTED-
                                                                      REMAINING      AVERAGE                     AVERAGE
                                                        NUMBER       CONTRACTUAL    EXERCISE       NUMBER       EXERCISE
                  EXERCISE PRICE                      OUTSTANDING       LIFE         PRICE      EXERCISABLE      PRICE
---------------------------------------------------   -----------    -----------    ---------    -----------    ---------
                                                          (IN                                        (IN
                                                      THOUSANDS)                                 THOUSANDS)
$2.25..............................................      1,458           9.19        $  2.25         191          $2.25
$25.00.............................................      1,156           9.65        $ 25.00          --             --
$28.50-$42.13......................................        208           9.89        $ 36.62          --             --
$42.94-$58.50......................................        133           9.89        $ 47.40          --             --



  Employee Stock Purchase Plan



       In February 2000, Intersil Holding adopted the Employee Stock Purchase Plan ("the ESPP") whereby eligible employees can purchase shares of Intersil Holding's common stock. Intersil has reserved 1,333,334 shares of common stock for issuance under the Plan. The ESPP permits employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's compensation, at a price not less than 85% of the market value of the stock on specified dates. In no event, may any participant purchase more than $25,000 worth of shares in any calendar year and no more than 16,667 shares may be

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE P--EMPLOYEE BENEFIT PLANS--(CONTINUED)

  purchased by an employee on any purchase date. Unless sooner terminated by the Board, the ESPP shall terminate upon the earliest of (1) February 28, 2010,
  (2) the date on which all shares available for issuance under the ESPP shall have been sold pursuant to purchase rights exercised under the ESPP, or (3) the date on which all purchase rights are exercised in connection with a Corporate Transaction (as defined in the ESPP). As of June 30, 2000, no shares have been issued under the ESPP.



NOTE Q--ACQUISITION OF NO WIRES NEEDED B.V.

     On May 29, 2000, Intersil Holding acquired 100% of the outstanding capital stock of Bilthoven, The Netherlands-based No Wires Needed B.V. ("NWN"). Consideration for the acquisition of NWN was 3.35 million shares of Intersil Holding Class A Common Stock valued at $111.3 million at the date of closing. The NWN acquisition has been accounted for by the purchase method of accounting and, accordingly, the results of operations of NWN have been included in the accompanying consolidated financial statements since the acquisition date. The preliminary purchase price exceeded the fair value of the net tangible assets acquired by approximately $109.0 million. NWN had completed all in-process research and development programs prior to its acquisition. Therefore, none of the preliminary purchase price in excess of the fair value of the net tangible assets was allocated to purchase in-process research and development. The preliminary purchase price in excess of fair value of net tangible assets was allocated to goodwill, which will be amortized on a straight-line basis over seven years.



     The following unaudited pro forma consolidated results of operations are presented as if the NWN acquisition occurred on August 14, 1999 (in millions, except per share data):



                                                                                46 Weeks Ended
                                                                                June 30, 2000
                                                                                --------------
Product sales................................................................       $603.2
Net loss before extraordinary item...........................................        (31.7)
Net loss.....................................................................        (57.3)
Net loss to common shareholders..............................................        (62.7)
Net loss per basic and diluted share:........................................        (0.79)



     The pro forma results of operations include adjustments to give affect to additional depreciation and amortization related to the increased value of acquired assets and identifiable intangibles. The unaudited pro forma information is not necessarily indicative of the results of operations that would have occurred had the acquisition actually been made at the beginning of the period presented or the future results of the combined operations.



NOTE R-- SALE OF INTERSIL'S KUALA LUMPUR, MALAYSIA-BASED SEMICONDUCTOR ASSEMBLY
        AND TEST OPERATIONS

     On June 30, 2000, Intersil Holding completed the sale of its Kuala Lumpur, Malaysia-based semiconductor assembly and test operations to ChipPAC, Inc. ("ChipPAC") which, under a multi-year supply agreement, will supply integrated circuit (IC) assembly and test services to Intersil Holding. Under the terms of the transaction, ChipPAC acquired all of Intersil's Kuala Lumpur assets, including a 524,000 square foot semiconductor assembly and test facility, wireless and analog/mixed-signal capabilities, product distribution center as well as the operation's management team and approximately 2,900 employees. As consideration for the sale, Intersil received approximately $52.5 million in cash and $15.8 million in

                          INTERSIL HOLDING CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE R-- SALE OF INTERSIL'S KUALA LUMPUR, MALAYSIA-BASED SEMICONDUCTOR ASSEMBLY
        AND TEST OPERATIONS--(CONTINUED)


ChipPAC preferred convertible stock. Intersil Holding recognized a non-recurring charge of $24.8 million for the loss on sale in connection with the transaction.



NOTE S-- FINANCIAL INFORMATION FOR GUARANTOR AND NON-GUARANTOR SUBSIDIARIES



     Intersil Holding is a holding company for Intersil. All of the operations are conducted through Intersil and its wholly-owned domestic and foreign subsidiaries. On August 13, 1999, in connection with the acquisition, Intersil issued the Notes and entered into the Senior Credit Facilities (Note H), which are fully and unconditionally guaranteed on a joint and several basis by Intersil Holding (Parent), Intersil and all of Intersil's wholly-owned current and future domestic subsidiaries (the "Guarantor Subsidiaries"). Intersil's wholly-owned foreign subsidiaries are not guarantors (the "Non-Guarantor Subsidiaries"). In management's opinion, separate financial statements of the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries are not material to investors.



     The condensed consolidated financial information presented below includes the Predecessor consolidated balance sheet as of July 2, 1999 and the Predecessor consolidated statements of operations and cash flows for the fiscal years ended July 3, 1998, and July 2, 1999, and the six weeks ended August 13, 1999 for the Predecessor Guarantor and Non-Guarantor Subsidiaries. The condensed consolidated balance sheet as of June 30, 2000 and the condensed consolidated statements of income operations and cash flows for the 46 weeks ended June 30, 2000 reflect the Parent, Guarantor Subsidiaries and Non-Guarantor Subsidiaries.

                          INTERSIL HOLDING CORPORATION


         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS


                            YEAR ENDED JULY 3, 1998



                                                                       PREDECESSOR
                                                ---------------------------------------------------------
                                                                  FOREIGN
                                                 GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                ------------   -------------   -----------   ------------
                                                                     (IN THOUSANDS)
REVENUE
  Product sales...............................    $609,136       $418,721       $(451,021)     $576,836

COSTS AND EXPENSES
  Cost of product sales.......................     402,892        388,729        (422,289)      369,332
  Research and development....................      74,466            659              --        75,125
  Selling, general and administrative.........      79,547         18,637              --        98,184
  Harris corporate expense allocations........      10,941           (979)             --         9,962
  Goodwill amortization.......................       2,292             --              --         2,292
                                                  --------       --------       ---------      --------
Operating income (loss).......................      38,998         11,675         (28,732)       21,941
  Interest net................................      40,793         (5,325)        (36,382)         (914)
                                                  --------       --------       ---------      --------
  Income (loss) before income taxes...........      (1,795)        17,000           7,650        22,855
  Income taxes (benefit)......................        (887)        (1,418)         12,249         9,944
                                                  --------       --------       ---------      --------
  NET INCOME (LOSS)...........................    $   (908)      $ 18,418       $  (4,599)     $ 12,911
                                                  ========       ========       =========      ========



                            YEAR ENDED JULY 2, 1999

                                                                       PREDECESSOR
                                                ---------------------------------------------------------
                                                                  FOREIGN
                                                 GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                ------------   -------------   -----------   ------------
                                                                     (IN THOUSANDS)
REVENUE
  Product sales...............................    $524,142       $480,981       $(472,405)     $532,718

COSTS AND EXPENSES
  Cost of product sales.......................     379,282        337,287        (366,793)      349,776
  Research and development....................      67,316           (237)             --        67,079
  Selling, general and administrative.........      65,866         18,132              --        83,998
  Harris corporate expense allocations........      10,115           (812)             --         9,303
  Goodwill amortization.......................       2,414             --              --         2,414
                                                  --------       --------       ---------      --------
Operating income (loss).......................        (851)       126,611        (105,612)       20,148
  Interest, net...............................      33,894         (4,975)        (30,150)       (1,231)
                                                  --------       --------       ---------      --------
  Income (loss) before income taxes...........     (34,745)       131,586         (75,462)       21,379
  Income taxes (benefit)......................     (39,176)        10,313          22,836        (6,027)
                                                  --------       --------       ---------      --------
  NET INCOME (LOSS)...........................    $  4,431       $121,273       $ (98,298)     $ 27,406
                                                  ========       ========       =========      ========

                          INTERSIL HOLDING CORPORATION
         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                        SIX WEEKS ENDED AUGUST 13, 1999



                                                                       PREDECESSOR
                                                ---------------------------------------------------------
                                                                  FOREIGN
                                                 GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                ------------   -------------   -----------   ------------
                                                                     (IN THOUSANDS)
REVENUE
  Product sales...............................    $ 39,470       $129,546       $(111,680)     $57,336
COSTS AND EXPENSES
  Cost of product sales.......................      37,484        139,292        (137,095)      39,681
  Research and development....................       8,511            (12)             --        8,499
  Selling, general and administrative.........       8,986          1,778             144       10,908
  Harris corporate expense allocations........       1,393            (85)           (144)       1,164
  Intangible amortization.....................         326             --              --          326
                                                  --------       --------       ---------      -------
Operating income (loss).......................     (17,230)       (11,427)         25,415       (3,242)
  Interest, net...............................        (161)            50              --         (111)
                                                  --------       --------       ---------      -------
  Income (loss) before income taxes...........     (17,069)       (11,477)         25,415       (3,131)
  Income taxes (benefit)......................      (4,943)           (15)          4,856         (102)
                                                  --------       --------       ---------      -------
  NET INCOME (LOSS)...........................    $(12,126)      $(11,462)      $  20,559      $(3,029)
                                                  ========       ========       =========      =======



                          46 WEEKS ENDED JUNE 30, 2000

                                                                   SUCCESSOR
                                      --------------------------------------------------------------------
                                                                   FOREIGN
                                                  GUARANTOR     NON-GUARANTOR   ELIMINATING
                                       PARENT    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                      --------   ------------   -------------   -----------   ------------
                                                                 (IN THOUSANDS)
REVENUE
  Product sales.....................  $     --     $568,091       $527,695       $(498,937)     $596,849
COSTS AND EXPENSES
  Cost of product sales.............        --      362,807        499,438        (509,732)      352,513
  Research and development..........        --       69,341            115              --        69,456
  Selling, general and
    administrative..................       123       75,609         21,495              --        97,227
  Harris corporate expense
    allocation......................        --           --             --              --            --
  Intangible amortization...........        --        9,124          1,562              --        10,686
  In-process research and
    development.....................        --       20,239             --              --        20,239
  Other.............................       300          878             --              --         1,178
                                      --------     --------       --------       ---------      --------
Operating income (loss).............      (423)      30,093          5,085          10,795        45,550
  Loss on sale of Malaysian
    operation.......................        --       24,825             --              --        24,825
  Interest, net.....................     7,855       30,404            (91)             36        38,204
  Equity in subsidiary (loss).......   (19,960)          --             --          19,960            --
                                      --------     --------       --------       ---------      --------
  Income (loss) before income taxes
    and extraordinary item..........    11,682      (25,136)         5,176          (9,201)      (17,479)
  Income taxes (benefit)............        --          193           (482)             --          (289)
                                      --------     --------       --------       ---------      --------
  Income (loss) before extraordinary
    item............................    11,682      (25,329)         5,658          (9,201)      (17,190)
  Extraordinary item--loss on
    extinguishment of debt, net of
    tax effect......................      (568)     (24,950)            --              --       (25,518)
                                      --------     --------       --------       ---------      --------
  Net income (loss).................    11,114      (50,279)         5,658          (9,201)      (42,708)
  Preferred dividends...............     5,391        5,391             --          (5,391)        5,391
                                      --------     --------       --------       ---------      --------
  NET INCOME (LOSS) TO COMMON
    SHAREHOLDERS....................  $  5,723     $(55,670)      $  5,658       $  (3,810)     $(48,099)
                                      ========     ========       ========       =========      ========

                          INTERSIL HOLDING CORPORATION

              SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS
                                  JULY 2, 1999

                                                                       PREDECESSOR
                                                ---------------------------------------------------------
                                                                  FOREIGN
                                                 GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                ------------   -------------   -----------   ------------
                                                                     (IN THOUSANDS)
ASSETS
  Trade receivables, net......................    $ 97,043       $  3,631       $     --       $100,674
  Intercompany balances.......................    (139,993)        19,554        120,439             --
  Inventories.................................      86,986         86,049        (19,213)       153,822
  Other current assets........................       7,782            946             --          8,728
  Property, plant and equipment, net..........     291,645        118,885             --        410,530
  Intangibles, net............................      45,368             --             --         45,368
  Investment in subsidiaries..................      10,907         72,195        (83,102)            --
  Other non-current assets....................      39,721          2,336             --         42,057
                                                  --------       --------       --------       --------
    Total Assets..............................    $439,459       $303,596       $ 18,124       $761,179
                                                  ========       ========       ========       ========
LIABILITIES AND BUSINESS EQUITY
  Trade payables..............................    $ 21,503       $  9,565       $     --       $ 31,068
  Compensation and benefits...................      26,120          6,803             --         32,923
  Other current liabilities...................      42,778         (8,254)        (7,444)        27,080
  Other non-current liabilities...............      11,229             --             --         11,229
  Business Equity.............................     337,829        295,482         25,568        658,879
                                                  --------       --------       --------       --------
    Total Liabilities and Business Equity.....    $439,459       $303,596       $ 18,124       $761,179
                                                  ========       ========       ========       ========



                                 JUNE 30, 2000

                                                                 SUCCESSOR
                                    --------------------------------------------------------------------
                                                                 FOREIGN
                                                GUARANTOR     NON-GUARANTOR   ELIMINATING
                                     PARENT    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                    --------   ------------   -------------   -----------   ------------
                                                               (IN THOUSANDS)
ASSETS
  Cash and cash equivalents.......  $     --    $  200,237      $ 11,703      $        --     $211,940
  Trade receivables, net..........        --       104,769         6,926               --      111,695
  Intercompany balances...........        --        (3,009)        3,009               --           --
  Inventories.....................        --       126,313           168               --      126,481
  Other current assets............        --        37,295           372               --       37,667
  Property, plant and equipment,
    net...........................        --       223,852         1,632               --      225,484
  Intangibles, net................        --        80,888       109,262               --      190,150
  Investment in subsidiaries......   719,768       323,526         1,370       (1,044,664)          --
  Other non-current assets........        --        28,927         1,594                        30,521
                                    --------    ----------      --------      -----------     --------
    Total Assets..................  $719,768    $1,122,798      $136,036      $(1,044,664)    $933,938
                                    ========    ==========      ========      ===========     ========
LIABILITIES AND SHAREHOLDERS'
  EQUITY
  Trade payables..................  $     --    $   32,953      $  4,038      $        --     $ 36,991
  Compensation and benefits.......        --        35,254         3,372               --       38,626
  Other current liabilities.......        --        35,823         5,322               --       41,145
  Long-term debt..................        --       116,188            --               --      116,188
  Other non-current liabilities...        --        21,992            --               --       21,992
  Common stock....................       945            --            --               --          945
  Additional paid-in capital......   718,823           300            --               --      719,123
  Retained deficit................        --       880,288       121,668       (1,044,664)     (42,708)
  Accumulated other comprehensive
    income........................        --            --         1,636               --        1,636
                                    --------    ----------      --------      -----------     --------
    Total Liabilities and
      Shareholders' Equity........  $719,768    $1,122,798      $136,036      $(1,044,664)    $933,938
                                    ========    ==========      ========      ===========     ========

                          INTERSIL HOLDING CORPORATION
         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                            YEAR ENDED JULY 3, 1998



                                                                               PREDECESSOR
                                                        ---------------------------------------------------------
                                                                          FOREIGN
                                                         GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                        SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                        ------------   -------------   -----------   ------------
                                                                             (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)...................................    $   (908)       $18,418       $  (4,599)     $ 12,911
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities
  Depreciation and amortization.......................      51,295         16,036              --        67,331
  Provision for inventory obsolescence................       7,317             --              --         7,317
  Changes in working capital..........................    (162,132)        12,669         110,235       (39,228)
                                                          --------        -------       ---------      --------
    Net cash provided by (used in) operating
      activities......................................    (104,428)        47,123         105,636        48,331

INVESTING ACTIVITIES:
Property, plant and equipment.........................     (49,762)       (40,422)             --       (90,184)
                                                          --------        -------       ---------      --------
    Net cash used in investing activities.............     (49,762)       (40,422)             --       (90,184)

FINANCING ACTIVITIES:
  Proceeds from borrowings............................       2,750             --              --         2,750
  Payments of borrowings..............................         (83)            --              --           (83)
  Net cash transfer and billings from (to) parent.....     151,523         (4,043)       (105,636)       41,844
                                                          --------        -------       ---------      --------
    Net cash provided by (used in) financing
      activities......................................     154,190         (4,043)       (105,636)       44,511
Effect of exchange rates on cash......................          --         (2,658)             --        (2,658)
                                                          --------        -------       ---------      --------
Net increase in cash..................................          --             --              --            --
Cash at the beginning of the period...................          --             --              --            --
                                                          --------        -------       ---------      --------
Cash at the end of the period.........................    $     --        $    --       $      --      $     --
                                                          ========        =======       =========      ========



                            YEAR ENDED JULY 2, 1999



                                                                               PREDECESSOR
                                                        ---------------------------------------------------------
                                                                          FOREIGN
                                                         GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                        SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                        ------------   -------------   -----------   ------------
                                                                             (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)...................................   $   4,431       $ 121,273      $(98,298)      $ 27,406
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities
  Depreciation and amortization.......................      59,615          21,016            --         80,631
  Provision for inventory obsolescense................       3,894              --            --          3,894
  Changes in working capital..........................     144,087          19,084      (163,853)          (682)
                                                         ---------       ---------      --------       --------
    Net cash provided by (used in) operating
      activities......................................     212,027         161,373      (262,151)       111,249

INVESTING ACTIVITIES:
Cash paid for acquired business.......................      (1,335)             --            --         (1,335)
Property, plant and equipment.........................     (21,648)        (16,915)           --        (38,563)
                                                         ---------       ---------      --------       --------
    Net cash used in investing activities.............     (22,983)        (16,915)           --        (39,898)

FINANCING ACTIVITIES:
  Proceeds from borrowings............................         800              --            --            800
  Payments of borrowings..............................        (302)             --            --           (302)
  Net cash transfer and billings from (to) parent.....    (189,542)       (139,639)      262,151        (67,030)
                                                         ---------       ---------      --------       --------
    Net cash provided by (used in) financing
      activities......................................    (189,044)       (139,639)      262,151        (66,532)
Effect of exchange rates on cash......................          --          (4,819)           --         (4,819)
                                                         ---------       ---------      --------       --------
Net increase in cash..................................          --              --            --             --
Cash at the beginning of the period...................          --              --            --             --
                                                         ---------       ---------      --------       --------
Cash at the end of the period.........................   $      --       $      --      $     --       $     --
                                                         =========       =========      ========       ========

                          INTERSIL HOLDING CORPORATION
         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                        SIX WEEKS ENDED AUGUST 13, 1999



                                                                         PREDECESSOR
                                                  ---------------------------------------------------------
                                                                    FOREIGN
                                                   GUARANTOR     NON-GUARANTOR   ELIMINATING
                                                  SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                                  ------------   -------------   -----------   ------------
                                                                       (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss).............................   $ (11,462)      $ (12,126)     $  20,559      $(3,029)
Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
  activities
  Depreciation and amortization.................       2,380           6,693             --        9,073
  Provision for inventory obsolescense..........       1,919              --             --        1,919
  Non-current deferred income taxes.............          --           4,815         (9,571)      (4,756)
  Changes in working capital....................     208,945         128,451       (337,221)         175
                                                   ---------       ---------      ---------      -------
    Net cash provided by (used in) operating
       activities...............................     201,782         127,833       (326,233)       3,382
INVESTING ACTIVITIES:
Property, plant and equipment...................      (1,020)           (867)            --       (1,887)
                                                   ---------       ---------      ---------      -------
    Net cash used in investing activities.......      (1,020)           (867)            --       (1,887)
FINANCING ACTIVITIES:
  Payments of borrowings........................          --           4,535         (4,567)         (32)
  Net cash transfer and billings from (to)
    parent......................................    (200,497)       (131,501)       330,800       (1,198)
                                                   ---------       ---------      ---------      -------
    Net cash provided by (used in) financing
       activities...............................    (200,497)       (126,966)       326,233       (1,230)
Effect of exchange rates on cash................       1,177              --             --        1,177
                                                   ---------       ---------      ---------      -------
Net increase in cash............................       1,442              --             --        1,442
Cash at the beginning of the period.............          --              --             --           --
                                                   ---------       ---------      ---------      -------
Cash at the end of the period...................   $   1,442       $      --      $      --      $ 1,442
                                                   =========       =========      =========      =======



                          46 WEEKS ENDED JUNE 30, 2000



                                                                          SUCCESSOR
                                            ---------------------------------------------------------------------
                                                                          FOREIGN
                                                         GUARANTOR     NON-GUARANTOR   ELIMINATING
                                             PARENT     SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                            ---------   ------------   -------------   -----------   ------------
                                                                       (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss).......................  $  11,114    $ (50,279)      $  5,658        $(9,201)     $ (42,708)
Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities
  Depreciation and amortization...........         --       52,500          8,788             --         61,288
  Provision for inventory obsolescense....         --       23,906             --             --         23,906
  Write-off of in-process research and
    development...........................         --       20,239             --             --         20,239
  Write-off of unearned compensation......        878           --             --             --            878
  Loss on sale of Malaysian operations....         --           --         24,825             --         24,825
  Non-current deferred income taxes.......         --       (4,680)            --             --         (4,680)
  Changes in working capital..............   (527,091)     622,854        (77,573)         9,201         27,391
                                            ---------    ---------       --------        -------      ---------
    Net cash provided by (used in)
      operating activities................   (515,099)     664,540        (38,302)            --        111,139
INVESTING ACTIVITIES:
Sale of Malaysian operation...............         --           --         52,500             --         52,500
Property, plant and equipment.............         --      (35,031)        (3,782)            --        (38,813)
                                            ---------    ---------       --------        -------      ---------
    Net cash provided by (used in)
      investing activities................         --      (35,031)        48,718             --         13,687
FINANCING ACTIVITIES:
Proceeds from offering....................    513,114           --             --             --        513,114
Proceeds from exercise of stock options...      1,985           --             --             --          1,985
Payments of borrowings....................         --     (435,204)            --             --       (435,204)
                                            ---------    ---------       --------        -------      ---------
  Net cash provided by (used in) financing
    activities............................    515,099     (435,204)            --             --         79,895
Effect of exchange rates on cash and cash
  equivalents.............................         --           --           (158)            --           (158)
                                            ---------    ---------       --------        -------      ---------
Net increase in cash and cash
  equivalents.............................         --      194,305         10,258             --        204,563
Cash at the beginning of the period.......         --        5,932          1,445             --          7,377
                                            ---------    ---------       --------        -------      ---------
Cash and cash equivalents at the end of
  the period .............................  $      --    $ 200,237       $ 11,703        $    --      $ 211,940
                                            =========    =========       ========        =======      =========

NOTE T--QUARTERLY FINANCIAL DATA (UNAUDITED)



                                                                        QUARTERS ENDED
                                                       ------------------------------------------------
                                                       OCTOBER 1,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                                          1999          1999         2000        2000
                                                       ----------   ------------   ---------   --------
                                                         (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS)
Net sales...........................................     $134.0        $158.1       $170.9      $191.2
Gross margin........................................       48.3          61.7         69.4        82.6
Income (loss) before extraordinary item.............      (23.1)         (1.7)         2.8         1.8
Extraordinary item..................................         --            --        (25.5)         --
                                                         ------        ------       ------      ------
Net income (loss)...................................     $(23.1)       $ (1.7)      $(22.7)     $  1.8
                                                         ======        ======       ======      ======
Net income (loss) to common shareholders............     $(24.5)       $ (4.2)      $(24.2)     $  1.8
Per Share (Basic):
  Income (loss) before extraordinary item...........     $(0.37)       $(0.06)      $ 0.02      $ 0.02
  Extraordinary item................................         --            --        (0.34)         --
                                                         ------        ------       ------      ------
  Net income (loss).................................     $(0.37)       $(0.06)      $(0.32)     $ 0.02
                                                         ======        ======       ======      ======
Per Share (Diluted):
  Income (loss) before extraordinary item...........     $(0.37)       $(0.06)      $ 0.02      $ 0.02
  Extraordinary item................................         --            --        (0.34)         --
                                                         ------        ------       ------      ------
  Net income (loss).................................     $(0.37)       $(0.06)      $(0.32)     $ 0.02
                                                         ======        ======       ======      ======

                               INTERSIL [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following expenses (other than the SEC filing fee) are estimated:


SEC Registration Fee........................................  $         5
Accounting Fees.............................................  $ 1,259,294
Printing and Engraving Expenses.............................  $   249,261
Legal Fees and Expenses (other than blue sky)...............  $ 3,376,065
Blue Sky Fees and Expenses..................................  $        --
Transfer Agent and Registrar Fees...........................  $   893,375
Miscellaneous Expense.......................................  $14,222,000
                                                              -----------
     Total..................................................  $20,000,000
                                                              ===========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     As permitted by the Delaware General Corporation Law, the Restated Certificate of Incorporation of the Issuer provides that directors of the Issuer shall not be personally liable to the Issuer or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Issuer or its shareholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the By-laws of the Issuer provide for indemnification of the Issuer's officers and directors to the fullest extent permitted under Delaware law.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including officers and directors, who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling an Issuer pursuant to the foregoing provisions, the Issuer has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


     The directors and officers of the Issuer are insured against certain liabilities under the Issuer's directors' and officers' liability insurance.

     The foregoing summary of the Delaware General Corporation Law and of the Certificate of Incorporation and By-laws of the Issuer is qualified in its entirety by reference to the relevant provisions of the Delaware General Corporation Law and of the Issuer's Certificate of Incorporation and By-laws, which are filed as exhibits to this Registration Statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On August 13, 1999, pursuant to an Amended and Restated Master Transaction Agreement, Intersil and Intersil Holding acquired selected portions of the semiconductor business of Harris (the "Acquisition"). In connection with the Acquisition, (i) Intersil Holding issued an 11.13% subordinated promissory note to Harris in the principal amount of $90.0 million; (ii) Harris paid about $9.0 million in cash to Intersil Holding to purchase shares of 12% Series A Cumulative Compounding Preferred Stock ("Intersil Holding Preferred Stock") and shares of common stock ("Intersil Holding Common Stock"); (iii) Intersil Holding sold to Sterling Holding Company, LLC shares of Intersil Holding Preferred Stock and Intersil Holding Common Stock and to senior management and other key employees and certain other investors shares of Intersil Holding Common Stock for a total of about $81.0 million in cash; (iv) Citicorp Mezzanine Partners, L.P. contributed $30.0 million in cash to Intersil Holding in exchange for a 13.5% subordinated promissory note and warrants to purchase about 3,703,707 million shares of Class A Common Stock of Intersil Holding. In addition, Intersil Holding granted to certain senior managers a sign-on bonus in the aggregate amount of about $574,000, in the form of options to purchase Intersil Holding Preferred Stock. Intersil Holding has determined that the issuance of the subordinated notes, the Intersil Holding Preferred Stock, the Intersil Holding Common Stock, the warrants and the options to purchase Intersil Holding Preferred Stock were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.


     Also in connection with the Acquisition, Intersil offered Senior Subordinated Notes due 2009, the old notes, to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). That offering was consummated on August 13, 1999 with the sale of 200,000 units, each unit consisting of one 13.25% Senior Subordinated Note due 2009 of Intersil with a principal amount of $1,000 and one Warrant (a "Warrant") to purchase 18.5185 shares of Intersil Holding's Class A Common Stock. An exchange offer registration statement filed by Intersil became effective on January 12, 2000 with respect to the exchange of the old notes for registered notes having substantially identical terms, the new notes. This Registration Statement is filed to register the Warrants and the shares of Common Stock issuable upon exercise of the Warrants.


     Pursuant to the 1999 Equity Compensation Plan, Intersil Holding granted certain salaried officers and key employees options to acquire 1,549,333 shares of Intersil Holding Class A Common Stock, effective as of August 14, 1999. The options vest 20% per year over five years, with 20% becoming immediately vested upon this offering. Intersil Holding has determined that the issuance of the options to purchase Intersil Holding Common Stock were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


     Incorporated by reference to the Exhibit Index following page II-5 hereof.


     (b) Financial Statement Schedules:

     Schedule I Condensed Financial Information of Registrant

     The information required by Schedule I is included in the notes to the Financial Statements.

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
                                (IN THOUSANDS $)


                                                            ADDITIONS
                                                             CHARGED    ADDITIONS
                                               BALANCE AT   TO COSTS     CHARGED    DEDUCTION    BALANCE
                                               BEGINNING       AND      TO OTHER      FROM      AT END OF
                                               OF PERIOD    EXPENSES    ACCOUNTS    RESERVES     PERIOD
                                               ----------   ---------   ---------   ---------   ---------
Valuation and qualifying accounts deducted
  from the assets to which they apply:

ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS
  2000.......................................   $   582      $   423      $395       $    59     $ 1,341
  1999.......................................   $   571      $   487      $ --       $   476     $   582
  1998.......................................   $ 1,336      $   324      $ --       $ 1,089     $   571

INVENTORY RESERVE
  2000.......................................   $18,117      $38,074      $573       $34,831     $21,933
  1999.......................................   $24,482      $ 8,373      $257       $14,995     $18,117
  1998.......................................   $31,736      $ 9,846      $120       $17,220     $24,482

DISTRIBUTOR RESERVES
  2000.......................................   $ 6,542      $37,408      $ --       $36,584     $ 7,366
  1999.......................................   $ 6,189      $52,965      $ --       $52,612     $ 6,542
  1998.......................................   $11,278      $66,062      $ --       $71,151     $ 6,189


     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the above-named Registrant has duly caused this Post Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 14th day of September, 2000.


                                          INTERSIL HOLDING CORPORATION

                                          By: DANIEL J. HENEGHAN
                                            ------------------------------------
                                              Daniel J. Heneghan

                                              Vice President, Chief Financial
                                              Officer and Assistant Secretary



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated on September 14, 2000.



                      SIGNATURE                                               TITLE
                      ---------                                               -----
                        *                                  Chief Executive Officer and Director
-----------------------------------------------------      (principal executive officer)
Gregory L. Williams

DANIEL J. HENEGHAN                                         Vice President, Chief Financial Officer
-----------------------------------------------------      and Assistant Secretary
Daniel J. Heneghan                                         (principal financial and accounting officer)

                        *                                  Director
-----------------------------------------------------
James A. Urry

                        *                                  Director
-----------------------------------------------------
Gary E. Gist

ROBERT W. CONN                                             Director
-----------------------------------------------------
Robert W. Conn

                                                           Director
-----------------------------------------------------
Jan Peeters

                                                           Director
-----------------------------------------------------
Robert N. Pokelwaldt

*By: DANIEL J. HENEGHAN
      -----------------------------------------------
      Daniel J. Heneghan
      Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
 2.01*   Amended and Restated Master Transaction Agreement dated as of June 2, 1999, by and among Intersil Holding Corporation
         ("Holding"), Intersil Corporation ("Intersil") and Harris
         Corporation ("Harris").
 2.02*   Agreement Concerning Deferred Closings dated as of August
         13, 1999, by and among Harris and Intersil.
 2.03*   Transition Services Agreement dated as of August 13, 1999, by and among Intersil and Harris.
 2.04*   Share Sale Agreement dated August 13, 1999, between Harris
         Airport Systems (Malaysia) Sdn. Bhd., Harris Solid State
         (Malaysia) Sdn. Bhd. and Sapphire Worldwide Investments,
         Inc.
 2.05*   Agreement for the Sale and Purchase of the Business and
         Assets of Harris Semiconductor Limited dated as of August
         13, 1999, between Harris Semiconductor Limited and Intersil
         Limited.
 2.06*   Asset Purchase Agreement dated as of August 20, 1999,
         between Harris Semiconductor Design & Sales Pte. Ltd. and
         Intersil Pte. Ltd.
 2.07*   Purchase Agreement of Corporate Quotas of a Limited
         Liability Company, dated as of August 13, 1999, between
         Harris Semiconductor BV, Harris Semiconductor Limited and
         Intersil.
 2.08*   Assignment of Shares, dated as of August 13, 1999, between
         Intersil and Harris for the transfer by Harris of all of its shares of Harris Semiconducteurs, Sarl to Intersil.
 2.09*   Share Transfer Agreement, dated as of August 1, 1999,
         between Harris and Intersil for the transfer of stock of
         Harris Semiconductor Y.H.
 2.10*   Equity Purchase Agreement, dated as of August 13, 1999,
         between Harris Advanced Technology (Malaysia) Sdn. Bhd. and
         Harris Airport Systems (M) Sdn. Bhd.
 2.11*   Agreement Re: China Subsidiaries, dated as of August 13,
         1999, between Harris and Intersil.
 2.12*   Agreement Re: Anshan Joint Venture, dated as of August 13,
         1999, between Harris Advanced Technology (Malaysia) Sdn.
         Bhd. and Harris Airport Systems (M) Sdn. Bhd.
 2.13*   Agreement Re: Guangzhou Joint Venture, dated as of August
         13, 1999, between Harris Advanced Technology (Malaysia) Sdn.
         Bhd. and Harris Airport Systems (M) Sdn. Bhd.
 2.14*   Agreement Re: Suzhou Harris, dated as of August 13, 1999,
         between Harris Advanced Technology (Malaysia) Sdn. Bhd. and
         Harris Airport Systems (M) Sdn. Bhd.
 2.15*   Intellectual Property Agreement, dated as of August 13,
         1999, among Harris, Harris Semiconductor Patents, Inc. and
         Holding.
 2.16*   Patent Assignment and Services Agreement, dated as of August
         13, 1999, among Harris, Harris Semiconductor Patents, Inc.
         and Holding.
 2.17*   License Assignment Agreement, dated as of August 13, 1999, among Harris, Harris Semiconductor Patents, Inc. and
         Holding.
 2.18*   Harris Trademark License Agreement, dated as of August 13,
         1999, among Harris, HAL Technologies, Inc. and Holding.
 2.19*   Secondary Trademark Assignment and License Agreement, dated as of August 13, 1999, between Harris and Holding.
 2.20*   PRISM(R) Intellectual Property Assignment, dated August 13,
         1999, between Holding and Intersil.
 2.21*   Tax Sharing Agreement, dated as of August 13, 1999, among
         Holding, Intersil and Choice Microsystems, Inc.
 2.22*   Royalty Agreement, dated as of August 13, 1999, among Harris and Intersil.
 2.23*   Option Agreement, dated as of August 13, 1999, among
         Intersil and Intersil PRISM, LLC.
 2.24    Stock Purchase Agreement among ChipPAC Limited, ChipPAC,
         Inc., Sapphire Worldwide Investments, Inc. and Intersil
         Corporation dated as of June 30, 2000 (incorporated by
         reference to Exhibit 2.1 to the Current Report on Form 8-K previously filed by ChipPAC, Inc. on July 14, 2000
         (Commission File No. 333-91641)).

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
 2.25    Share Purchase Agreement dated April 27, 2000 by and among
         Holding, Intersil B.V., No Wires Needed B.V., Gilde It Fund
         B.V., Parnib B.V., 3Com Corporation, Kennet I L.P., Hans B.
         Van Der Hoek and the shareholders named therein
         (incorporated by reference to Exhibit 2.25 to the Report on
         Form 10-K previously filed by Intersil Holding Corporation on August 17, 2000 (the "10-K")).
 2.26    Amendment No. 1 to the Share Purchase Agreement dated April
         27, 2000 by and among Holding, Intersil B.V., No Wires
         Needed B.V., Gilde It Fund B.V., Parnib B.V., 3Com
         Corporation, Kennet I L.P., Hans B. Van Der Hoek and the
         shareholders named therein (incorporated by reference to
         Exhibit 2.26 to the 10-K).
 3.01*   Restated Certificate of Incorporation of Holding.
 3.02*   Bylaws of Holding.
 4.01*   Warrant Agreement, dated as of August 13, 1999, between
         Holding and United States Trust Company of New York.
 4.02*   Purchase Agreement, dated as of August 6, 1999, between
         Intersil, Holding, Harris Semiconductor, LLC, Harris
         Semiconductor (Ohio), LLC, Harris Semiconductor
         (Pennsylvania), LLC, Choice Microsystems, Inc., Credit
         Suisse First Boston Corporation, J. P. Morgan Securities
         Inc. and Salomon Smith Barney Inc.
 4.03*   Registration Rights Agreement, dated as of August 6, 1999, between Intersil, Holding, Harris Semiconductor, LLC, Harris
         Semiconductor (Ohio), LLC, Harris Semiconductor
         (Pennsylvania), LLC, Choice Microsystems, Inc., Credit
         Suisse First Boston Corporation, J. P. Morgan Securities
         Inc. and Salomon Smith Barney Inc.
 5.01*   Opinion of Dechert Price & Rhoads.
 8.01*   Opinion of Dechert Price & Rhoads.
10.01*   Indenture, dated as of August 13, 1999, among Intersil,
         Holding, Harris Semiconductor, LLC, Harris Semiconductor
         (Ohio), LLC, Harris Semiconductor (Pennsylvania), LLC,
         Choice Microsystems, Inc. and United States Trust Company of
         New York for 13 1/4% Senior Subordinated Notes due 2009.
10.02*   Form of 13 1/4% Senior Subordinated Notes due 2009 (included in Exhibit 10.01).
10.03*   Credit Agreement, dated as of August 13, 1999, among
         Intersil, the Lender Parties thereto, Credit Suisse First
         Boston, as the Administrative Agent, Salomon Smith Barney,
         as Syndication Agent, and Morgan Guaranty Trust Company of
         New York, as Documentation Agent.
10.04    Amendment No. 1 and Waiver, dated as of January 28, 2000, to the Credit Agreement, dated as of August 13, 1999, among
         Intersil, Holding, Credit Suisse First Boston, as the
         Administrative Agent, Salomon Smith Barney, as Syndication
         Agent, and Morgan Guaranty Trust Company of New York, as
         Documentation Agent (incorporated by reference to Exhibit
         10.07 to Amendment No. 2 to the Registration Statement on
         Form S-1 previously filed by Intersil Holding Corporation on
         February 23, 2000).
10.05*   Subordinated Credit Agreement, dated as of August 13, 1999, among Holding and Citicorp Mezzanine Partners, L.P. for
         13 1/2% Subordinated Pay-In-Kind Note due 2010.
10.06*   Form of 13 1/2% Subordinated Pay-In-Kind Note due 2010
         (included in Exhibit 10.05).
10.07*   Indenture, dated as of August 13, 1999, among Holding and
         United States Trust Company of New York for 11.13%
         Subordinated Pay-In-Kind Notes due 2010.
10.08    Form of 11.13% Subordinated Pay-In-Kind Note due 2010
         (included in Exhibit 10.06).
10.09    Amended and Restated Registration Rights Agreement, dated as of January 21, 2000, by and among Holding, Sterling Holding
         Company, L.L.C., Manatee Investment Corporation, Citicorp
         Mezzanine Partners, L.P. and the management investors named therein (incorporated by reference to Exhibit 4.02 to the
         Registration Statement on Form 8-A previously filed by
         Intersil Holding Corporation on February 18, 2000).
10.10*   Securities Purchase and Holders Agreement, dated as of
         August 13, 1999, among Holding, Sterling Holding Company,
         LLC, Manatee Investment Corporation, Intersil Prism LLC,
         Citicorp Mezzanine Partners, L.P., William N. Stout and the
         management investors named therein.
10.11*   Option Award Agreement, dated as of August 13, 1999.

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
10.12*   Employment Agreement, dated as of August 9, 1999, between
         Intersil and Gregory L. Williams.
10.13*   Intersil Holding Corporation 1999 Equity Compensation Plan.
10.14*   Intersil Holding Corporation Employee Stock Purchase Plan.
10.15*   Agreement between Harris and Local Union No. 1907
         International Brotherhood of Electrical Workers, AFL-CIO
         (Findlay, OH Facility), effective as of July 1, 1996.
10.16*   Agreement between Harris and Local Union 177 International
         Union of Electronic, Electrical, Salaried, Machine and
         Furniture Workers, AFL-CIO (Mountaintop, PA Facility),
         effective December 1, 1998.
10.17*   Machinery and Equipment Loan Agreement, dated September 9,
         1996, between Commonwealth of Pennsylvania, Department of
         Community and Economic Development and Harris.
10.18*   Machinery and Equipment Loan Agreement, dated as of November
         3, 1998, between Commonwealth of Pennsylvania, Department of
         Community and Economic Development and Harris.
10.19*   Master Agreement, dated as of December 2, 1997, between
         Harris Semiconductor and Optum Software.
10.20*   Purchase Agreement, dated as of March 14, 1997, between
         Harris Semiconductor and Praxair, Inc.
10.21*   Asset Purchase Agreement, dated as of July 2, 1999, by and among Align-Rite International, Inc., Align-Rite, Inc. and
         Harris.
10.22*   Bill of Sale and Assignment, dated as of July 2, 1999, by
         Harris in favor of Align-Rite International, Inc. and
         Align-Rite, Inc.
10.23*   Lease Agreement, dated as of July 2, 1999, by and among
         Harris Corporation Semiconductor Business Unit and
         Align-Rite, Inc.
10.24*   Photomask Supply and Strategic Alliance Agreement, dated as of July 2, 1999, by and among Harris, Align-Rite
         International, Inc. and Align-Rite, Inc.
10.25*   Site Services Agreement, dated as of July 2, 1999, by and
         among Harris Corporation Semiconductor Business Unit and
         Align-Rite, Inc.
10.26*   Software License Agreement, dated as of July 31, 1984,
         between Harris and Consilium Associates, Inc.
10.27*   Addendum Software License and Maintenance Agreement, dated as of October 27, 1995, between Harris and Consilium, Inc.
10.28*   Specialty Gas Supply Agreement, dated as of October 15,
         1996, between Air Products and Chemicals, Inc. and Harris.
10.29*   Silicon Wafer Purchase Agreement, dated as of January 1,
         1997, between Mitsubishi Silicon America Corporation and
         Harris.
10.30*   Nitrogen Supply Agreement, dated as of September 22, 1992, between Harris Corporation Semiconductor Sector and Liquid
         Air Corporation Merchant Gases Division.
10.31*   Nitrogen Supply System Agreement, Amendment Number 1, dated as of September 15, 1996, between Air Liquide America
         Corporation and Harris Corporation Semiconductor Sector.
10.32*   Site Subscription Agreement, dated as of July 1, 1993,
         between Harris Semiconductor Sector of Harris and Cadence
         Design Systems, Inc.
10.33*   Site Subscription Addendum, dated December 19, 1997, between
         Harris Semiconductor Sector of Harris and Cadence Design
         Systems, Inc.
10.34*   HMCD--HSS Memorandum of Agreement, dated March 26, 1999,
         between Harris Microwave Communication Division and Harris
         Semiconductor Sector.
10.35*   Investment Agency Appointment and Participation
         Authorization, dated September 3, 1999, between Intersil,
         Intersil Corporation Master Trust and T. Rowe Price Trust
         Company.
10.36*   Investment Agency Appointment and Participation Authority,
         dated September 3, 1999, between Intersil Corporation Master
         Trust and T. Rowe Price Trust Company.
10.37*   Investment Advisory Agreement (Equity Growth Fund), dated
         September 3, 1999, between T. Rowe Price Associates, Inc.
         and Intersil Corporation Retirement Committee.

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
10.38*   Investment Advisory Agreement (Equity Income Fund), dated
         September 3, 1999, between T. Rowe Price Associates, Inc.
         and Intersil Corporation Retirement Committee.
10.39*   Intersil Corporation Retirement Plan (Non-Union), dated
         September 3, 1999.
10.40*   Intersil Corporation Retirement Plan (Union), dated
         September 3, 1999.
10.41*   Commercial Supply Agreement, dated December 3, 1998, by and between Texas Instruments Incorporated and Harris.
10.42*   Military Supply Agreement, dated December 3, 1998, by and
         between Texas Instruments Incorporated and Harris.
10.43*   Intellectual Property Agreement, dated December 3, 1998, by and between Texas Instruments Incorporated, Harris, Harris
         Advanced Technology (Malaysia) Sdn. Bhd. and Harris
         Southwest Properties, Inc.
10.44*   Asset Transfer Agreement, dated December 3, 1998, by and
         between Texas Instruments Incorporated and Harris Advanced
         Technology (Malaysia) Sdn. Bhd.
10.45*   Military Asset Purchase Agreement, dated October 23, 1998, by and between Texas Instruments Incorporated, Harris,
         Harris Advanced Technology (Malaysia) Sdn. Bhd. and Harris
         Southwest Properties, Inc.
10.46*   Commercial Asset Purchase Agreement, dated October 23, 1998, by and between Texas Instruments Incorporated, Harris,
         Harris Advanced Technology (Malaysia) Sdn. Bhd. and Harris
         Southwest Properties, Inc.
10.47*   Certificate of Leasehold Property for Land Office No. 7668
         by Harris Advanced Technology (M) Sdn. Bhd.
10.48*   State Lease for Lot No. 7716 by Harris Advanced Technology
         (Malaysia) Sdn. Bhd.
10.49*   Certificate of Leasehold Property for Land Office No. 7666
         by Harris Advanced Technology (M) Sdn. Bhd.
10.50    Amendment No. 1, dated as of December 13, 1999, to the
         Securities Purchase and Holders Agreement by and among
         Holding, Sterling Holding Company, LLC, Manatee Investment
         Corporation, Citicorp Mezzanine Partners, L.P. and the
         management investors named therein (incorporated by
         reference to Exhibit 10.50 to Amendment No. 1 to the
         Registration Statement on Form S-1 previously filed by the
         Registrant on September 5, 2000 (Registration No.
         333-44606).
10.51    Amendment No. 2, dated as of May 31, 2000, to the Securities
         Purchase and Holders Agreement, by and among Holding,
         Sterling Holding Company, LLC, Manatee Investment
         Corporation, Citicorp (incorporated by reference to Exhibit
         10.51 to Amendment No. 1 to the Registration Statement on
         Form S-1 previously filed by the Registrant on September 5,
         2000 (Registration No. 333-44606).
10.52    Supply Agreement entered into as of June 30, 2000 by and
         between ChipPAC Limited and Intersil Corporation
         (incorporated by reference to Exhibit 10.33 to the
         Registration Statement on Form S-1 previously filed by
         ChipPAC, Inc. on July 14, 2000 (Registration No.
         333-39428)).
10.53    Intellectual Property Agreement entered into as of June 30,
         2000 between Intersil Corporation and ChipPAC Limited
         (incorporated by reference to Exhibit 10.32 to the
         Registration Statement on Form S-1 previously filed by
         ChipPAC, Inc. on July 14, 2000 (Registration No.
         333-39428)).
10.54    Intersil Holding Corporation 1999 Equity Compensation Plan,
         effective as of August 13, 1999 (incorporated by reference to Exhibit 10.54 to the 10-K).
10.55    The Intersil Holding Corporation Employee Stock Purchase
         Plan, effective as of February 25, 2000 (incorporated by
         reference to Exhibit 10.55 to the 10-K).
12.01*   Statement of Computation of Ratio of Earnings to Fixed
         Charges.
21.01*   Subsidiaries of Holding.
23.01*   Consent of Dechert Price & Rhoads (included in Exhibit
         5.01).
23.02    Consent of Ernst & Young LLP.
27.01    Financial Data Schedule.


------------------
 * Previously filed